Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

dated as of August 15, 2026,

by and among

EDS INTERMEDIATE HOLDING, LLC,

EDS TOPCO, LP,

TTM TECHNOLOGIES NORTH AMERICA, LLC

and

FOR THE LIMITED PURPOSES SET FORTH HEREIN

TTM TECHNOLOGIES, INC.

4.23	Export Control and Sanctions Compliance	49
4.24	Government Contracts.	49
4.25	Brokers	53
4.26	Competition Act	53

Article V REPRESENTATIONS AND WARRANTIES OF SELLER		54

5.1	Representations and Warranties of Seller	54

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		55

6.1	Capacity; Power and Authority	55
6.2	Organization, Existence and Good Standing	55
6.3	Consents; Non-contravention	55
6.4	Litigation	55
6.5	Brokers	55
6.6	Sufficiency of Funds; Debt Commitment Letters	55
6.7	Investment Canada Act	57

Article VII COVENANTS		57

7.1	Conduct of the Company Prior to the Closing	57
7.2	Access to Information; Financing Cooperation	60
7.3	Confidentiality	64
7.4	Efforts; Consents; Regulatory and Other Authorizations	64
7.5	Indemnification; Directors’ and Officers’ Insurance	66
7.6	Employee Benefit Matters	67
7.7	Tax Matters	70
7.8	RWI Policy	72
7.9	Release	72
7.10	Termination of Related Party Contracts	74
7.11	Retention of Books and Records	74
7.12	Consents	74
7.13	Texas Franchise Tax Matter	74
7.14	Virginia Tax Matter.	75

Article VIII CONDITIONS TO CLOSING		75

8.1	Conditions to Obligations of Each Party to Close	75
8.2	Conditions to Obligations of the Company and Seller	75
8.3	Conditions to Obligations of Buyer	76

Article IX TERMINATION, AMENDMENT AND WAIVER		76

9.1	Termination	76
9.2	Effect of Termination	78
9.3	Termination Fee	78

Article X GENERAL PROVISIONS		80

10.1	Survival of Representations, Warranties and Covenants	80
10.2	Expenses	80
10.3	Costs and Attorneys’ Fees	80
10.4	Notices	81
10.5	Public Announcements	82
10.6	Interpretation	83
10.7	Severability	83
10.8	Entire Agreement	83
10.9	Assignment	84
10.10	No Third-Party Beneficiaries	84
10.11	Waivers and Amendments	84
10.12	Governing Law; Consent to Jurisdiction	85
10.13	Waiver of Jury Trial	86
10.14	Equitable Remedies	86
10.15	Provision Respecting Legal Representation; Attorney-Client Privilege.	87
10.16	Counterparts	88
10.17	Non-Recourse	88
10.18	No Additional Representations; No Reliance.	89
10.19	Made Available	90
10.20	Disclosure Schedules.	90
10.21	Buyer Parent Guarantee.	91

EXHIBITS

Exhibit A Illustrative Calculation of Closing Net Working Capital Amount

SCHEDULES

Company Disclosure Schedule

Seller Disclosure Schedule

Schedule A Specific Policies

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2026, by and among EDS Intermediate Holding, LLC, a Delaware limited liability company (the “Company”), EDS TopCo, LP, a Delaware limited partnership (“Seller”), TTM Technologies North America, LLC, a Delaware limited liability company (“Buyer”), and solely for purposes of Section 10.21, TTM Technologies, Inc., a Delaware corporation (“Buyer Parent”).

RECITALS

WHEREAS, as of the date of this Agreement, Seller owns one hundred percent (100%) of the outstanding membership interests of the Company (the “Purchased Interests ”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Purchased Interests; and

WHEREAS, the Company, Seller and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Accrued Income Taxes” means, without duplication, an amount, not less than zero dollars, equal to the aggregate liability for all accrued and unpaid income Taxes of all Group Tax Entities for a Pre-Closing Tax Period (including the portions of any Straddle Periods ending on the Closing Date), regardless of whether due and payable as of the Closing. For purposes of the preceding sentence, the accrued and unpaid income Tax liability of all Group Tax Entities shall not be less than zero in any jurisdiction or for any specific Tax and shall be determined with respect to each Group Tax Entity (a) by taking into account income Taxes only for jurisdictions in which such Group Tax Entity (i) filed a Tax Return for the taxable year ending December 31, 2024, (ii) commenced business activities on or after January 1, 2023, or (iii) has otherwise already accrued income Taxes on their books and records, (b) in accordance with Section 7.7(d) in the case of any Straddle Period, (c) by including any adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) and any Taxes attributable to prepaid amounts and deferred revenue, in each case regardless of when actually recognized for income Tax purposes, (d) subject to the foregoing, as of the end of the Closing Date and by taking into account the transactions contemplated by this Agreement, (e) in accordance with past practice of such Group Tax Entity (including reporting positions, elections and Tax accounting methods), unless otherwise required by applicable Law or as provided in Section 7.7(h), (f) by taking into account Tax credits, net operating losses, or overpayments of Taxes to the extent such items actually reduce the applicable unpaid income Taxes of the applicable Group Tax Entity in the same jurisdiction as such Tax credits, net operating losses, or estimated payments or overpayments as a matter of applicable Law, (g) by taking into account Transaction Tax Deductions, in each case, to the extent deductible for income Tax purposes in a Pre-Closing Tax Period at a “more likely than not” (or higher) level of confidence, and (h) by excluding any transactions effected on the Closing Date after the Closing outside the ordinary course of business that are not contemplated by this Agreement.

“Adjustment Escrow Account” means the escrow account established, designated and administered by the Escrow Agent pursuant to the Escrow Agreement.

“Adjustment Escrow Amount” means $5,500,000.

“AI Product” means any Company Product that incorporates, integrates, embeds, deploys, enables or is marketed, offered or designed for use with any AI Technologies, including any Company Product that performs or supports AI training or inference or is marketed or described as “AI-enabled,” “AI-ready” or as having similar capabilities.

“AI Technologies” means all machine learning, deep learning, neural-network, statistical-learning, reinforcement-learning, natural-language-processing, computer-vision and other artificial intelligence technologies, including Generative AI Technologies, and all algorithms, models, model architectures, model weights, parameters, embeddings, prompts, guardrails, evaluation materials and Software used to develop, train, tune, validate, test, deploy or operate any of the foregoing.

“Affiliate” means, with respect to any particular Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person; provided, that in the case of the Company or Seller, the term “Affiliate” shall not at any time include any affiliated investment fund or portfolio company (as such term is commonly understood in the private equity industry) of The Veritas Vantage Capital Fund, L.P. or its Affiliates.

“Aggregate Payments” means the payment in full, in cash, of the Closing Consideration and all other amounts to be paid at the Closing in connection with the Transactions by or on behalf of Buyer or any Group Entity, including the repayment of Closing Indebtedness, the payment of Unpaid Transaction Expenses and the deposit of the Adjustment Escrow Amount.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, Competition Act (Canada), and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments to or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition or effectuating foreign investment.

“Base Purchase Price” means $1,100,000,000.

“Business” means the business of the Company Group as conducted as of the date hereof.

“Business Data” means all business information, confidential information, and all Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in Chicago, Illinois or New York, New York.

“Business Systems” means all Software (including Software sold or licensed by the Company Group), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned, licensed, or used by or for the Company in the conduct of the Business.

“Canadian Tax Act” means the Income Tax Act (Canada) (R.S.C. 1985, c. 1 (5th Supp.)).

“Cash” means the aggregate amount of cash and cash equivalents, including marketable securities, short-term investments and money market or similar accounts, of the Group Entity calculated on a consolidated basis and determined in accordance with GAAP, and shall be calculated (i) minus the aggregate amount of any issued but uncleared checks and drafts, (ii) plus any checks and wire transfers received, drafts received and deposits that are in transit, in each case, to the extent not yet cleared, and (iii) minus any Restricted Cash.

“CGP Registrant” means Xiphos Systems Inc./Systèmes Xiphos Inc.

“Closing Cash” means the aggregate amount of all Cash of the Company Group as of immediately prior to the Closing.

“Closing Consideration” means an amount equal to (i) the Base Purchase Price, minus (ii) the Estimated Closing Indebtedness, plus (iii) the Estimated Closing Cash, plus (iv) the Estimated Net Working Capital Adjustment (which amount may be a positive or negative number), minus (v) the Adjustment Escrow Amount, and minus (vi) the Estimated Unpaid Transaction Expenses.

“Closing Indebtedness” means all Indebtedness of the Company Group as of immediately prior to the Closing.

“Closing Net Working Capital Adjustment” means (i) if the Closing Net Working Capital Amount results in a Net Working Capital Deficit, a negative amount equal to the Net Working Capital Deficit, (ii) if the Closing Net Working Capital Amount results in a Net Working Capital Surplus, a positive amount equal to the Net Working Capital Surplus or (iii) if the Closing Net Working Capital Amount results in neither a Net Working Capital Deficit nor a Net Working Capital Surplus, an amount equal to $0.

“Closing Net Working Capital Amount” means (i) the aggregate dollar amount of all assets of the Company Group properly characterized as current assets under the Specified Accounting Principles (but excluding any income Tax assets, deferred Tax assets and amounts included within Closing Cash), minus (ii) the aggregate dollar amount of all liabilities of the Company Group properly characterized as current liabilities under the Specified Accounting Principles (but excluding any income Tax liabilities, deferred Tax liabilities, liabilities for stock-based compensation expense and amounts included within Closing Indebtedness or Unpaid Transaction Expenses), in the case of each of clauses (i) and (ii), as of immediately prior to the Closing and calculated in accordance with the Specified Accounting Principles and using only the trial balance accounts as set forth on the Exhibit A. Exhibit A hereto sets forth an illustrative example of the calculation of the Closing Net Working Capital Amount as of March 31, 2026 using the Specified Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Certificate of Formation” means that certain certificate of formation of the Company, dated as of June 1, 2022.

“Company Data” means all data and datasets collected, generated, acquired, licensed, maintained or used by or for any Group Entity in connection with the Business or any Company Product, including radio-frequency, signal, telemetry, performance, benchmark, synthetic, annotation, Training Data, testing and validation data, but excluding Personal Information solely to the extent addressed in Section 4.20.

“Company Disclosure Schedule” means the disclosure schedule of the Company referred to in, and delivered pursuant to, this Agreement on the date hereof.

“Company Employee” means each current employee of the Company Group.

“Company Financial Advisors” means Goldman Sachs & Co. LLC together with Robert W. Baird & Co. Incorporated.

“Company Group” means the Company and each of its Subsidiaries.

“Company Group Intellectual Property” means all Intellectual Property owned or purported to be owned by any Group Entity.

“Company LLCA” means that certain Limited Liability Company Agreement of the Company, dated as of June 1, 2022.

“Company Products” means all products and services, including hardware, Software, firmware, FPGA designs and related technology, that are or have been designed, developed, manufactured, marketed, offered, licensed, sold, distributed, supported or maintained by or for any Group Entity, together with all products and services currently under development or presently planned for development or commercialization by any Group Entity.

“Company Service Provider” means each Company Employee and other officer, director or individual independent contractor of the Company Group.

“Company Technology” means all technology and technical materials owned or purported to be owned by any Group Entity, whether or not protectable under applicable Law, including Proprietary Software, firmware, HDL and FPGA code, bitstreams, algorithms, models, model weights, hardware and circuit designs, schematics, CAD and Gerber files, prototypes, specifications, methods, processes, workflows, configurations, tools, test and validation materials, Company Data owned or purported to be owned by a Group Entity, and Technical Documentation.

“Confidentiality Agreement” means that certain letter agreement, dated as of May 29, 2026, by and between TTM Technologies, Inc. and the Company.

“Contract” means any written contract, agreement, lease, sublease, license, sublicense, note, mortgage, hypothec, indenture or other legally binding arrangement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities or other ownership interests, by Contract or otherwise.

“Controlled Goods Program Registration” means the registration issued to the CGP Registrant under the Controlled Goods Program.

“Covered Indebtedness” means the Indebtedness of the type set forth in clauses (i), (ii) and (iii) of the definition of “Indebtedness”.

“Credit Agreement” means that certain Credit Agreement, dated as of January 10, 2023, by and among the Company, EDS Buyer, LLC, PennantPark Loan Agency Servicing, LLC and the other parties from time to time party thereto (as amended by that certain First Amendment to Credit Agreement, dated as of April 2, 2024, as further amended by that certain Second Amendment to Credit Agreement, dated as of July 10, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof).

“Debt Financing Sources” means the entities that have committed to provide or arrange, or otherwise entered into agreements in connection with, the Debt Financing or any replacement or alternative debt financing obtained by Buyer in connection with the Transactions, including the parties to the Debt Commitment Letters and any joinder agreements, credit agreements, indentures or other definitive financing documents entered into pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, partners, attorneys, agents, advisors and representatives and their respective successors and permitted assigns.

“Disclosure Schedules” means the Company Disclosure Schedule and the Seller Disclosure Schedule.

“Digital Assets” means all Internet domain names, websites, social-media accounts, source-code-repository accounts, developer and app-store accounts, online-directory and marketplace listings, handles, profiles, channels, phone numbers and other digital identifiers or accounts used, held or administered in connection with the Business.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and its implementing regulations located at 31 C.F.R. Parts 800, 802.

“Employee Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA; and (ii) retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, welfare, sick pay, holiday, vacation, paid-time off, fringe benefit, retention, severance, change of control, transaction, compensatory equity or equity-based, or other compensation or employee benefit plan, policy, program, arrangement or Contract (including, for the avoidance of doubt, any registered retirement savings plan (“RRSP”), group registered retirement savings plan (“GRSP”), deferred profit sharing plan (“DPSP”), tax-free savings account (“TFSA”), registered pension plan (“RPP”), supplemental executive retirement plan (“SERP”), or similar retirement, savings or benefit arrangement under the Canadian Tax Act or the laws of any province or territory of Canada), in each case, (a) that is sponsored, maintained, or contributed to by a Group Entity, to provide compensation or benefits to any Company Employee or former employee of the Company Group (or dependent or beneficiary thereof), or (b) with respect to which any Group Entity has any actual or contingent Liability, other than any such plan, policy, program, or Contract sponsored, maintained or otherwise mandated by a Governmental Authority or any “multiemployer plan” within the meaning of Section 3(37) of ERISA; provided, however, that Employee Benefit Plan shall not include statutory plans sponsored or administered by a Governmental Authority with respect to which contributions are required by applicable Laws including the Canada Pension Plan, the Québec Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance, workers’ compensation and employment insurance Laws.

“Environment” means the environment as defined pursuant to Environmental Laws, and includes air (and all layers of the atmosphere), surface water, underground water, land surface, soil, underground spaces, cavities, land submerged under water, subsurface strata, stream sediments, ambient air (including indoor air), plant and animal life, organic and inorganic matter and other living organisms and, any sewer system; for greater certainty, the interacting natural systems that include components referred to above or any combination or part of them are included in the definition of “Environment” and “Environmental” has a corresponding meaning.

“Environmental Law” means all applicable Laws and Orders relating to the protection of human health or the Environment, including Laws or Orders relating to: (i) the presence of, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances; (iii) the transfer of interest in or control of real or immovable property, including real or immovable property subject to a Lease, that may be impacted by Hazardous Substances; (iv) community or worker right-to-know disclosures with respect to Hazardous Substances; (v) the protection of natural resources, including wildlife, marine life and wetlands, and endangered or threatened species; or (vi) the regulation of hunting and fishing, including the management of fish, game and other wildlife for purposes of hunting and fishing, and all Laws pertaining to fair chase and the manner of taking such fish, game and other wildlife.

“Environmental Permits” means all Permits, certificate of authorization, attestations and declarations of compliance issued by a Governmental Authority required under any Environmental Laws with respect to the operation of the Business.

“Equity Security” means: (i) any capital stock, shares, limited liability company interest, partnership interest or any other equity security; (ii) any security convertible into or exchangeable for any capital stock, shares, limited liability company interest, partnership interest, other equity security, or security containing any profit participation features; (iii) any warrant, option or other right to subscribe for, acquire or purchase any capital stock, shares, limited liability company interest, partnership interest or other equity security or security containing any profit participation features; or (iv) any equity appreciation right (including a profits interest), phantom equity right or derivative of an equity security.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with the Company, is or, at the relevant time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Acquiom Clearinghouse LLC, in its capacity as the escrow agent under the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, by and among Buyer, Seller and the Escrow Agent, in a customary form to be mutually agreed upon by Buyer and Seller prior to Closing (which agreement shall not be unreasonably withheld, conditioned or delayed by either party).

“Excise Tax Act” means the Excise Tax Act (R.S.C. 1985, c. E-15).

“Export Approvals” means export licenses, consents, authorizations, permits, waivers, approvals, license exceptions or exemptions issued by any Governmental Authority in connection with the Company Group’s (i) export and re-export of the Offerings and Proprietary Software; (ii) releases of the Offerings and Proprietary Software to foreign nationals located in the United States and abroad; and (iii) receipt, possession and transfer of controlled goods under the Controlled Goods Regulations (Canada) promulgated under the Defence Production Act.

“Fraud” means knowing and intentional common law fraud under Delaware law committed by any party to this Agreement in making any of the representations and warranties set forth in Article IV (as modified by the Company Disclosure Schedule), Article V (as modified by the Seller Disclosure Schedule), and Article VI, as applicable. For the avoidance of doubt, the definition of “Fraud” does not include, and no claim may be made in relation to this Agreement or the Transactions for: (i) equitable fraud, constructive fraud, recklessness or negligent misrepresentation or any equitable claim (including unjust enrichment); or (ii) any other fraud-based claim or theory of liability other than knowing and intentional fraud as expressly provided in the foregoing. A claim for Fraud may only be made against the party committing such Fraud.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authority), Section 4.2(a) (Organization, Existence and Good Standing; Subsidiaries), Section 4.4(a) (Capitalization), Section 4.25 (Brokers), Section 5.1(a) (Capacity, Power and Authority), Section 5.1(d)5.1(d) (Title to Interests), Section 5.1(f) (Brokers), Section 6.1 (Capacity; Power and Authority) and Section 6.5 (Brokers).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Generative AI Technologies” means any AI Technologies capable of generating or materially modifying text, source code, object code, firmware, HDL or FPGA code, images, audio, video, designs, data, documentation or other content in response to prompts or other inputs.

“Government Bid” means any offer, quotation, or proposal made by a Group Entity which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract (i) between a Group Entity, on one hand, and any Governmental Authority on the other hand, to provide supplies or services to a Governmental Authority or (ii) entered into by a Group Entity and a Higher-Tier Customer. An amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any government or governmental entity, any commission, board, regulatory or administrative authority, instrumentality or agency thereof, and any court, tribunal or judicial body, whether federal, provincial, territorial, tribal, regional, state, county, local or foreign.

“Group Entity” means any of the Company, any Subsidiary of the Company; provided, that, for the avoidance of doubt, the Tax partnership existing between EPIQ Design Solutions LLC and Cyber Radio Holdings LLC shall not be deemed a Group Entity, a Subsidiary of any Group Entity or a part of the Company Group for any purpose hereunder.

“Group Tax Entity” means any of the Company, any Subsidiary of the Company, the Tax partnership existing between EPIQ Design Solutions LLC and Cyber Radio Holdings LLC, and any other arrangement that qualifies as a partnership for U.S. federal, state, local, or other Tax purposes but is not a state or foreign Law entity.

“Hazardous Substances” means any hazardous, toxic or radioactive substance, waste, material, contaminant or pollutant that is now or hereafter listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” (or words of similar intent or meaning) under applicable Environmental Law, including petroleum oil and its fractions, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, and per- and polyfluoroalkyl substances (“PFAS”).

“Higher-Tier Customer” means any Person with whom a Group Entity enters into a Contract or submits a Government Bid, where a Governmental Authority is known or reasonably should be known by the Group Entity to be the ultimate contracting party for the business, service, project, or activity that is the subject of such Contract or Government Bid. Higher-Tier Customers are not limited to Persons contracting directly with a Governmental Authority, and include Persons at any contracting tier where a Governmental Authority is the ultimate contracting party for the business, service, project, or activity.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Inbound Licenses” means any Contract under which any other Person’s Intellectual Property is licensed to a Group Entity, that is material to the Business and currently used in the Company Group’s current Offerings.

“Incremental Employer Payroll Taxes” means, with respect to any particular compensatory payment to a Company Employee or former employee of the Company Group, an amount equal to (i) the employer portion of any applicable Medicare or similar Taxes required to be paid with respect to such payment, plus (ii) the employer portion of any applicable social security or similar Taxes required to be paid with respect to such payment, but only to the extent that the employer’s share of social security or similar Taxes required to be paid with respect to the recipient of such payment for the year of such payment exceeds the aggregate amount of social security or similar Taxes that would otherwise have been payable had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (ii) shall be zero for any Company Employee or former employee of the Company Group whose total compensation from the Company and/or its Subsidiaries in the applicable year (excluding the applicable compensatory payment) is anticipated to exceed the social security wage base for such year.

“Indebtedness” means any amount owed by any Group Entity, without duplication, (i) in respect of indebtedness for borrowed money, (ii) in respect of indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (iii) in respect of obligations for the reimbursement of any obligor for amounts drawn on any letter of credit, performance bonds, surety bonds, or banker’s acceptance, (iv) in respect of Accrued Income Taxes, (v)the Specified Indebtedness Amount, (vi) in respect of obligations under leases that are required to be classified as “finance leases” under FASB Accounting Standards Codification Topic 842 (for the avoidance of doubt, excluding any liabilities or obligations in respect of leases classified as “operating leases” under FASB Accounting Standards Codification Topic 842 or that are recorded in the Financial Statements), (vii) in respect of all deferred or unpaid purchase price, earn-outs, holdbacks, seller notes and other contingent or deferred payment obligations payable in respect of any past acquisition of a business, services, or assets by any Group Entity (in each case, valued at the maximum amount payable in respect thereof, other than with respect to the contingent consideration owed to G3 Technologies, Inc. in connection with the acquisition of the assets of Cyber Radio Solutions, LLC in the amount of $3,152,750, which such amount shall be fixed), (viii) in respect of liability obligations (net of any related assets or receivables) under interest rate, currency swap, collars and caps, forward contracts or other hedging or derivative transactions, in each case, calculated as if terminated as of the Closing, (ix) in respect of declared but unpaid dividends, distributions or other payments (including management, sponsor or board related fees and expenses due) to such Person’s equity holders, (x) in respect of any unpaid principal, premium, accrued and unpaid interest, breakage or prepayment penalties, commitment and other fees, reimbursements obligations and all other similar fees, expenses and Liabilities resulting from the prepayment of, or that are payable in connection with this Agreement or the Transactions, with respect to any of the foregoing obligations described in clauses (i) through (ix), in each case, to the extent reflective of amounts actually due or otherwise incurred at Closing, and (xii) under guarantees of obligations of the type described in clauses (i) through (x) in which a Group Entity is the guarantor; provided, however, that notwithstanding the foregoing, Indebtedness shall not include (a) any accounts payables or other current liabilities incurred in the ordinary course of business and included in the calculation of Closing Net Working Capital Amount, (b) any obligations under undrawn letters of credit, banker’s acceptance or similar facilities, (c) customer deposits or advance billings, (d) inter-company obligations solely between one or more Group Entities, (e) any other amounts otherwise accounted for in Unpaid Transaction Expenses or the Closing Net Working Capital Amount and (f) any Indebtedness incurred by or at the written direction of Buyer or its Affiliates in connection with the Transactions.

“Infringement,” “Infringes” or “Infringing” means that a given item or activity infringes, misappropriates, or otherwise violates the Intellectual Property of any Person.

“Intellectual Property” means, collectively, all intellectual property and proprietary rights anywhere in the world, whether statutory, common law, registered or unregistered, including: (i) patents and applications therefor, and patents issuing thereon, including all provisionals, continuations, divisionals, continuations-in-part, reissues, reexaminations, substitutions, renewals, extensions, supplemental protection certificates and foreign counterparts (“Patents”); (ii) copyrights and copyrightable works, including rights in Software, firmware, HDL and FPGA code, databases and compilations, mask works, rights of authorship, moral rights and all registrations and applications therefor (“Copyrights”); (iii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and other indicia of source, together with the goodwill symbolized by or associated with any of the foregoing and all applications, registrations and renewals therefor (“Trademarks”); (iv) Internet domain names and other rights in digital identifiers; (v) trade secrets, know-how and confidential or proprietary information, including inventions, discoveries, ideas, algorithms, models, model architectures, model weights, parameters, embeddings, prompts, methods, processes, formulas, designs, specifications, data, datasets and database rights, in each case to the extent protectable under applicable Law; (vi) industrial design rights and other design rights; (vii) all rights to prosecute, register, maintain, enforce and recover damages for past, present and future infringement, misappropriation or other violation of any of the foregoing; and (viii) all applications, registrations, renewals, extensions and other rights corresponding to any of the foregoing.

“Intellectual Property Agreements” means all Inbound Licenses and Outbound Licenses.

“Interests” means, with respect to any Person, the issued and outstanding Equity Securities of such Person.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” means the knowledge of each of John Orlando, David Machuga, John Gruber, Wyatt Taylor, and Mike Shogren after reasonable due inquiry of their respective direct reports.

“Law” means any law (including common law), statute, ordinance, regulation, code, treaty, or Order of any Governmental Authority.

“Liability” means any obligation or liability of any nature whatsoever, whether matured or unmatured, known or unknown, absolute, accrued, contingent, due or to become due.

“Liens” means any lien, security interest, mortgage, pledge, hypothec, prior claim, right of superficies or co-ownership, right of use, usufruct, emphyteusis, reserve, or similar encumbrance.

“Lower-Tier Subcontract” means any Contract entered into by any Group Entity with a subcontractor, supplier or other Person pursuant to which such Person performs, or is engaged to perform, a material portion of the work required to be performed by the Company Group under a Government Contract, including the development, design, engineering, manufacture or provision of any customized subcomponent, subassembly, software, technology or other deliverable specifically for use in the performance of such Government Contract. Notwithstanding the foregoing, “Lower-Tier Subcontract” does not include any purchase order or other Contract with a vendor or supplier solely for the purchase or provision of commercially available off-the-shelf products, standard components, supplies or services that were not developed, modified or customized specifically for, and do not otherwise involve the performance of a material portion of the work under, the applicable Government Contract.

“Material Adverse Effect” means any change, event, circumstance, development, occurrence or effect (collectively, “Effects”) that individually or taken together with any other Effect has had a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination with other Effects, to constitute, and no Effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the negotiation (including activities relating to due diligence), execution, delivery, public announcement, pendency or performance of this Agreement or any of the Transactions or any actions taken in compliance with any Transaction Document, including the impact thereof (including the identity of Buyer) on the relationships of any Group Entity with customers, suppliers, distributors, consultants, employees, independent contractors or other third parties with whom any Group Entity has any relationship, (ii) conditions (including political, economic, business, monetary, financial, securities, supply chain or capital or credit market conditions or trends, such as inflation, deflation or any changes in the rate of increase or decrease of inflation or deflation, or interest or exchange rates) generally affecting the industries in which any Group Entity operates or participates, the U.S. economy or financial markets or any foreign economy or markets in any location where any Group Entity conducts business, (iii) the taking of any action required to be taken by any Transaction Document or that is otherwise taken with the written consent of, or at the written request of, Buyer or its Affiliates, or the refraining from taking by any Group Entity of any action expressly prohibited by this Agreement or with the written consent of, or at the written request of, Buyer or its Affiliates, (iv) any breach by Buyer or its Affiliates of any Transaction Document, (v) any change in GAAP or applicable Laws (or interpretation thereof), (vi) any acts of God, weather events, natural disasters, force majeure events, calamities, epidemics, pandemics, disease outbreaks, or other public health emergencies (including any Law, directive, guidelines or recommendations by any Governmental Authority that relate to or arise out of any of the foregoing), including any escalation or worsening of the foregoing, (vii) any action required to be taken under applicable Laws, including any actions taken or required to be taken by any Group Entity in order to obtain any approval or authorization for the consummation of the Transactions under applicable Antitrust Laws, (viii) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by any Group Entity to meet any projections or forecasts for any period, or (ix) any matter set forth on, or any action taken or omitted that is expressly contemplated by, the Company Disclosure Schedule or the Seller Disclosure Schedule, except in the case of clauses (ii), (v), and (vi), to the extent any such condition has a disproportionate effect on the Company Group relative to other Persons principally engaged in the same industry as the Company Group. Any determination as to whether any Effect has had, individually or in the aggregate, a Material Adverse Effect shall be made only after also taking into account all benefits associated with such Effect, including any third-party insurance coverage and any indemnification and reimbursement rights.

“Net Working Capital Deficit” means the amount by which, if any, the Closing Net Working Capital Amount is less than the Net Working Capital Lower Target.

“Net Working Capital Lower Target” means $38,000,000.

“Net Working Capital Surplus” means the amount by which, if any, the Closing Net Working Capital Amount is greater than the Net Working Capital Upper Target.

“Net Working Capital Upper Target” means $42,000,000.

“Offering” means, as of the date of this Agreement, all products and service offerings marketed, offered, sold, distributed or made commercially available by the Company Group.

“Open Source License” means any license or other terms under which Software, source code, object code, AI models, model weights, data, datasets or other materials are distributed or made available as “free software,” “open source software,” “source available,” “community source,” “public domain,” “share-alike” or under similar licensing or distribution terms, including terms that impose attribution, notice, source-code disclosure, source-offer, reciprocity, network-use, patent-license, patent-nonassertion, commercial-use, redistribution, model-output, derivative-work or similar obligations or restrictions. Open Source Licenses include all versions of the GNU GPL, GNU LGPL, GNU Affero GPL, Mozilla Public License, Eclipse Public License, Server Side Public License, Business Source License, Creative Commons licenses, and similar licenses applicable to software, models or datasets.

“Order” means any order, judgment, injunction, decree, ruling, writ or award issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Organizational Documents” means: (i) in the case of a Person that is a corporation, its articles or certificate of incorporation and its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (ii) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outbound Licenses” means all Contracts under which a Group Entity grants to any other Person any license, covenant, access right or other right to use, practice, reproduce, modify, create derivative works of, distribute, manufacture, have manufactured, commercialize or otherwise exploit any Company Group Intellectual Property or Company Technology that is, in each case, material to the Business.

“Permit” means any license, authorization, franchise or permit issued by any Governmental Authority required by applicable Law in connection with the operation of the Business.

“Permitted IP Liens” means: (i) non-exclusive licenses granted to customers in the ordinary course of business that do not grant access to source-code, ownership of Company Group Intellectual Property, including improvements thereto, or restrictions on any Group Entity’s use or exploitation of the applicable Company Group Intellectual Property; (ii) the non-exclusive licenses expressly set forth on Schedule 4.16(d) of the Company Disclosure Schedule; and (iii) Liens securing Closing Indebtedness that are released in full at or prior to the Closing.

“Permitted Liens” means, collectively: (i) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s, construction legal hypothec, or other similar Liens arising by operation of Law for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments, or other governmental charges that are not yet delinquent, which may hereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP, (iii) imperfections in title, charges, easements, servitudes, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters that affect title to the property or assets of the Company Group but do not materially detract from the value or marketability of the property or asset to which they relate or materially impair the ability of the Company Group to use or operate the property or asset to which they relate, (iv) any customary right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor, sublessor or other person in title under any license, lease or other agreement or in the property being licensed, leased or occupied, (v) Liens relating to Indebtedness included in the calculation of the Closing Consideration pursuant to this Agreement which are being released at the Closing, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) zoning, building codes, subdivision laws and regulations and other land use Laws regulating the use or occupancy of real or immovable property or the activities conducted thereon, (viii) matters that would be disclosed by an accurate survey or inspection of the real property, (ix) contractual or statutory Liens of landlords, (x) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (xi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (xii) matters disclosed by any existing title insurance policies or title reports made available to Buyer prior to the date hereof, (xiii) Liens on any estate superior to the interest of the Company Group in any leased realty and (xiv) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and other Permitted IP Liens.

“Person” means any individual, general or limited partnership, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data,” “sensitive personal information,” “nonpublic personal information” or any similar term under any applicable Law.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Privacy Laws” means, collectively, all of the following to the extent relating to Processing or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company, to the conduct of the Business, or to any of the Business Systems or any Business Data: (i) the Company’s own rules, policies, and procedures; (ii) all applicable laws, rules and regulations (including, as applicable, the California Consumer Privacy Act, as amended by the California Privacy Rights Act (CCPA/CPRA), the California Online Privacy Protection Act (CalOPPA), the U.S. federal CAN-SPAM Act, the regulations set forth at 28 CFR Part 202, Canada’s Personal Information Protection and Electronic Documents Act (PIPEDA), Canada’s Anti-Spam Legislation (CASL), the General Data Protection Regulation (EU) 2016/679 (GDPR), the UK GDPR and the UK Data Protection Act 2018, applicable government and defense information security requirements, including DFARS cybersecurity clauses and Cybersecurity Maturity Model Certification (CMMC) requirements, and any other applicable international, federal, national, state, provincial or local privacy, data protection, cybersecurity, breach notification, or consumer protection laws); (iii) industry standards applicable to the industry in which the Business operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS), National Institute of Standards and Technology Special Publication 800-171; and (iv) contracts into which the Company has entered or by which it is otherwise bound.

“Proceeding” means any claim, action, suit, arbitration, audit, investigation, inquiry, or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Authority.

“Processed” or “Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, processing, analysis, monitoring, maintenance, storage, purchase, sale, storing, retention, transmission, transfer, protection, disclosure, deletion, destruction or disposal of Personal Information (whether in electronic or any other form or medium).

“Proprietary Software” means any Software owned or purported to be owned by a Group Entity.

“PSPC” means Public Services and Procurement Canada.

“QST Act” means An Act Respecting the Québec Sales Tax (CQLR, c. T-0.1).

“Quebec Tax Act” means the Taxation Act (Quebec) (CQLR, c. I-3).

“Registered Intellectual Property” means all Company Group Intellectual Property that is registered, issued or the subject of a pending application with any Governmental Authority or registrar, including Patents, Trademarks, Copyrights, mask works, industrial designs and Internet domain names.

“Related Party” means, with respect to any Person: (i) any of such Person’s Affiliates; (ii) any of the present and former directors, managers or officers of such Person or such Person’s Affiliates; and (iii) any of such Person’s family members.

“Release” means, when used in the context of Environmental Laws, any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, or pouring into or through the environment.

“Required Company Consent” means such consents as required by the Organizational Documents of the Company to duly approve the Transactions.

“Restricted Cash” means cash and cash equivalents that are not freely usable, distributable or transferrable because such cash or cash equivalents are subject to restrictions or limitations by Law or Contract, including security deposits, bond guarantees, collateral reserve amounts, and amounts held in escrow or deposits for the benefit of third parties, in each case, except for those that will be terminated at Closing, but, in each case, excluding restrictions or limitations relating to Taxes.

“RWI Expenses” means all costs and expenses related to the RWI Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy.

“RWI Policy” means the buyer-side representation and warranty liability insurance policy bound in connection with Buyer’s entry into this Agreement.

“Securities Laws” means (i) the Securities Act of 1933, (ii) the Securities Exchange Act of 1934, and (iii) any other applicable state, provincial or federal securities Laws.

“Seller Disclosure Schedule” means the disclosure schedule of Seller referred to in, and delivered pursuant to, this Agreement on the date hereof.

“Software” means all computer programs, software and code in any form, including source code, object code, executable code, firmware, microcode, HDL and FPGA code and bitstreams, scripts, APIs, libraries, modules, tools, algorithms, models and database structures, together with all build, release, configuration and deployment materials relating thereto.

“Specified Accounting Principles” means (i) the specific accounting principles, policies, procedures and methodologies set forth in Schedule A (the “Specific Policies”); (ii) to the extent not inconsistent with (i), the same accounting methods, practices, principles, policies, procedures, classifications, judgments, inclusions, exclusions, categorizations, definitions, and estimation methodologies used in the preparation of the audited balance sheet as of December 31, 2025; and (iii) if not otherwise addressed in (i) and (ii), in accordance with GAAP as of the Closing Date. For the avoidance of doubt, paragraph (i) shall take precedence over paragraphs (ii) and (iii), and paragraph (ii) shall take precedence over paragraph (iii).

“Specified Indebtedness Amount” means $7,500,000.

“SR&ED Credits” means Scientific Research and Experimental Development Credits, as that term is defined in the Canadian Tax Act.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity that such Person directly or indirectly owns, through (i) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (ii) at least a majority of the outstanding equity interests of such entity. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means all national, federal, state, provincial, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, land, transfer, payroll, social security contributions, license, severance, occupation, premium, windfall profits, environmental, capital stock, withholding, unemployment, disability, employer health tax, education tax, workers’ compensation payments, employment insurance tax, health insurance, and Canada/Quebec Pension Plan contributions, registration, value added, estimated, alternative or add-on minimum, intangibles or other taxes, fees, tariffs, stamp taxes, duties (including any customs duties, tariffs, fees and processing charges), charges, levies or assessments or other like charges of any kind whatsoever in the nature of tax, together with any interest and any fines or penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto (whether or not disputed).

“Tax Authority” means any Governmental Authority having jurisdiction with respect to any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refunds, estimates, statements and other documents filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and any amendments thereof.

“Technical Documentation” means all documentation and technical materials necessary or useful to develop, build, compile, manufacture, assemble, test, validate, deploy, operate, maintain, support, repair, modify or commercialize any Company Product or Company Technology, including source-code repositories and version histories, build and release instructions, toolchains, APIs, architecture and design documentation, schematics, CAD and Gerber files, bills of materials, manufacturing packages, specifications, test scripts and results, validation records, manuals and support materials.

“Third-Party AI Product” means any product or service of a Person other than a Group Entity that employs or makes use of AI Technologies.

“Third-Party Generative AI Product” means any product or service of a Person other than a Group Entity that employs or makes use of Generative AI Technologies.

“Training Data” means any data used to train, pre-train, tune, fine-tune, validate, test, benchmark or otherwise develop or improve any AI Technologies.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Escrow Agreement and all the other Contracts, certificates and other documents to be executed or delivered by one or more of the parties in connection with the Transactions.

“Transaction Expenses” means, without duplication of any items included as part of Closing Indebtedness or Closing Net Working Capital, and to the extent not paid prior to the Closing, the aggregate amount of all fees, costs and expenses of any Group Entity incurred by, or to be paid by, any Group Entity in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the Transactions (including any marketing process related thereto), including (i) any out-of-pocket fees and disbursements payable by any Group Entity to the Company Financial Advisors in connection with the Transactions, (ii) any out-of-pocket fees and disbursements payable to legal counsel, accountants or tax advisors of any Group Entity that are payable by such Group Entity in connection with the Transactions, (iii) any sale, success, stay, incentive or transaction bonus (including the payments set forth in Sections 7.6(d)-(f), phantom equity or change in control or other similar payments and retention, or severance, pay in lieu of notice or other termination payments, or other similar compensatory amounts payable to any Company Service Provider that, in each case, become payable by a Group Entity in connection with the consummation of the Transactions (including in combination with any other event), together with any Incremental Employer Payroll Taxes payable in connection therewith and calculated as if all such amounts were paid on the Closing Date (but excluding any payments made upon a termination service initiated by Buyer or any of its Affiliates at or following the Closing); provided, however, that Transaction Expenses shall not include any fees, costs or expenses incurred by any Group Entity at the express written direction of Buyer or its Affiliates, or that are otherwise associated with or owed to (a) the RWI Policy (including the RWI Expenses), (b) the Escrow Agent and the Escrow Agreement, (c) all filing and similar fees payable in connection with any filing under the HSR Act and any other approvals, clearances, waiting period expirations or terminations identified in Schedule 8.1(b) of the Seller Disclosure Schedule, (d) the Tail Policy and (e) Buyer’s attorneys, accountants and other advisors.

“Transaction Tax Deductions” means any item of loss or deduction for income Tax purposes that is incurred by or allocated to any Group Tax Entity in connection with the Transactions and that is deductible for income Tax purposes, including where applicable (i) the payment or accrual of any Transaction Expenses, (ii) the vesting, conversion, cancellation or exercise of any equity awards pursuant to the terms hereof or in connection with the transactions contemplated hereby (including the employer portion of any payroll or similar Taxes in connection therewith), (iii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by or allocated to any Group Tax Entity with respect to the payment of Indebtedness by (or for the benefit of) the Company Group on or prior to the Closing Date and (iv) any other expenses or costs incurred by the Company Group in connection with the Transactions to the extent such expenses or costs are economically borne by Seller pursuant to this Agreement. The amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any success-based fees (as described in Revenue Procedure 2011-29).

“Transactions” means the transactions contemplated by this Agreement (including the Company Purchase) and the other Transaction Documents.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes asserted with respect thereto, arising out of or in connection with the Transactions.

“Unpaid Transaction Expenses” means Transaction Expenses, but only to the extent they have not been paid in Cash as of immediately prior to the Closing and have, accordingly, not reduced the Closing Cash.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Xiphos” means Xiphos Systems Inc./Systèmes Xiphos Inc.

1.2 Certain Additional Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Accounting Firm	3.2(c)(i)
Agreement	Preamble
Anticorruption Laws	4.21
Balance Sheet Date	4.5
Buyer	Preamble
Buyer Related Parties	9.3(d)
Buyer Releasees	7.9(b)
Buyer Termination Fee	9.3(a)
Closing	2.4
Closing Date	2.4
Company	Preamble
Company Purchase	2.1
Company Related Parties	9.3(d)
Continuing Employees	7.6(b)
Current Balance Sheet	4.5
DOJ	7.4(b)
EAR	4.24
Estimated Closing Cash	3.1(a)
Estimated Closing Indebtedness	3.1(a)
Estimated Net Working Capital Adjustment	3.1(a)
Estimated Net Working Capital Amount	3.1(a)
Estimated Statement	3.1(a)
Estimated Unpaid Transaction Expenses	3.1(a)
Existing D&O Policy	7.5(c)
Existing Representation	10.15(a)
Export Control and Sanctions Laws	4.24
FCPA	4.21
Final Closing Cash	3.2(d)(i)
Final Closing Consideration	3.2(d)(i)
Final Closing Indebtedness	3.2(d)(i)
Final Net Working Capital Adjustment	3.2(d)(i)

Final Net Working Capital Amount	3.2(d)(i)
Final Statement	3.2(c)(ii)
Final Unpaid Transaction Expenses	3.2(d)(i)
Financial Statements	4.5
FTC	7.4(b)
Indemnified Parties	7.5(a)
Latham	10.15(a)
Lease	4.14(b)
Leases	4.14(b)
Material Contract	4.10
Material Contracts	4.10
Material Customer	4.19
Material Supplier	4.19
Non-Party Affiliates	10.17
Objection Notice	3.2(c)(i)
Outside Date	9.1(c)
Post-Closing Adjustment Amount	3.2(d)(ii)
Post-Closing Adjustment Statement	3.2(a)
Post-Closing Representation	10.15(a)
Pre-Closing Period	7.1(a)
Pre-Closing Privileges	10.15(b)
Privileged Materials	10.15(c)
Purchased Interests	Recitals
Related Party Contract	4.22
Required Amount	6.6
Review Period	3.2(c)(i)
Seller	Preamble, Preamble
Seller Group	10.15(a)
Seller Releasees	7.9(a)
Tail Policy	7.5(c)

ARTICLE II

THE PURCHASE AND SALE

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Buyer, the Purchased Interests held by Seller, free and clear of any and all Liens (other than restrictions on transfer under Securities Laws) (such purchases and sales, collectively the “Company Purchase”).

2.2 Closing Date Payments. At the Closing, Buyer will make the payments set forth in this Section 2.2, or will cause such payments to be made, in each case by wire transfer of immediately available funds, as follows:

(a) to the Escrow Agent, an amount equal to the Adjustment Escrow Amount;

(b) on behalf of the Company Group, to each Person owed Unpaid Transaction Expenses, the amount in cash set forth opposite such Person’s name in the Estimated Statement to the account or accounts designated for such Person therein; provided, that any Unpaid Transaction Expenses payable to any current or former Company Service Provider shall be delivered to the applicable Group Entity for further distribution to such Company Service Provider through the Group Entity’s payroll system or accounts payable (as applicable);

(c) on behalf of the Company Group, to each holder of Covered Indebtedness of any Group Entity that is set forth on the Estimated Statement, the amount of Covered Indebtedness owed to such Person in accordance with wire transfer instructions set forth in customary payoff letters in respect of such Covered Indebtedness provided to Buyer by or on behalf of the Company Group on or prior to the Closing Date; and

(d) to Seller, an amount in cash equal to the Closing Consideration, to the account or accounts set forth opposite Seller’s name in the Estimated Statement.

2.3 Closing Deliverables.

(a) At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i) duly executed counterparts to the Escrow Agreement signed by Buyer and the Escrow Agent;

(ii) an officer’s certificate of an officer of Buyer, dated as of the Closing Date, certifying compliance with the conditions set forth in clauses (i) and (ii) of Section 8.2(a); and

(iii) a copy of the RWI Policy.

(b) At or prior to the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i) a duly executed counterpart to the Escrow Agreement signed by Seller;

(ii) an officer’s certificate of an officer of the Company, dated as of the Closing Date, certifying compliance with the conditions set forth in clauses (i) and (ii) of Section 8.3(a);

(iii) an instrument transferring the Purchased Interests held by Seller to Buyer, in a customary form to be mutually agreed upon by Buyer and Seller prior to Closing (which agreement shall not be unreasonably withheld, conditioned or delayed by either party);

(iv) a duly executed and completed IRS Form W-9 from Seller;

(v) payoff letters in respect of outstanding Covered Indebtedness;

(vi) a duly executed notification to the Controlled Goods Directorate pursuant to section 9(2) of the Controlled Goods Regulations (Canada); and

(vii) resignations of those officers, managers and directors of the Group Entities identified in writing by Buyer at least ten (10) Business Days prior to the Closing Date.

2.4 Closing. The closing of the Transactions (the “Closing”) shall be effected by the exchange of documents and signatures by electronic transmission (including in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) at 9:00 a.m., New York time, on the second (2nd) Business Day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other time, date and location as the parties to this Agreement agree in writing; provided, that in no event shall the Closing occur prior to the date that is forty-five (45) days following the date of this Agreement without the prior written consent of Buyer. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.5 Withholding. Buyer and the Company shall be entitled to deduct and withhold from any payment to any payee under this Agreement such amounts as any of them is required to deduct and withhold with respect to such payments. If Buyer or the Company becomes aware of any requirement to deduct or withhold (other than where such deduction or withholding is required in connection with any payments in the nature of compensation for services rendered or as a result of Seller’s failure to deliver a Form W-9 pursuant to Section 2.3(b)(iv)), such party shall use commercially reasonable efforts (i) to provide notice at least five (5) days in advance to the relevant payee of such party’s intent to withhold and a reasonable opportunity for such payee to provide any forms, certifications or other documents to reduce or eliminate such withholding and (ii) to work together in good faith with the payee to reduce or eliminate such withholding to the maximum extent permitted by applicable Law. To the extent that amounts are so withheld or deducted and paid to the appropriate Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the payee in respect of which such deduction and withholding was made. Buyer acknowledges that neither Buyer nor the Company intends to deduct or withhold from any payment (other than amounts in respect of employment or any payroll obligations) made to or on behalf of Seller under this Agreement.

ARTICLE III

DETERMINATION OF CLOSING CONSIDERATION AND POST-CLOSING ADJUSTMENTS

3.1 Closing Estimates. Not less than five (5) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a written statement (the “Estimated Statement”) reflecting (x) the Company’s calculation of the Closing Consideration, together with reasonable underlying documentation supporting each calculation, which shall be calculated on a basis consistent with this Agreement, including, as applicable, the Specified Accounting Principles and (y) the accounts to which the Closing Consideration payable to Seller shall be paid by Buyer at the Closing pursuant to Section 2.2(d). In connection with determining the Closing Consideration, the Company shall estimate in good faith the Closing Net Working Capital Amount (the “Estimated

Net Working Capital Amount”), the Closing Net Working Capital Adjustment, which amount, for the avoidance of doubt may be a positive or negative number (the “Estimated Net Working Capital Adjustment”), Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), and Unpaid Transaction Expenses (“Estimated Unpaid Transaction Expenses”), which shall, in each case, be calculated on a basis consistent with this Agreement, including, as applicable, the Specified Accounting Principles. The Company shall consider in good faith any revisions to the Estimated Statement reasonably proposed by Buyer prior to the Closing Date and will issue the Estimated Statement with any such revisions that the Company has determined in good faith are appropriate after such consideration; provided, however, that the Company shall have no obligation to modify the Estimated Statement and no dispute with respect to the Estimated Statement shall be grounds for failure of any closing condition to be satisfied or for the Closing to be delayed, and the Closing shall occur based on the information set forth in the last agreed upon version of the Estimated Statement (or, if no prior version has been agreed, the original Estimated Statement provided by the Company).

3.2 Calculation.

(a) Calculation. As promptly as practicable after the Closing, but in no event later than sixty (60) days after the Closing Date, Buyer shall prepare in good faith and deliver to Seller a written statement (the “Post-Closing Adjustment Statement”), together with reasonable supporting documentation, setting forth Buyer’s calculation of the Closing Consideration, including the Closing Net Working Capital Amount, the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and Unpaid Transaction Expenses, which shall be calculated on a basis consistent with this Agreement, including, as applicable, the Specified Accounting Principles. The parties agree that the purpose of determining the Closing Net Working Capital Amount, the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and Unpaid Transaction Expenses, and the Closing Consideration under this Section 3.2 is to adjust for inaccuracies in the estimates in the amounts of the Closing Net Working Capital Amount, the Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash, and Unpaid Transaction Expenses and to determine the Final Closing Consideration, and such processes are not intended to permit the introduction of inclusions, exclusions, categorizations, reserves, definitions, and estimation methodologies to determine such amounts.

(b) Review. Following delivery of the Post-Closing Adjustment Statement, Buyer shall, upon reasonable prior notice, (i) permit Seller and its representatives, during normal business hours and without unreasonable disruption to the Buyer’s or the Company Group’s operations, to have reasonable access to, and make copies of, the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall cooperate with Seller and its representatives in seeking to obtain work papers from Buyer pertaining to or used in connection with the preparation of the Post-Closing Adjustment Statement and provide Seller, at Seller’s sole expense, with copies thereof (as reasonably requested by Seller) and (ii) provide Seller and its representatives reasonable access to the employees and accountants of Buyer and the Company as reasonably requested by Seller. Following the Closing, Buyer will not, and will cause the Company not to, take any action with respect to the accounting books and records on which the Post-Closing Adjustment Statement is to be based that would obstruct or prevent the preparation of the Post-Closing Adjustment Statement and the determinations set forth in this Section 3.2(b).

(c) Dispute.

(i) If Seller disagrees with any item in the Post-Closing Adjustment Statement, Seller shall, within forty-five (45) days after Seller’s receipt of the Post-Closing Adjustment Statement (the “Review Period”), notify Buyer in writing of such disagreement (an “Objection Notice”). If Buyer fails to provide the access described in Section 3.2(b) then the Review Period shall be extended for an additional period of time until such access is provided and Seller has had a reasonable opportunity to review the requested books, records and other documents and to prepare and submit the Objection Notice. The Objection Notice shall specify which aspects of the Post-Closing Adjustment Statement are being disputed and describe the basis for such dispute in reasonable detail. If Seller does not deliver an Objection Notice prior to the conclusion of the Review Period (as it may be extended as contemplated by this Section 3.2(c)(i)), then Seller shall be deemed to have accepted the Post-Closing Adjustment Statement and Buyer’s calculations set forth on the Post-Closing Adjustment Statement, which shall be conclusive, final and binding on all of the parties for all purposes hereunder. If an Objection Notice is delivered to Buyer, then Buyer and Seller shall negotiate in good faith to resolve the disputed items set forth in the Objection Notice, and the Post-Closing Adjustment Amount, as applicable, and any such resolution shall be conclusive, final and binding on all of the parties. In the event that Buyer and Seller are unable to resolve the disagreement with respect to any disputed item within thirty (30) days after Buyer’s receipt of such Objection Notice (or such longer period as Buyer and Seller may agree in writing (email of counsel being sufficient for such purpose)), Grant Thornton LLP or if Grant Thornton LLP is unable or unwilling to serve, a nationally recognized certified public accounting firm that has prior experience resolving purchase price disputes of similar size and nature as is reasonably acceptable to Buyer and Seller (such firm as engaged pursuant to the foregoing, the “Accounting Firm”) will be retained by Buyer and Seller to make a final determination of the remaining disputed items and the Post-Closing Adjustment Amount, as applicable.

(ii) Buyer and Seller will each execute a customary engagement letter with respect to the engagement of the Accounting Firm. If resolution of the final disputed items and the Post-Closing Adjustment Amount, as applicable, is submitted to the Accounting Firm, then (x) Seller will deliver to the Accounting Firm the Objection Notice, (y) Buyer will deliver to the Accounting Firm the Post-Closing Adjustment Statement and (z) each of Buyer and Seller will submit a supporting brief to the Accounting Firm (with copies delivered to the other party), each within ten (10) Business Days of retaining the Accounting Firm. Neither Buyer nor Seller (nor any of their respective Affiliates or representatives) shall engage in any ex parte communication with the Accounting Firm relating to the dispute. The Accounting Firm will be given reasonable access to the records of Buyer and the Company related to the remaining disputed items and the Post-Closing Adjustment Amount, as applicable. Buyer and Seller shall use reasonable best efforts to cause the Accounting Firm to resolve the remaining disputed items and the Post-Closing Adjustment Amount, as applicable, as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within thirty (30) days after its retention. The Accounting Firm shall consider only those items and amounts in Buyer’s and Seller’s respective calculations of the Post-Closing Adjustment Amount that are identified as being items and amounts to which Buyer and Seller have been unable to agree. In resolving any such disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the

Post-Closing Adjustment Statement or the Objection Notice, as the case may be. The Accounting Firm’s determination of the remaining disputed items and the Post-Closing Adjustment Amount shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and on the definitions set forth in, and on a basis consistent with, this Agreement, including as applicable, the Specified Accounting Principles. The determination of the Accounting Firm shall be conclusive, final and binding upon the parties to this Agreement and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations). The “Final Statement” means either (1) the Post-Closing Adjustment Statement as finally determined pursuant to this Section 3.2(c) (whether due to Seller’s failure to deliver an Objection Notice, agreement or deemed agreement by Buyer and Seller or a determination by the Accounting Firm) or (2) if Buyer does not deliver the Post-Closing Adjustment Statement to Seller within the 60-day period set forth in Section 3.2(a), at Seller’s option, the Estimated Statement, as applicable. The parties agree that the Accounting Firm shall act as an expert and not as an arbitrator, and the procedures set forth in this Section 3.2(c) are expert determination procedures and shall not be governed by or subject to any rules or requirements applicable to arbitration proceedings. The Accounting Firm shall have no authority or jurisdiction to make any determination or ruling other than as expressly set forth in this Section 3.2.

(iii) The allocation of the costs and expenses of the Accounting Firm shall be borne by Seller and Buyer based on the inverse of the percentage the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the total items in dispute amount to $1,000 and the Accounting Firm awards $600 in favor of Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.

(d) Payment Upon Final Determination of Adjustments.

(i) The Closing Net Working Capital Amount, Closing Net Working Capital Adjustment, Closing Indebtedness, Closing Cash and Unpaid Transaction Expenses set forth on the Final Statement as determined in accordance with this Section 3.2(d) are the “Final Net Working Capital Amount”, “Final Net Working Capital Adjustment”, “Final Closing Indebtedness”, “Final Closing Cash” and “Final Unpaid Transaction Expenses”. For purposes of this Agreement, “Final Closing Consideration” means, without duplication, (A) Base Purchase Price, minus (B) Final Closing Indebtedness, plus (C) the Final Closing Cash, plus (D) the Final Net Working Capital Adjustment (which amount may be a positive or negative number), minus (E) the Adjustment Escrow Amount, minus (F) Final Unpaid Transaction Expenses.

(ii) For purposes of this Agreement, “Post-Closing Adjustment Amount” means (x) the Final Closing Consideration minus (y) the Closing Consideration. The Post-Closing Adjustment Amount may be a positive or negative number. Within five (5) Business Days after the Final Closing Consideration and the Post-Closing Adjustment Amount are finally determined pursuant to this Section 3.2:

(A) If the Post-Closing Adjustment Amount is a positive amount or zero, (i) Buyer shall promptly pay to Seller, an amount equal to the Post-Closing Adjustment Amount, and (ii) Buyer and Seller shall promptly provide joint written instructions to the Escrow Agent to release the Adjustment Escrow Amount to Seller, to the account or accounts set forth opposite Seller’s name in the Estimated Statement. Notwithstanding anything in this Agreement to the contrary, if the Post-Closing Adjustment Amount is a positive amount and is an amount greater than the Adjustment Escrow Amount, Seller shall only be entitled to receive (i) payment from Buyer of an amount equal to the Adjustment Escrow Amount and (ii) release by the Escrow Agent of the Adjustment Escrow Amount, and the Post-Closing Adjustment Amount shall be automatically adjusted accordingly.

(B) If the Post-Closing Adjustment Amount is a negative amount, Buyer and Seller shall promptly provide joint written instructions to the Escrow Agent to (i) pay to Buyer an amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the Adjustment Escrow Amount, and (ii) release any portion of the Adjustment Escrow Amount that remains following the payment described in the foregoing clause (i) to Seller to the account or accounts set forth opposite Seller’s name in the Estimated Statement. Notwithstanding anything in this Agreement to the contrary, if the Post-Closing Adjustment Amount is a negative amount and the absolute value of such amount is greater than the Adjustment Escrow Amount, Buyer shall only be entitled to receive the Adjustment Escrow Amount and not any other amount and the Post-Closing Adjustment Amount shall be automatically reduced accordingly. Payment of the amount equal to the lesser of (x) the absolute value of the Post-Closing Adjustment Amount and (y) the Adjustment Escrow Amount shall be the sole and exclusive remedy and source of recovery available to Buyer for any claims by Buyer against Seller, or otherwise, arising out of or relating to the Post-Closing Adjustment Amount.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

4.1 Authority. The Company has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of the Company. This Agreement and the other Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of any applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally or any general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Enforceability Exceptions”).

4.2 Organization, Existence and Good Standing; Subsidiaries.

(a) Each Group Entity is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, incorporation, amalgamation or continuation, as applicable, and has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is now conducted in all material respects. Schedule 4.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries. The Company owns, directly or indirectly, all of the Equity Securities of its Subsidiaries.

(b) A true, complete and correct copy of the Organizational Documents of the Group Entities, as amended and as are currently in force, have been made available to Buyer.

(c) Each Group Entity is duly licensed, qualified or registered to do business, and, where applicable, is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification.

4.3 Consents; Non-contravention. Except as set forth in Schedule 4.3(i) of the Company Disclosure Schedule, none of the Group Entities are required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with the consummation of the Transactions. Except as set forth in Schedule 4.3(ii) of the Company Disclosure Schedule, the execution of this Agreement and the other Transaction Documents and the consummation of the Transactions does not and will not: (a) conflict with or violate any provision of the Organizational Documents of any Group Entity; (b) assuming any filings, consents, Orders, waivers, approvals, authorizations or other actions set forth on Schedule 4.3(i) of the Company Disclosure Schedule have been obtained or made, result in a material breach of, or constitute a material default or an event creating rights of acceleration, termination, modification, or cancellation or a loss of rights under, any Material Contract, or require the consent of, the giving of notice to, of the payment of any fees or other consideration to any landlord under any Lease, to which any Group Entity is a party, subject or otherwise bound; (c) assuming any filings, authorizations, consents, Orders, waivers, approvals or other actions set forth in Schedule 4.3(i) of the Company Disclosure Schedule have been obtained or made, violate any Law or Order to which any Group Entity or any of their assets or businesses are subject or otherwise bound; or (d) result in the creation or imposition of any Lien upon any of the assets of any Group Entity, except in the case of clauses (b), (c) or (d) of this Section 4.3 as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

4.4 Capitalization.

(a) Except as set forth on Schedule 4.4(a) of the Company Disclosure Schedule, there are no other Equity Securities of the Group Entities authorized, issued or outstanding. All of the Interests of the Company have been duly authorized and validly issued, have not been issued in violation of any preemptive or similar rights or applicable Securities Laws, and are owned of record as set forth on Schedule 4.4(a) of the Company Disclosure Schedule.

(b) There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities, exchangeable securities or other Contracts of any character relating to the Interests of the Company obligating the Company to issue any interests or securities of any kind. Except as set forth on Schedule 4.4(a) of the Company Disclosure Schedule, the Company is not a party to or otherwise bound by, and has not granted, any rights of first refusal, subscription right, appreciation rights, profit participations, phantom ownership or similar right in the ownership interests. There are no voting trusts, voting Contracts, proxies, equityholders Contracts, limited liability company operating agreements, or other Contracts that may affect the voting or transfer of the Interests in the Company, in each case, except as set forth in or contemplated by the Organizational Documents of the Company.

(c) Except as set forth on Schedule 4.4(c) of the Company Disclosure Schedule, all Interests of the Company and all other Equity Securities that have ever been issued or granted by any Group Entity have been issued and granted in compliance with (i) all applicable Law, including all applicable Securities Laws, and (ii) all requirements set forth in all applicable Contracts, including the Organizational Documents of such Group Entity then in effect at the time of such issuance or grant. None of the Interests of the Company or other Equity Securities of any Group Entity were issued in violation of any preemptive rights or other rights to subscribe for or purchase any Equity Securities of any Group Entity.

4.5 Financial Statements.

(a) The audited, consolidated financial statements of the Company and its Subsidiaries (including the balance sheet and the related statements of income and cash flows) as of and for the fiscal years ended December 31, 2024 and December 31, 2025 (the “Audited Financial Statements”) are set forth in Schedule 4.5 of the Company Disclosure Schedule in addition to the unaudited consolidated financial statements of the Company and Subsidiaries (including the balance sheet and the related statements of income and cash flows) as of and for the three (3) -month period ended March 31, 2026 (the “Interim Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates and the results of their operations and their cash flows for the respective periods indicated therein, in accordance with GAAP applied on a consistent basis throughout the periods indicated therein, except as otherwise noted therein. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2026 shall be referred to in this Agreement as the “Current Balance Sheet” and the date thereof shall be referred to in this Agreement as the “Balance Sheet Date.” The Current Balance Sheet is subject to the absence of footnotes and other presentation items and to normal year-end adjustments.

(b) The system of internal control over financial reporting with respect to the Company and its Subsidiaries is sufficient in all material respects to provide reasonable assurance that (i) the Financial Statements accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of the Company and its Subsidiaries in all material respects, and (ii) such transactions and dispositions that are material to the Company are being executed and made only in accordance with appropriate authorizations of management of the Company and its Subsidiaries.

(c) There are no inquiries or investigations by any Governmental Authority pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting or auditing practices of Seller (with respect to the Business) or the Company. During the past two (2) years from the date hereof, no audit firm has declined or indicated its inability to issue an opinion with respect to any financial statements of the Company and its Subsidiaries.

(d) The accounts receivable of each Group Entity have arisen from bona fide transactions involving the sale of goods or products or the rendering of services, and to Knowledge of the Company, all accounts receivable (whether billed or unbilled) represent valid and binding obligations owing to the Group Entities, and to the Knowledge of the Company, collectible in the ordinary course of business, net of the respective reserves set forth in the Financial Statements.

(e) Each Group Entity has valid title to, or a valid leasehold interest in (or other enforceable right to use), all of the material tangible personal property used by such Group Entity in the conduct of its business or shown to be owned by one of the Group Entities on the Current Balance Sheet, free and clear of all Liens (other than Permitted Liens).

4.6 Undisclosed Liabilities. The Company Group has no Liability that is of a type required to be reflected on the face of a consolidated balance sheet in accordance with GAAP, except for: (a) Liabilities provided for or reserved against in the Financial Statements (including the notes and schedules thereto); (b) Liabilities incurred by any Group Entity in the ordinary course of business subsequent to the Balance Sheet Date (none of which results from or arises out of any breach of Contract, breach of warranty, tort, infringement, misappropriation, or violation of any Law); (c) Liabilities arising from matters specifically disclosed as a Liability on the Company Disclosure Schedule; (d) Liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole; (e) Liabilities arising under this Agreement or any other Transaction Document; and (f) Liabilities relating to the performance of executory obligations under any Contract to which any Group Entity is a party.

4.7 Absence of Certain Changes. Since the Balance Sheet Date, through the date of this Agreement, (i) the Business has been conducted in all material respects in the ordinary course of business, and (ii) there has not been a Material Adverse Effect. Without limitation of the foregoing, since the Balance Sheet Date, through the date of this Agreement, there has not been, occurred or arisen:

(a) any issuance of (i) Equity Securities of any Group Entity, (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Entity to issue, deliver or sell any Equity Securities of any Group Entity or (iii) any notes, bonds or other debt security of any Group Entity;

(b) any redemption, repurchase, pledge, encumbrance, transfer or other acquisition or disposition by Seller or any Group Entity of the Interests of any Group Entity;

(c) creation of any Lien on any material assets, rights or properties (whether tangible or intangible) of any Group Entity, other than Permitted Liens;

(d) any sale, assignment, transfer, lease, license, lapse, abandonment, or other disposition, or agreement to sell, assign, transfer, lease, license, let lapse, abandon, or otherwise dispose of, any of the assets, rights or properties (whether tangible or intangible) of any Group Entity having a value, in any individual case, in excess of $1,000,000;

(e) any acquisition, sale, transfer or other disposition by any Group Entity of any corporation, partnership or other business organization, or any division thereof;

(f) any material change in any method of financial accounting or financial accounting practice used by any Group Entity, other than such changes as are required by GAAP or applicable Law, or any material acceleration of or material delay in collection with respect to accounts receivables or accounts payables, except to the extent consistent with past practice;

(g) (i) any grant to a Company Service Provider of material severance or material termination pay, or (ii) the hiring of or the termination of any Company Employee with a base salary in excess of $200,000;

(h) liquidation, dissolution, consolidation, or reorganization of any Group Entity, or adoption of any plan to undertake any of the foregoing; or

(i) any agreement or commitment, other than this Agreement, to take any actions specified in this Section 4.7.

4.8 Insurance. Schedule 4.8 of the Company Disclosure Schedule contains a list of all material insurance policies, including fire and casualty, general liability, professional liability, theft, life, workers’ compensation, directors and officers, business interruption and all other forms of insurance (other than title insurance and policies or binders relating to Employee Benefit Plans) that are owned or held by any Group Entity. As of the date of this Agreement: (a) all such material insurance policies are in full force and effect; (b) all premiums due prior to the date of this Agreement for periods prior to the date of this Agreement with respect to such material policies have been timely paid; and (c) no written notice of default or termination has been received by the Company in respect of any such material insurance policy, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company Group, taken as a whole.

4.9 Taxes.

(a) Each Group Tax Entity has timely filed (after taking into account any valid extensions obtained) all income and other material Tax Returns that were required to be filed by it, and all such Tax Returns were true, complete and correct in all material respects.

(b) Each Group Tax Entity has timely paid all income and other material Taxes for which such Group Tax Entity is liable (whether or not shown on any Tax Return).

(c) Other than extensions obtained in the ordinary course of business, no extension of time to file any Tax Return of a Group Tax Entity has been requested from or granted by any Tax Authority that is still in effect.

(d) There are no Liens for Taxes upon any assets of any Group Tax Entity except for Permitted Liens.

(e) No Group Tax Entity has been the subject of any Proceeding, audit, notice of deficiency or proposed adjustment, or request for information, in each case by any Tax Authority with respect to any material Liability in respect of Taxes and no such Proceeding, audit, notice of deficiency or proposed adjustment, or request for information is pending or, to the Knowledge of any Group Tax Entity, has been threatened or proposed by a Tax Authority.

(f) No Group Tax Entity has waived any statute of limitations with respect to the assessment of any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year.

(g) Each Group Tax Entity has deducted, withheld, and timely paid to the proper Tax Authority all material Taxes required to be deducted, withheld, or paid by it in connection with amounts paid or owing to any Company Employee, creditor, independent contractor, owner, stockholder, member or other Person, and has timely and accurately complied with all reporting and record keeping requirements related thereto in all material respects.

(h) No Group Tax Entity (i) is party to, or bound by, any Tax indemnity, sharing or allocation Contract or arrangement, in each case excluding any Contract the primary purpose of which does not relate to Taxes, (ii) has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes (other than a group the common parent of which is or was a Group Tax Entity), and (iii) has any liability for Taxes of any Person arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or arising by Contract (other than any Contract the primary purpose of which does not relate to Taxes), or as a transferee or successor.

(i) No Group Tax Entity has been party to a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury Regulations (or any corresponding provisions of applicable state or local Tax Law) or a “notifiable transaction” for purposes of section 237.4 of the Canadian Tax Act or any similar provision of any applicable Tax law.

(j) The Company is classified as a C corporation for U.S. federal and applicable state and local income tax purposes. The U.S. federal income Tax classification of each other Group Tax Entity is set forth on Schedule 4.9(j) of the Company Disclosure Schedule. Each Group Tax Entity that is organized under the Laws of Canada or any province thereof is duly registered for the purposes of (i) the goods and services tax and harmonized sales tax under Part IX of the Excise Tax Act, and (ii) the Québec sales tax under the QST Act and applicable provincial sales tax legislation. All input tax credits and input tax refunds claimed by a Group Tax Entity pursuant to the Excise Tax Act and the QST Act with respect to Québec Sales Taxes have been, in all material respects, properly and correctly calculated and documented in accordance with the requirements of those Laws.

(k) No Group Tax Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of Tax accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing; (vi) application of Section 951 or Section 951A of the Code with respect to income earned or recognized or payments received prior to the Closing; or (vii) the application of Section 952(c)(2) of the Code with respect to such Group Tax Entity in a Pre-Closing Tax Period

(l) Since January 1, 2023, no claim has ever been made in writing by any Tax Authority in a jurisdiction where a Group Tax Entity does not file Tax Returns that such Group Tax Entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(m) Seller has delivered to Buyer correct and complete copies of all applicable income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Group Entities in connection with taxable years beginning on or after January 1, 2023.

(n) The taxable year of each Group Tax Entity is the calendar year. Each Group Tax Entity uses the accrual method of accounting for U.S. federal income Tax purposes.

(o) No Group Tax Entity that is classified as a corporation for U.S. federal income Tax purposes has, in the two-year period ending on the date hereof, distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was intended to be governed, in whole or in part, by Section 355 of the Code.

(p) No Group Tax Entity has ever been a party to any joint venture, partnership or other arrangement or contract treated as a partnership for U.S. federal income Tax purposes other than where entered into with another Group Tax Entity.

(q) The Group Entities are in compliance in all material respects with all applicable transfer pricing laws and regulations.

(r) No Group Tax Entity (i) has received a Tax opinion with respect to any transaction related to any period with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has not expired or (ii) entered into a closing agreement with respect to Taxes with any Tax Authority or received any private letter ruling from the IRS or any similar ruling from any other Tax Authority. There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between one or more Group Entities, on the one hand, and any Tax Authority, on the other hand.

(s) No Group Tax Entity (i) currently has or previously had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country under the Laws of which it was incorporated or otherwise organized, (ii) is or has ever been a passive foreign investment company as defined in Section 1297 of the Code, or (iii) has made any election under Section 965(h) of the Code.

(t) The amount of the Company Group’s liability for unpaid Taxes for all periods as of the Current Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes). Since the Current Balance Sheet Date, no Group Tax Entity has incurred any liability for Taxes except in the ordinary course of business.

(u) No Group Tax Entity has, directly or indirectly, transferred any property to or acquired property from, or provided services to or received services from, any Person with whom it was not dealing at an arm’s length (within the meaning of the Canadian Tax Act), for consideration the fair market value of which was less than the fair market value of the property or service at the time of such disposition, acquisition, provision or receipt, or been a party to any Contract or other transaction that could reasonably result in a liability for Tax under section 160 of the Canadian Tax Act or any substantially similar provisions of other applicable Tax Laws.

(v) There are no circumstances existing that could reasonably result in the application to any Group Tax Entity of sections 80 through 80.4 of the Canadian Tax Act or any substantially similar provisions of any other applicable Tax Laws.

(w) Except as set forth on Schedule 4.9(w) of the Company Disclosure Schedule, no Group Tax Entity that is resident in Canada has acquired any property on a Tax-deferred or rollover basis and no election under sections 13, 44, 83 or 85 of the Canadian Tax Act (or any substantially similar provisions of any applicable Tax Law) has been made or filed by or on behalf of any Group Tax Entity with respect to the acquisition or disposition of property that would materially affect Taxes attributable to a Tax period beginning after the Closing Date.

(x) No Group Tax Entity has at any time been involved or been party to one or more transactions or series of transactions to which either of sections 55 or 245 of the Canadian Tax Act or any substantially similar provisions of any applicable Tax Law would apply.

(y) No Group Tax Entity owns any property that is a “tax shelter investment” for purposes of the Tax Act.

(z) In the three years before the date of this Agreement, no Group Tax Entity has received or taken advantage of, directly or indirectly, any grants, Tax benefits other than as may be provided for in the Canadian Tax Act or applicable provincial Tax legislation, subsidies, loan guarantees, government contracts, or other forms of preferential treatment or assistance from any Governmental Authority.

(aa) All interest deducted by a Group Tax Entity has been deducted in accordance with the Canadian Tax Act and the relevant provincial Laws.

(bb) All SR&ED Credits claimed by a Group Tax Entity were, in all material respects, claimed in accordance with the Canadian Tax Act and the relevant provincial Laws, and each Group Tax Entity has, in all material respects, satisfied the relevant criteria and conditions entitling it to those SR&ED Credits. All refunds of SR&ED Credits received or receivable by each Group Tax Entity were, in all material respects, claimed in accordance with the Canadian Tax Act and the relevant provincial legislation and each member of the Group satisfied the relevant criteria and conditions entitling it to a refund of those SR&ED Credits.

(cc) No Tax Authority has challenged the Canadian provincial income allocation of any Group Tax Entity.

4.10 Material Contracts.

(a) Schedule 4.10(a) of the Company Disclosure Schedule contains a true, complete and correct list of the following Contracts (excluding (other than for purposes of Section 4.10(a)(i)) any Employee Benefit Plan) to which any Group Entity is a party (each, a “Material Contract” and collectively, the “Material Contracts”):

(i) all written employment, consulting, independent contractor, severance, retention, change-in-control or similar Contracts with any current or, to the extent the Company has any obligations thereunder as of the date hereof, former Company Service Provider that provide for pay in lieu of notice, severance, retention, or termination-related obligations, whether or not contingent upon the consummation of the Transactions, and that provide for (A) annualized aggregate compensation or consideration of more than $250,000 or (B) that are not able to be terminated by a Group Entity upon 60 days’ notice or less without further payment (other than, for clarity, pay in lieu of notice, severance or termination-related obligations set forth in such Contract or payments and benefits mandated by applicable Law);

(ii) Contracts requiring the expenditure by, or involving the receipt by, any Group Entity of more than $1,000,000 in annual payments or receivables, and that are not terminable by such Group Entity without penalty;

(iii) Contracts that (A) restrict in any manner any Group Entity’s right to compete with any other Person or engage in any line of business or conduct business in any market or geographic area, or (B) that (x) include any “most favored nation” provisions in favor of a Group Entity’s counterparty, (y) provide for exclusive rights to purchase or, on behalf of a Group Entity, the rights to sell the Offerings, or (z) that include a right of first refusal provision with regard to the acquisition of the Offerings;

(iv) all Intellectual Property Agreements other than (A) any Contract that contains a license for generally commercially available “off-the-shelf” software, (B) any Contract that contains a non-exclusive license granted to a third party for the purpose of performing services for or on behalf of a Group Entity, (C) any Open Source License, (D) any Contract with an employee or independent contractor whereby such employee or contractor assigns all rights in Intellectual Property developed by such employee or contractor for a Group Entity to such Group Entity, (E) any non-disclosure Contract, (F) any Contract that contains a non-exclusive license granted to a customer of any Group Entity in the ordinary course of business, (G) any ordinary-course settlement, coexistence, consent-to-use and similar Contracts relating to Company Group Intellectual Property, and (H) any Contract that contains a non-exclusive license that is ancillary to, and not the primary purpose of, such Contract;

(v) any Contracts under which any Group Entity has incurred Indebtedness for borrowed money in excess of $100,000;

(vi) Contracts with respect to any acquisition, sale, transfer or other disposition by any Group Entity of any corporation, partnership or other business organization, or any division thereof pursuant to which any material obligations of any Group Entity remain outstanding;

(vii) any Contract with respect to a partnership, joint venture or other similar arrangement based on equity ownership of another Person;

(viii) any settlement agreement, the performance of which will involve payment by any Group Entity after the Balance Sheet Date of consideration in excess of $250,000;

(ix) Contracts with any Material Customer or Material Supplier;

(x) Any Government Contracts, the period of performance of which is not expired or terminated;

(xi) any Related Party Contract; and

(xii) any Lease.

(b) As of the date of this Agreement, each Material Contract is in full force and effect and is valid and enforceable against the Group Entities party thereto in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions and, in each case, as would not reasonably be expected to be material to the Company Group, taken as a whole. Each Group Entity is, in all material respects, in compliance with all terms of each Material Contract to which it is a party. As of the date of this Agreement, no event has occurred or circumstance exists that (with or without notice or lapse of time) would: (i) result in a material violation or breach of the provisions of a Material Contract; (ii) give any Person the right to declare a material default or exercise any material remedy against any Group Entity under a Material Contract; (iii) give any Person the right to accelerate the maturity or any Group Entity’s performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract without the consent of the Company Group.

4.11 Permits. The Company Group possesses all Permits that are required in order to conduct the Business as presently conducted, except where such failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. To the Knowledge of the Company, all such Permits are in full force and effect and each Group Entity is in material compliance with each such Permit.

4.12 Compliance with Laws. Since January 1, 2023, through the date of this Agreement, the Company Group has been and is, in material compliance with all Laws, except where such failure to comply would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. From January 1, 2023, through the date of this Agreement, no Group Entity has received any written notice from any Governmental Authority with respect to any material noncompliance with any Law.

4.13 Proceedings. Except as set forth on Schedule 4.13 of the Company Disclosure Schedule, as of the date of this Agreement: (a) there is no material Proceeding pending, or, to the Knowledge of the Company, threatened in writing against any Group Entity, or any of the directors, managers or officers of any Group Entity in their capacity as directors, managers or officers of such Group Entity; and (b) no Group Entity or its assets or properties are subject to any Order relating to such Group Entity or any of its assets or properties.

4.14 Real Property.

(a) The Company Group does not own, and, since January 1, 2023, has not owned, any real and immovable property.

(b) Schedule 4.14(b) of the Company Disclosure Schedule sets forth a list of all leases, licenses, and occupancy agreements for real property by any Group Entity (each such lease, a “Lease” and collectively, the “Leases”). The Leases constitute all of the leases, subleases, licenses and other agreements pursuant to which any Group Entity occupies or has the right to occupy any real property. The Company has made available to Buyer true, correct and complete, in all material respects, copies of each Lease, together with all guarantees, amendments, modifications and other agreements materially affecting the rights or obligations of the parties under the Leases.

(c) Each Group Entity has good leasehold title to, or valid and enforceable rights as a lessee in, its leased property under the Leases, in each case, free and clear of any and all Liens, except for Permitted Liens.

(d) No Group Entity has received any written notice of any existing material default by such Group Entity under any Lease that remains uncured.

(e) No Group Entity has received any written notice of any pending condemnation, eminent domain proceeding or material casualty affecting any leased real property that would materially interfere with the continued operation of the Business thereat.

4.15 Environmental Matters. Since January 1, 2023, the Company Group has been and is, in compliance with all Environmental Laws and Environmental Permits except as would not reasonably be expected to be material to the Company Group, taken as a whole. As of the date of this Agreement, no Group Entity has received any written information request or written notice of potential Liability under any Environmental Law or Environmental Permit that would reasonably be expected to be material to the Company Group, taken as a whole. To the Knowledge of the Company, there are no existing facts, circumstances or conditions that have or would reasonably be expected to result in Liability of any Group Entity pursuant to Environmental Laws or Environmental Permits that would be material to the Company Group, taken as a whole. No Hazardous Substances have been Released at any real property subject to a Lease, except in compliance in all material respects with all applicable Environmental Laws and Environmental Permits. No Release of Hazardous Substances has occurred at any real property subject to a Lease or, to the Knowledge of the Company, at any other property formerly owned, operated, or used by the Company or any Group Entity for which the Company Group is responsible under Environmental Law to report said Release to Governmental Authorities or perform remediation, removal, response actions, investigations, cleanup, or decontamination that would reasonably be expected to be material to the Company Group, taken as a whole. There are no Proceedings currently pending, or, to the Knowledge of the Company, threatened, against any Group Entity, alleging that any Group Entity is in violation of Environmental Laws or seeking to revoke, suspend or adversely modify any Environmental Permits, in each case that would reasonably be expected to be material to the Company Group, taken as a whole. The Company has made available to Buyer all material environmental assessment reports, audit reports, inspection reports, and other material documents pertaining to the Company Group’s compliance with Environmental Laws or the environmental conditions at any real property operated or used by any Group Entity that are in the Company Group’s custody or reasonable control.

4.16 Intellectual Property and Artificial Intelligence.

(a) Schedule 4.16(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Registered Intellectual Property, identifying for each item the applicable Group Entity owner, jurisdiction or registrar, title, mark or domain name, application or registration number, filing, issuance or registration date, and current status. Each issued or registered item of Registered Intellectual Property is valid, subsisting and enforceable, and each pending application included in the Registered Intellectual Property has been properly filed and diligently prosecuted. All filings, declarations, fees, annuities, renewals and other actions required to maintain the Registered Intellectual Property have been timely made or taken. Record title to each item of Registered Intellectual Property is held solely in the name of a Group Entity. No item of Registered Intellectual Property is subject to any pending or threatened opposition, cancellation, interference, reexamination, reissue, derivation, invalidity, unenforceability, revocation or similar challenge.

(b) Schedule 4.16(b) of the Company Disclosure Schedule sets forth, by applicable Group Entity and Company Product, a true, correct and complete list of: (i) all material unregistered Trademarks included in the Company Group Intellectual Property, and (ii) all material Proprietary Software included in the Company Group Intellectual Property. The Company Group maintains all repositories, versions and other materials reasonably necessary to locate and use the items listed on Schedule 4.16(b) of the Company Disclosure Schedule.

(c) No Group Entity has lost, abandoned or impaired any material Patent rights included in the Company Group Intellectual Property by failing to file, prosecute or maintain any Patent or by making any untimely public disclosure, sale, offer for sale or customer delivery. No Group Entity has lost, abandoned or impaired any material Patent rights intended for inclusion in the Company Group Intellectual Property by failing to file, prosecute or maintain any Patent or by making any untimely public disclosure, sale, offer for sale or customer delivery.

(d) Each Group Entity exclusively owns and possesses all right, title and interest in and to the Company Group Intellectual Property and Company Technology owned or purported to be owned by it, free and clear of all Liens other than Permitted Liens, and which is used in or necessary to conduct the Business and to develop, manufacture, test, validate, market, sell, license, distribute, maintain, support, modify and commercialize the Company Products, including Company Products under development. No Company Group Intellectual Property or Company Technology is jointly owned, subject to any reversion, termination, retained-right, grant-back or obligation-to-assign provision, or subject to any ownership claim by any Affiliate, current or former Company Service Provider or other Person. All Liens on Company Group Intellectual Property or Company Technology securing Closing Indebtedness will be released in full at or prior to the Closing.

(e) Each founder and each current or former employee, contractor, consultant, developer, offshore resource and other Person who conceived, created, authored, reduced to practice or otherwise contributed to any material Company Group Intellectual Property or Company Technology has executed a valid and enforceable written agreement containing present-

tense assignment and work-made-for-hire provisions assigning to the applicable Group Entity all right, title and interest in such contributions, confidentiality and non-use obligations, waivers of moral rights to the fullest extent permitted by applicable Law and further-assurances obligations. No such agreement contains any exclusion, retained right or other material deviation from the forms made available to Buyer that adversely affects the applicable Group Entity’s rights in any material Company Group Intellectual Property, and no Person is in breach of or has asserted any claim under any such agreement. Each acquisition or transfer involving Xiphos, G3, CyberRadio, CRS or any other acquired, predecessor or transferred business validly transferred to a Group Entity all Intellectual Property and technology intended to be acquired or transferred. All assignments and other instruments required to evidence or record such ownership have been executed and, where applicable, recorded.

(f) The Company Group Intellectual Property, Company Technology, Company Data owned or licensed by the Company Group, and all Intellectual Property, Software, data, AI Technologies and Technical Documentation licensed or otherwise made available to the Company Group under the Inbound Licenses constitute all Intellectual Property, technology, data, know-how, documentation and related rights used in or necessary to conduct the Business and to develop, manufacture, test, validate, market, sell, license, distribute, maintain, support, modify and commercialize the Company Products, immediately after the Closing in substantially the same manner and on the same terms as immediately before the Closing. No material item necessary for the foregoing is held solely by a current or former Company Service Provider, Affiliate, vendor or other third party, and no material key-person or vendor dependency would prevent qualified personnel of the Company Group from continuing the Business after the Closing.

(g) Each Intellectual Property Agreement is valid, binding and enforceable against the applicable Group Entity and, to the Knowledge of the Company, each other party thereto. Each Group Entity has complied in all respects with all scope-of-use, seat, field-of-use, territorial, sublicensing, deployment, distribution, royalty, fee, reporting, audit, attribution, notice, pass-through and other obligations under each Intellectual Property Agreement. No Group Entity has received or made any written notice of material breach, default, termination, non-renewal, audit, underpayment, overuse, noncompliance, waiver, cure or dispute under any Intellectual Property Agreement.

(h) Under each material third-party development, co-development, design, engineering or manufacturing arrangement relating to any Company Product or Company Technology, the applicable Group Entity that is party to such agreement, either owns all deliverables and related Intellectual Property or has a perpetual, irrevocable, worldwide, fully paid-up, transferable and sublicensable right to use, reproduce, modify, create derivative works of, manufacture, have manufactured, market, sell, license, support and otherwise exploit such deliverables for the Business. The Company Group has received and controls all source code, firmware, HDL and FPGA materials, schematics, CAD and Gerber files, manufacturing packages, test materials and other documentation required to exercise such rights, and no consent, additional fee or further grant of rights from the applicable developer, manufacturer or other counterparty will be required as a result of the Closing.

(i) The Technical Documentation is complete, accurate and current in all material respects, is in the possession or control of a Group Entity and is sufficient to enable personnel reasonably skilled in the applicable technology to develop, build, compile, manufacture, assemble, test, validate, deploy, operate, maintain, support, repair, modify and commercialize the Company Products and Company Technology without material assistance from any current or former Company Service Provider, Affiliate, vendor or other third party. No material portion of the Technical Documentation is maintained solely in a personal account, on a personal device or in a repository or system not controlled by a Group Entity.

(j) No source code, firmware source, HDL or FPGA code, bitstream, build material or other source material included in or relating to any Company Product or Company Technology has been disclosed or delivered to any Person except pursuant to agreements that subject the recipient to enforceable confidentiality and use restrictions. No release condition under any such agreement has occurred, and the execution, delivery or performance of this Agreement or the consummation of the Transactions will not trigger any release or expanded access right. The Company Group has all rights necessary to access, use, maintain and modify any third-party source code required for the Business after the Closing, and no Group Entity is obligated to disclose or deliver any source material.

(k) The Company Group owns, or has valid, enforceable and sufficient rights to use, all material trade secrets and know-how of the Company Group. The Company Group has identified and maintains records reasonably sufficient to locate, manage and protect all such trade secrets and know-how. Each such trade secret and item of know-how is in the possession or control of a Group Entity. The Company Group has taken reasonable and appropriate measures to protect the secrecy and confidentiality of its trade secrets and other confidential Company Group Intellectual Property, including written confidentiality and non-use agreements with all Persons having access thereto and access limitations based on business need. No material trade secret or other confidential Company Group Intellectual Property has been lost, improperly disclosed, misused, copied, downloaded, retained or misappropriated, and no current or former Company Service Provider or other Person has asserted any right to retain or use any such information. All material confidential information of third parties used or held by the Company Group was lawfully obtained and has been used and disclosed in accordance with all applicable confidentiality and use restrictions.

(l) Since January 1, 2021, (i) the conduct of the Business and the development, manufacture, use, sale, offer for sale, import, export, license, distribution, support and other commercialization of the Company Products have not Infringed and do not Infringe any Intellectual Property of any Person other than Patents, and (ii) to the Knowledge of the Company, the conduct and activities described in clause (i) have not infringed and do not infringe any Patent of any Person. No Group Entity has received, and there is no pending or threatened, any Proceeding, claim, demand, notice, cease-and-desist letter, license invitation, audit, takedown request, indemnity demand or other allegation concerning Infringement, invalidity, unenforceability, ownership, inventorship, royalty obligations, a required license, a current or former Company Service Provider’s obligations to a former employer or other Person, or any breach of a restriction relating to Intellectual Property, Software, source code, Company Data or AI Technologies. No Group Entity is subject to any settlement, covenant, order or other restriction that materially limits the use, ownership, enforcement or exploitation of any Company Group Intellectual Property, Company Technology or Company Product.

(m) To the Knowledge of the Company, no Person is Infringing any material Company Group Intellectual Property, and no Group Entity has waived, released or knowingly acquiesced in any such Infringement.

(n) Each Group Entity has complied with all applicable invention-disclosure, election-of-title, technical-data-rights, Software-rights, marking, reporting and standards obligations, in each case relating to any material customer-, Governmental Authority-, prime-contractor-, Higher-Tier Customer-, university-, nonprofit-, standards-body-, consortium- or other third-party-funded or co-developed technology programs and all standards, patent-pool or consortium commitments that such Group Entity is subject to. No Governmental Authority, customer, prime contractor, educational institution, nonprofit entity, standards body, consortium member or collaborator has any undisclosed ownership, license, disclosure, royalty, enforcement or other right in or to any Company Group Intellectual Property, Company Technology, Company Data or Company Product.

(o) The Company Group maintains complete and accurate records, including current software bills of materials, sufficient to identify all Open Source Materials included in, incorporated into, combined with, linked to, distributed with, embedded in, used to develop or otherwise used in connection with any material Proprietary Software, firmware or Company Product. Each Group Entity has complied in all material respects with all Open Source Licenses, including all attribution, notice, source-offer, source-disclosure, patent, reciprocity and pass-through obligations. No Open Source Materials have been used in a manner that requires or purports to require any Proprietary Software or other Company Group Intellectual Property to be disclosed or distributed in source-code form, licensed for the purpose of making derivative works, made available at no charge, subject to a patent license or nonassertion obligation, made available to users over a network, or otherwise subject to any restriction on use, ownership, licensing or commercialization. The Company has made available all copies of its scans relating to Open Source Materials, and there is no unremediated material noncompliance identified in any such scans. To their Knowledge, no Group Entity has received any claim, demand, notice, inquiry or audit alleging noncompliance with any Open Source License, and no event or circumstance exists that would reasonably be expected to give rise to any such claim, demand, notice, inquiry or audit.

(p) Each material Digital Asset is owned by or registered directly to a Group Entity, or is otherwise validly controlled by a Group Entity, is transferable to the extent transfer is necessary in connection with the Transactions, is in good standing and is not subject to any pending or threatened dispute, suspension, access restriction, impersonation claim, takedown request or ownership claim. No material Digital Asset is held solely in the name or account of a current or former Company Service Provider, Affiliate, agency or other third party.

(q) All AI Technologies have been procured, accessed, used and deployed only through Company-approved accounts and in compliance with all applicable Contracts and Company policies.

(r) All Training Data and other data submitted to, used with or generated through AI Technologies by or for any Group Entity is either owned by the applicable Group Entity or was lawfully obtained under terms that permit the applicable collection, use, training, tuning, validation, testing, benchmarking, modification, creation of derivatives, sharing and post-Closing use. No Group Entity has used data obtained through unauthorized web scraping, crawling or harvesting or submitted any confidential, proprietary, customer, Governmental Authority or third-party information to any AI Technologies in violation of any Contract or confidentiality or use restriction. No provider or other third party has any right to retain, train on, improve its models with, disclose or otherwise use any Company Data, inputs, prompts or outputs. The Company Group owns or has sufficient, transferable and sublicensable rights to use, reproduce, modify, distribute, commercialize and otherwise exploit all material models, model weights, outputs and other materials generated by or for the Company Group using AI Technologies, without restriction that would impair the Business after the Closing.

(s) All material source code, firmware, HDL or FPGA code, designs, documentation, inventions, patent filings, marketing content or other material Company Group Intellectual Property or Company Technology created or materially assisted by Generative AI Technologies has been subjected to review by qualified personnel, including, as applicable, human authorship and inventorship review, provenance review, Open Source Materials and license scanning, similarity review and code-quality review, and the Company Group has obtained sufficient human authorship, inventorship and contractual rights to own or fully exploit each such item. Contracts with developers, contractors and vendors require disclosure of material use of Generative AI Technologies and assignment to the applicable Group Entity of all resulting rights. The Company Group maintains written policies and training governing the use of AI Technologies.

(t) For each AI Product, the Company Group maintains technical documentation sufficient to identify and understand the material AI Technologies, models, data and dependencies used in or with such AI Product and to permit qualified personnel to maintain, modify, debug and improve the AI Product. The Company Group maintains records of material testing, validation, human review and oversight and the basis for material performance, functionality, compatibility and marketing claims relating to AI Products. Such claims are accurate and substantiated in all material respects, and the Company Group has obtained all material customer approvals and has implemented all contractual disclosures, warranties, disclaimers and use restrictions required for the applicable deployment. No Group Entity has received any material complaint, claim, demand or governmental inquiry relating to Intellectual Property ownership, inputs, outputs or other Intellectual Property aspects of its development, use or deployment of AI Technologies.

(u) Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will: (i) result in the loss, termination, modification, restriction or impairment of any right in or to any Company Group Intellectual Property, Company Technology, Company Data, AI Technologies or Technical Documentation; (ii) require any consent, notice, payment of any additional fee or royalty or grant of any additional right; (iii) trigger the release, disclosure or delivery of any source code, firmware source, HDL or FPGA materials, model weights or other proprietary materials; (iv) grant to any Person any license, covenant not to sue, ownership interest, security interest or other right in or to any Company Group Intellectual Property, Company Technology or Company Data; or (v) grant to any Person any right in or to any Intellectual Property, technology, data or AI Technologies owned by or licensed to Buyer or any of its Affiliates before the Closing. Immediately following the Closing, all rights covered by this Section 4.16 will be owned by or available to the Company Group on the same terms and conditions as immediately before the Closing.

(v) For the avoidance of doubt, the representations and warranties in this Section 4.16 concerning Company Data address ownership, licensing, confidentiality, permitted use and AI-related rights and do not address cybersecurity, data security or compliance with Privacy Laws, except to the extent expressly stated in this Section 4.16 with respect to rights and consents necessary for the use of Company Data with AI Technologies.

4.17 Employee Benefit Plans.

(a) Schedule 4.17(a) of the Company Disclosure Schedule contains a true, complete and correct list of all Employee Benefit Plans, other than any individual offer letters, employment agreements, consulting agreements, or phantom equity award agreements which are substantially in a form identified on Schedule 4.17(a) of the Company Disclosure Schedule; provided that any material deviations from such forms are separately identified on Schedule 4.17(a) of the Company Disclosure Schedule. Schedule 4.17(a) of the Company Disclosure Schedule separately identifies each Employee Benefit Plan maintained primarily for the benefit of Company Service Providers outside the United States and the applicable jurisdiction.

(b) The Company has made available to Buyer, with respect to each Employee Benefit Plan set forth on Schedule 4.17(a) of the Company Disclosure Schedule (to the extent applicable thereto), true, complete and correct copies of: (i) the current plan documents, including any material amendments thereto, or, if such Employee Benefit Plan is not in writing, a written description of the material terms of such Employee Benefit Plan; (ii) the two most recently filed annual reports (Form 5500 series (or similar) and schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (iii) the most recent summary plan description, and any summaries of material modifications related thereto; (iv) in the case of any Employee Benefit Plan that is intended to be qualified under Code Section 401(a), the most recent determination, opinion or advisory letter issued by the IRS or any other relevant Governmental Authority with respect to such Employee Benefit Plan; and (v) the most recent annual actuarial valuation or report prepared for such Employee Benefit Plan.

(c) Each Employee Benefit Plan is, and has been, maintained, administered and operated in accordance with its terms and in compliance in all material respects with all applicable Laws, including the Act Respecting Labour Standards (CQLR c N-1.1), ERISA, the Code, the Canadian Tax Act, the Supplemental Pensions Plans Act (Quebec) or other similar federal or provincial Canadian pension benefits standards legislation and the Voluntary Retirement Savings Plans Act (Quebec). No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) has occurred with respect to any Employee Benefit Plan. All material contributions and premiums related to each Employee Benefit Plan have been timely paid or made or, to the extent not yet due, properly accrued on the Financial Statements. With respect to each Canadian Employee Benefit Plan that is or should be a registered plan under the Canadian Tax Act, such plan has been duly registered under the Canadian Tax Act and all applicable provincial legislation, and has at all times been administered in compliance in all material respects with its terms and the applicable provisions of such Laws, such that its registered status has not been revoked or, to the Company’s Knowledge, proposed to be revoked, or jeopardized, and, to the Company’s Knowledge, there are no outstanding material issues or concerns raised by any Governmental Authority with respect thereto.

(d) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and, to the Company’s Knowledge, nothing has occurred that would be reasonably expected to result in the revocation of the qualified status of any such Employee Benefit Plan.

(e) Neither the Company nor any ERISA Affiliate sponsors, maintains, participates in, contributes to or has within the past six (6) years sponsored, maintained, participated in, contributed to or been required to contribute to, or has any Liability (including any contingent Liability) with respect to: (i) any employee benefit plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA; (iii) any multiple employer plan within the meaning of Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; or (v) any multiemployer pension or benefit plan within the meaning of the applicable federal or provincial pension standards Laws in Canada. Neither the Tax partnership between EPIQ Design Solutions LLC and Cyber Radio Holdings LLC nor Cyber Radio Holdings LLC currently employs or has ever employed any Person or has ever sponsored, maintained, or contributed to any Employee Benefit Plan.

(f) No Employee Benefit Plan provides for post-employment or post-retirement medical or other welfare benefits to any current or former Company Service Provider, except to the extent required by Section 4980B of the Code or any similar applicable Law or coverage through the end of the month in which the termination of employment or retirement occurs. No Employee Benefit Plan is, or has been in the past three (3) years, a self-insured plan that provides medical, dental or welfare benefits to Company Employees.

(g) No material Proceeding (other than routine claims for benefits), including any audit or investigation by any Governmental Authority, is pending or, to the Knowledge of the Company, threatened with respect to (or against the assets of) any Employee Benefit Plan and, to the Company’s Knowledge, no Employee Benefit Plan is currently under audit, examination or investigation by any Governmental Authority or is the subject of, or has any unresolved matter under, any voluntary compliance, correction or closing agreement program sponsored by any Governmental Authority.

(h) The Company Group is in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar applicable Law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010.

(i) Except as expressly contemplated by this Agreement or as set forth on Schedule 4.17(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in connection with any termination of employment) will: (i) entitle any Company Service Provider to any severance, retention or change of control benefits, or other compensatory payment under any Employee Benefit Plan; (ii) increase the amount of compensation due to any Company Service Provider under any Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any benefit to any Company Service Provider under any Employee Benefit Plan; or (iv) result in any payment or benefit that, individually or together with any other payment or benefit, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code. No member of the Company Group is obligated to provide any Company Service Provider or former employee of the Company Group with any gross-up, reimbursement or other payment in respect of any Taxes imposed under Section 4999 or Section 409A of the Code. Upon an employee’s termination with a Group Entity, such employee’s entitlement under any GRSP or similar registered plan is limited to the vested account balance attributable to employer and employee contributions made as of the date of termination, and the applicable Group Entity has no further obligation to contribute to or maintain such plan for the benefit of such terminated employee.

(j) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and which is subject to Section 409A of the Code has been maintained, operated and administered in all material respects in documentary and operational compliance with Section 409A of the Code.

(k) Each Employee Benefit Plan maintained primarily for Company Service Providers outside the United States has been established, registered, funded, maintained and administered in compliance in all material respects with its terms and applicable Law, and no such Employee Benefit Plan has any material unfunded or underfunded Liability. The Company and each Subsidiary have timely paid all material contributions, premiums, assessments and other amounts required with respect to each statutory plan or program sponsored or administered by a Governmental Authority with respect to which contributions are required by applicable Law and that is applicable to the Company or any Subsidiary, including the Canada Pension Plan, the Québec Pension Plan and any plan or program administered pursuant to applicable health tax, workplace safety insurance, workers’ compensation or employment insurance Laws, and have no material unpaid Liability with respect thereto.

(l) Except as set forth on Schedule 4.17(l) of the Company Disclosure Schedule, no Group Entity sponsors, maintains, contributes to or has any Liability (contingent or otherwise) under any “registered pension plan” (as defined in the Canadian Tax Act), any defined benefit pension plan, any deferred profit sharing plan, any individual pension plan, or any SERP.

(m) The Company is, and has at all times been, in compliance in all material respects with the Voluntary Retirement Savings Plans Act (Quebec). To the extent the Company maintains a GRSP or other qualifying retirement plan subject to Quebec law, such plan constitutes a designated plan that exempts the Company from any obligation to offer or contribute to a voluntary retirement savings plan under Quebec law. All required notices, employee communications and opt-out records mandated by the Voluntary Retirement Savings Plans Act (Quebec) have been properly executed and maintained by the Company Group.

(n) With respect to any Employee Benefit Plan maintained, sponsored, or contributed to by a Group Entity in Quebec, including any GRSP: (i) all plan documents, summaries, booklets, enrollment materials, investment descriptions, and member communications have been drafted and made available in French in compliance with applicable Laws; (ii) the Group Entity is not subject to any investigation, inquiry, complaint, notice of violation, or penalty imposed by the Office québécois de la langue française or any other Governmental Authority in connection with the language used in any Employee Benefit Plan materials; and (iii) all required registrations, notices, filings and reports with the Autorité des marchés financiers or other applicable Quebec regulatory authority have been timely made.

4.18 Employee Relations.

(a) No Group Entity is a party to any collective bargaining agreement with any union. Since January 1, 2023, there have been no (i) to the Knowledge of the Company, union organizing activities, (ii) representation petitions filed with the National Labor Relations Board or demands for recognition, with respect to any employees of any Group Entity in their capacity as such, (iii) material unfair labor practice charges, or other material labor-related proceedings, and (iv) material strikes, work stoppages, picketings, slowdowns or other material labor disputes.

(b) Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedule, there is no material Proceeding, investigation or audit pending or, to the Knowledge of the Company, threatened in writing regarding an alleged violation or breach by any Group Entity of any applicable Law governing labor, or employment, including any settlement or resolution thereof within the past three (3) years.

(c) Schedule 4.18(c) of the Company Disclosure Schedule contains a materially true, complete and correct list of each Company Employee as of July 1, 2026 (on a no-name basis, where required by applicable Privacy Laws), together with their respective (i) primary work location, (ii) job title, (iii) date of hire, (iv) status as exempt or non-exempt under applicable wage and hour Laws, (v) base salary or hourly rate, as applicable, and (vi) leave status (if any).

(d) Within the past three (3) years, no Group Entity has implemented any “collective dismissal”, “mass layoff” or “plant closing”, each as defined under the WARN Act or any similar applicable Law, and no such action is currently planned or contemplated that would reasonably be expected to trigger any notice, consultation or other obligations under the WARN Act or similar applicable Law.

(e) Since January 1, 2023, the Company Group is, and has been, in compliance with all applicable Laws with respect to its employment practices, including those in respect of discrimination, harassment, or retaliation in employment; pay equity; equal employment opportunities; wage and hour; paid time off; unpaid leave; disability accommodations; occupational safety and health; immigration; employee privacy; classification of workers as employees or non-employees; and unfair labor practices; except, in each case, as has not resulted in, and would not reasonably be expected to result in, material Liability to the Company Group.

4.19 Customers and Suppliers. Schedule 4.19 of the Company Disclosure Schedule sets forth a true, complete and correct list of: (a) each of the top 10 customers by revenue of the Company Group during the fiscal year ended December 31, 2025 (each, a “Material Customer”), and (b) each of the top 10 suppliers (including brokers and sales representatives but excluding Employee Benefit Plans and insurance policy providers) by spending of the Company Group during the fiscal year ended December 31, 2025 (each, a “Material Supplier”). Since the Balance Sheet Date through the date of this Agreement, the Company Group has not received written, or, to the Knowledge of the Company, oral, notice from any Material Customer or Material Supplier (i) terminating its business relationship with the Company Group or (ii) indicating an intention to materially reduce the volume of products or services purchased from, or supplied to, the Company Group.

4.20 Privacy and Data Security.

(a) The Business Systems are sufficient for the immediate and anticipated future needs of the Company’s Business as currently conducted. The Company has implemented and maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been proven effective upon testing in all material respects, and in the last 12 months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all respects.

(b) The Company has taken commercially reasonable actions to protect the security and integrity of the Business Systems and the data stored or contained therein or transmitted thereby including by implementing industry standard procedures preventing unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”), and the taking and storing on-site and off-site of back-up copies of critical data.

(c) There is no Malicious Code in any of the Business Systems, and the Company has not received any complaints from any customers related to any Malicious Code.

(d) Since January 1, 2023, the Company Group and the conduct of the Business have been in material compliance with all Privacy Laws and the terms of all Contracts relating to the Processing of Personal Information. The Company Group implements and maintains commercially reasonable safeguards designed to protect Personal Information as required by Privacy Laws or the terms of all Contracts relating to the Processing of Personal Information. Since January 1, 2023, no Group Entity has been subject to any Proceedings related to the Processing of Personal Information nor has received any notice or complaint related to Privacy Laws. Since January 1, 2023, there has not been any actual or alleged material breach of security, accidental or unauthorized loss, damage, access, use, modification, or misuse of (i) any Personal Information Processed by the Company or (ii) the Business Systems. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Privacy Laws. The identity of the Company’s chief information security officer, or other individual tasked with ensuring information security, is set forth on Schedule 4.20(d) of the Company Disclosure Schedule (such individual, the “Information Officer”).

4.21 Anti-Corruption Matters. Since January 1, 2020, through the date of this Agreement, no Group Entity has taken any action that would cause the Company Group to be in violation of the U.S. Foreign Corrupt Practices Act of 1977(“FCPA”), the Corruption of Foreign Public Officials Act, Sections 119 to 124 and Section 426 of the Criminal Code of Canada, the Anti-Corruption Act (Quebec), or any similar anti-bribery or anti-corruption Law or regulations applicable to the Company Group (collectively, the “Anti-Corruption Laws”). Since January 1, 2020, no Group Entity has engaged in an internal investigation relating to any actual or potential violation of the Anti-Corruption Laws and, to the Knowledge of the Company, there have been no internal or external allegations that any Group Entity has violated any Anti-Corruption Law. Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 4.21 constitute the sole and exclusive representations and warranties of the Company relating to the FCPA, Anti-Corruption Laws and related matters.

4.22 Related Parties Transactions. Except as set forth on Schedule 4.22 of the Company Disclosure Schedule, no Seller or Related Party: (a) has entered into any Contract with any Group Entity other than (i) normal employment Contracts, (ii) Employee Benefit Plans, or (iii) any Organizational Documents of any Group Entity (each, a “Related Party Contract”); (b) is owed or owes any amount from or to any Group Entity (excluding employee compensation, reimbursement of ordinary course business expenses and other ordinary incidents of employment); or (c) has any direct or indirect interest in any property that (i) relates to and is or will be necessary in the present or currently contemplated future operation of the Business, or (ii) is presently owned by or leased by or to any Group Entity.

4.23 Export Control and Sanctions Compliance.

(a) Except as set forth on Schedule 4.23, for the past five (5) years, the Company Group has at all times, conducted its exports, imports, dealings and related transactions in compliance with all applicable U.S. and Canadian export, reexport, import, antiboycott and sanctions Laws (including with respect to all applicable Export Approvals), including the Export Administration Regulations (“EAR”) administered by the U.S. Commerce Department’s Bureau of Industry and Security, the sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, the Export and Import Permits Act administered by Global Affairs Canada, the Customs Act administered by Canada Border Services Agency and the sanctions regulations administered by Global Affairs Canada and Public Safety Canada and all other applicable export control and sanctions Laws of any Governmental Authority having jurisdiction (collectively, “Export Control and Sanctions Laws”). For the past five (5) years, no Group Entity has engaged in an internal investigation relating to any actual or potential violation of the Export Control and Sanctions Laws and, to the Knowledge of the Company, there have been no internal or external allegations that any Group Entity has violated any Export Control and Sanctions Law.

(b) To the Knowledge of the Company, for the past five (5) years, no Group Entity has directly or indirectly sold, exported, re-exported, transferred, or otherwise disposed of the Offerings and Proprietary Software to any destination, entity, or person prohibited by the Laws of the United States or Canada, without Export Approval from the competent Governmental Authority as required by Export Control and Sanctions Laws.

4.24 Government Contracts.

(a) Schedule 4.24(a) of the Company Disclosure Schedule contains a true, complete, and correct list of each “Current Government Contract” (the period of performance for which is not terminated or expired or which has expired but has not yet completed administrative closeout), and Government Bids for non-standard Offerings (pursuant to which a Group Entity offers goods or services of a type that is outside the ordinary course of business) with a projected revenue of more than $1,000,000.

(b) Each Current Government Contract was legally awarded, is a valid, binding and legally enforceable obligation of the Company thereto, and is in full force and effect, except to the extent that enforceability may be limited by the Enforceability Exceptions. No current Government Contract or Government Bid is currently the subject of bid or award protest proceedings. Since January 1, 2020, the Company Group has complied with all applicable Laws regarding Government Contracts or Government Bids and the terms and conditions of each Government Contract and Government Bid.

(c) Since January 1, 2023, no Group Entity, nor its Principals (as defined in Federal Acquisition Regulation (“FAR”) §2.101) is or has been suspended or debarred, proposed for suspension or debarment, declared ineligible (other than ordinary course post-employment restrictions) or determined non-responsive by any Governmental Authority from holding, performing or bidding on any Government Contract. No suspension or debarment or ineligibility or non-responsibility proceeding with respect to Government Contracts or Government Bids has been commenced or threatened in writing against any Group Entity, or its Principals, and to the Knowledge of the Company, there are no circumstances that would be reasonably expected to warrant the institution of debarment or suspension proceedings against any Group Entity or its Principals.

(d) Neither any Group Entity nor its Principals has been convicted of, had a civil judgment rendered against them for, or is currently criminally charged or indicted or, to the Knowledge of the Company, under investigation for the commission of fraud (as such concept is defined under the state or federal laws of the United States) or a criminal offense in connection with a Government Contract or Government Bid, violation of antitrust laws, or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, violating criminal tax laws, or receiving stolen property.

(e) Since January 1, 2020, (i) there has not been any Proceeding (or any audit or investigation) against the Company Group relating to any Government Contract or Government Bid that has identified or raised issues that have resulted in, or would reasonably be expected to result in, a material claim or other dispute relating to any such Government Contract or Government Bid, (ii) the Company Group has not conducted an internal investigation or made any voluntary or mandatory disclosure to any Governmental Authority with respect to or concerning any actual, alleged or potential violation of applicable Law relating to any Government Contract or Government Bid, (iii) no Government Contract to which the Company Group is or has been a party has been terminated for cause or default and no written notice of termination for cause or default or show cause notice has been issued with respect to any such Government Contract; (iv) no termination for convenience of any Government Contract has resulted in, or would reasonably be expected to result in, any material Liability to or material obligation of the Company Group; and (v) to the Knowledge of the Company, no facts, circumstances, or allegations exist that are reasonably likely to give rise to any of the actions under (i) through (iv) of this subparagraph.

(f) Except as set forth on Schedule 4.24(f) of the Company Disclosure Schedule, within the past four (4) years, no Government Contract was premised or awarded based on any Group Entity’s representation that it is a small business, small disadvantaged business, woman-owned small business, service disabled veteran-owned small business, HUBZone small business, participant in the Small Business Administration’s 8(a) Business Development program, protégé, or possesses other preferential status afforded by statute or regulation (collectively, “Small Business Status”). Since January 1, 2020, all representations made by any Group Entity at the time of submission of any Government Bid or pursuant to the award of any Government Contract as having Small Business Status or being eligible for any other preferential status under the size standard applicable to such Government Contract or Government Bid were accurate in all respects.

(g) Except as set forth in Schedule 4.24(g) of the Company Disclosure Schedule, the Company Group has not provided technical data, computer software, or other Intellectual Property to any Governmental Authority pursuant to a Government Contract in any manner that gives such Governmental Authority rights in Company Group technical data, computer software, or Intellectual Property greater than or different from the equivalent of commercial license rights, “restricted rights” or “limited rights,” as such terms are defined in the FAR and applicable agency FAR supplements. The Company Group has complied in all material respects with all applicable requirements relating to the assertion and protection of restricted or limited rights in technical data and computer software, there is no invention or discovery conceived or first reduced to practice in the performance of any Government Contract which is or may be patentable under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.), and there is no pending or unresolved challenge or validation proceeding to any data rights assertion or Intellectual Property restriction made by the Company Group. In each case in which a Group Entity has delivered or otherwise provided any technical data, computer software, or Intellectual Property to any Governmental Authority, Higher-Tier Customer, or other Person in connection with a Government Contract or Government Bid, the Company Group has marked such technical data, computer software, and Intellectual Property with all markings and legends necessary under the FAR or DFARS (as applicable), the applicable Government Contract or Government Bid, and applicable Law to protect such technical data, computer software and Intellectual Property in accordance with the rights intended to be granted under such Government Contract or Government Bid.

(h) Schedule 4.24(h) of the Company Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of all facility security clearances held by the Company Group, and all personnel security clearances held by the Company Group, and any officer, manager, or employee of the Company Group (listed by category only).

(i) The clearances set forth in Schedule 4.24(h) of the Company Disclosure Schedule are all of the facility and personnel security clearances reasonably necessary to conduct the business of the Company Group.

(ii) The Company Group is in compliance with all applicable national security obligations, including, without limitation, those specified in 32 C.F.R. Part 117 (the “NISPOM Rule”) and the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006) (as amended) (“NISPOM”), as applicable.

(iii) Other than routine audits by the Defense Counterintelligence and Security Agency (“DCSA”) (formerly known as the Defense Security Service) of the United States Department of Defense or other Cognizant Security Agency, there has been no audit by a Governmental Authority relating to the Company Group’s compliance with the requirements of the National Industrial Security Program or other national security obligation that resulted in material adverse findings against any Group Entity.

(iv) There is no existing information, fact, condition, or circumstance that would reasonably be expected to cause the Company Group to lose any facility security clearance, or to lead to the revocation of any personnel security clearance of the Company’s officers, managers, or employees.

(v) Except as set forth on Schedule 4.24(h)(v), the Company Group is not subject to any foreign ownership, control or influence (“FOCI”) restrictions or mitigation requirements, other than board resolutions that prohibit unauthorized access to classified information by parent companies or affiliates (“National Security Board Resolutions”), with respect to any Company facility and personnel security clearances. The Company Group is not subject to any national security obligations or restrictions, including without limitation under the NISPOM, that (1) would reasonably be expected to adversely affect any facility clearance held by any Company Group or the performance of any Government Contract, or (2) has been determined by DCSA or any other Governmental Authority to adversely affect, or present a material concern with respect to, any facility clearance held by the Company Group or the performance of any Government Contract. The Company Group is in compliance with all National Security Board Resolutions applicable to the Company Group, and there are no unresolved deficiencies or outstanding corrective actions with respect thereto.

(vi) The Company Group has complied with all applicable requirements under each Government Contract relating to the safeguarding of and access to classified information, controlled unclassified information, and any other sensitive but unclassified information.

(i) Schedule 4.24(i) of the Company Disclosure Schedule lists all U.S. Government property which has been provided to the Company Group pursuant to any Government Contract and which, as of the date of this Agreement, is in the Company Group’s possession. The Company Group, when and as required by the applicable Government Contract, has certified to the applicable Governmental Authority in a timely manner that all government property is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and applicable Law. There are no outstanding loss, damage or destruction reports that have been or were required to have been submitted to any Governmental Authority in respect of any government property.

(j) All invoices and claims for payment, reimbursement or adjustment, including without limitation requests for progress payments and provisional payments, submitted by or on behalf of the Company Group in connection with a Government Contract were current, accurate and complete in all material respects as of their applicable submission dates.

(k) Since January 1, 2020, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made by or submitted on behalf of the Company Group with respect to each Government Contract and Government Bid were true, accurate, and complete as of the effective date of submission and were made by an authorized representative of the Company Group, and the Company Group has complied with such representations, certifications and disclosure requirements. No Governmental Authority, Higher-Tier Customer, or other Person has notified any Group Entity of any actual or alleged inaccuracy, incompleteness or violation of, or any failure to comply with, any such representation, certification or disclosure requirement.

(l) Since January 1, 2023, the Company Group has not received an adverse past performance evaluation or rating with respect to any Government Contract or Government Bid.

(m) Neither a Governmental Authority nor any Higher Tier Customer under a Government Contract has withheld or setoff, or attempted to withhold or setoff, monies due to the Company Group under any Government Contract, and to the Knowledge of the Company, no facts or allegations exist that are reasonably likely to give rise to such a withholding or set off. No facts exist that could give rise to a claim for price adjustment under the Truthful Cost or Pricing Data statute or to any other request for a reduction in the price or cost of the Government Contracts due to a breach or violation thereof.

(n) There exist (i) no outstanding claims against the Company Group by a Governmental Authority, Higher-Tier Customer, or lower-tier subcontractor or vendor arising under any Government Contract, (ii) to the Knowledge of the Company, no facts that would be likely to form the basis for such a claim, (iii) no disputes between the Company Group and a Governmental Authority, Higher-Tier Customer, or lower-tier subcontractor or vendor arising under any Government Contract, and (iv) to the Knowledge of the Company, no facts over which such a dispute would reasonably be expected to arise in the future.

(o) The Company Group does not have any interest in any pending or potential claims or requests for equitable adjustment against a Governmental Authority, Higher-Tier Customer, or lower-tier subcontractor or vendor arising under any Government Contract, except for routine contract payment transactions.

4.25 Brokers. Except as set forth on Schedule 4.25 of the Company Disclosure Schedule, no broker, finder, or similar agent has been employed or engaged by or on behalf of the Company Group in connection with this Agreement or the Transactions, and no Group Entity has entered into any Contract with any Person for the payment of any brokerage commission, finder’s fee, or any similar compensation in connection with this Agreement or the Transactions.

4.26 Competition Act. Neither the aggregate value of the assets in Canada of the Company Group nor the annual gross revenues from sales in, from or into Canada generated by the Company Group exceeds CAD $93 million, in each case as determined in accordance with the Competition Act (Canada) and the Notifiable Transactions Regulations promulgated thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

5.1 Representations and Warranties of Seller. Subject to the exceptions and qualifications set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as follows:

(a) Capacity; Power and Authority. Seller has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Seller. This Agreement and the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

(b) Organization. Seller is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(c) Consents; Non-contravention. Except as set forth on Schedule 5.1(c)(i) of the Seller Disclosure Schedule, Seller is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with the consummation of the Transactions. Except as set forth in Schedule 5.1(c)(ii) of the Seller Disclosure Schedule, the execution of this Agreement and the other Transaction Documents and the consummation of the Transactions does not and will not: (i) conflict with or violate any provision of the Organizational Documents of Seller, (ii) result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification, or cancellation or a loss of rights under, any Contract to which Seller is a party, subject or otherwise bound; (iii) violate any Law or Order to which Seller or Seller’s assets or businesses are subject or otherwise bound; or (iv) result in the creation or imposition of any Lien upon any of the assets of Seller; except in each case, as would not reasonably be expected to have an adverse effect on Seller’s ability to perform its obligations under this Agreement.

(d) Title to Interests. Seller has good and valid title to the Interests of the Company owned by Seller free and clear of all Liens, except for restrictions on transfer under Securities Laws and Liens arising under or in connection with the Credit Agreement.

(e) Litigation. There is no Proceeding or Order pending or, to the Knowledge of the Company, threatened in writing against Seller with respect to the Transactions, except in each case, as would not reasonably be expected to have an adverse effect on Seller’s ability to perform its obligations under this Agreement.

(f) Brokers . Except as set forth on Schedule 5.1(f) of the Seller Disclosure Schedule, no broker, finder, or similar agent has been employed or engaged by or on behalf of Seller in connection with this Agreement or the Transactions, and Seller has not entered into any Contract with any Person for the payment of any brokerage commission, finder’s fee, or any similar compensation in connection with this Agreement or the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and Seller as follows:

6.1 Capacity; Power and Authority. Buyer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

6.2 Organization, Existence and Good Standing. Buyer is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.

6.3 Consents; Non-contravention. Buyer is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Governmental Authority in connection with the consummation of the Transactions. The execution of this Agreement and the other Transaction Documents and the consummation of the Transactions does not and will not: (a) conflict with or violate any provision of the Organizational Documents of Buyer; (b) result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification, or cancellation or a loss of rights under, any Contract to which Buyer is a party, subject or otherwise bound; (c) violate any Law or Order to which Buyer or its assets or businesses are subject or otherwise bound; or (d) result in the creation or imposition of any Lien upon any of the assets of Buyer other than the Permitted Liens; except in each case, as would not reasonably be expected to have an adverse effect on Buyer’s ability to perform its obligations under this Agreement.

6.4 Litigation. There is no Proceeding or Order pending or, to the knowledge of Buyer, threatened in writing against Buyer or its Affiliates with respect to the Transactions, except in each case, as would not reasonably be expected to have an adverse effect on Buyer’s ability to perform its obligations under this Agreement.

6.5 Brokers. No broker, finder, or similar agent has been employed or engaged by or on behalf of Buyer in connection with this Agreement or the Transactions, and Buyer has not entered into any Contract with any Person for the payment of any brokerage commission, finder’s fee, or any similar compensation in connection with this Agreement or the Transactions.

6.6 Sufficiency of Funds; Debt Commitment Letters.

(a) At Closing, Buyer will have sufficient financial resources to pay all of the Aggregate Payments and all fees and expenses required to be paid by Buyer hereunder and under the other Transaction Documents (such amounts, collectively, the “Required Amount”). Buyer understands and acknowledges that under the terms of this Agreement, the obligations of Buyer to consummate the Transactions are not in any way contingent upon or otherwise subject to the consummation by Buyer of any financing arrangements, the obtaining by Buyer of any financing or the availability, grant, provision or extension of any financing to Buyer, including the Debt Financing, and Buyer hereby irrevocably waives any right it may have to not consummate the Transactions as a result of the unavailability of financing from any source.

(b) Buyer has delivered to Seller true and complete copies of the executed debt commitment letter or letters, each dated as of the date hereof, including the exhibits, schedules and annexes thereto, pursuant to which the financial institutions party thereto have committed, subject to the terms and conditions set forth therein, to provide debt financing to Buyer in connection with the Transactions, together with any associated fee letter (the “Fee Letter”), subject, in the case of any such Fee Letter, to customary redactions of fees, pricing caps, market flex and other economic terms that do not adversely affect the amount or availability of such debt financing or impose any additional condition to the funding thereof (collectively, the “Debt Commitment Letters” and the financing contemplated thereby, the “Debt Financing”). It is not a condition to the Closing or to any of Buyer’s other obligations under this Agreement that Buyer obtain financing for, or related to, the transactions contemplated by this Agreement. As of the date of this Agreement:

(i) the Debt Commitment Letters are in full force and effect and constitute legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, each of the other parties thereto, in each case subject to the Enforceability Exceptions;

(ii) other than with respect to a Contemplated Arranger Addition, the Debt Commitment Letters have not been amended, modified, withdrawn, rescinded, or terminated in any respect, no amendment or modification to the Debt Commitment Letters is contemplated to the knowledge of Buyer, and the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and no party to the Debt Commitment Letters that has a commitment has indicated an intent to so withdraw, terminate or rescind such commitment;

(iii) Buyer is not in material breach of any of its obligations under the Debt Commitment Letters, and Buyer has not received written notice from any other party to a Debt Commitment Letter alleging any material breach or default thereunder;

(iv) Buyer has paid all commitment and other fees required to be paid by it under the Debt Commitment Letters on or prior to the date of this Agreement;

(v) there are no side letters, Contracts or other agreements or arrangements to which Buyer or any Affiliate thereof is a party related to the Debt Commitment Letters or the Debt Financing that could reasonably be expected to limit, affect or impair the availability of the Debt Financing necessary to consummate the Closing if the terms or conditions to be satisfied by Buyer contained in the Debt Commitment Letters are satisfied;

(vi) there are no conditions precedent to the funding of the Debt Financing or to any other financing required for the Buyer to pay the Required Amount at Closing other than those expressly set forth in the Debt Commitment Letters; and

(vii) assuming the satisfaction of the conditions set forth in Sections 8.1 and 8.3, Buyer has no knowledge of any fact, occurrence, event or circumstance that would reasonably be expected to cause the Debt Financing not to be available to Buyer on the Closing Date.

The aggregate proceeds contemplated by the Debt Commitment Letters, together with cash on hand and other financial resources available to Buyer, will be sufficient for Buyer to pay the Required Amount.

6.7 Investment Canada Act. Buyer is a World Trade Organization investor within the meaning of the Investment Canada Act (Canada).

ARTICLE VII

COVENANTS

7.1 Conduct of the Company Prior to the Closing.

(a) Unless Buyer otherwise consents and except as otherwise required by applicable Law or required or permitted by this Agreement or set forth on Schedule 7.1(a) of the Disclosure Schedules, during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX (such period, the “Pre-Closing Period”), the Company shall, and shall cause each of the other Group Entities to, (i) use its reasonable best efforts to carry on the business of the Group Entities in the ordinary course of business, (ii) use its reasonable best efforts to maintain and preserve the assets, goodwill and ongoing operations of their business and their relationships with employees, customers, vendors, suppliers, lessors and other material business relationships, and (iii) use reasonable efforts to maintain each of the insurance policies set forth on Schedule 4.8 of the Company Disclosure Schedule, including payment of any premiums thereunder.

(b) Except as otherwise required by applicable Law or required or permitted by this Agreement or set forth on Schedule 7.1(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not (and shall cause each of the other Group Entities (including, for purposes of clause (viii) below, each Group Tax Entity) not to) take any of the following actions without the prior consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue, transfer, sell, pledge or otherwise encumber any Equity Securities of any Group Entity (other than Equity Securities of any Subsidiary of the Company, to the extent held by any other Group Entity);

(ii) create any Lien on any material assets, rights or properties (whether tangible or intangible) of any Group Entity, other than Permitted Liens;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of any Group Entity except in the ordinary course of business;

(iv) acquire (by merger, consolidation or combination, or acquisition of stock or assets) the Equity Securities of any Person or substantially all the assets thereof;

(v) establish or acquire any Subsidiary;

(vi) except as required pursuant to the terms of any Employee Benefit Plan or Contract in effect as of the date of this Agreement or in the ordinary course of business consistent with past practice, (A) materially increase, or decrease the salary or wage rate, target bonus opportunity, commission rate or opportunity or other incentive compensation of any officer, other member of key management or Company Employee with annual base compensation that equals or exceeds $250,000, other than annual merit or promotion-related salary or wage increases (and corresponding target bonus or cash incentive opportunity increases) in the ordinary course of business consistent with past practice; (B) grant or pay to any Company Service Provider any change in control, retention or transaction bonus or any severance or termination pay; (C) accelerate the payment, vesting or funding of any material compensation or benefits under any Employee Benefit Plan; (D) adopt or materially amend any material Employee Benefit Plan, except with respect to (x) renewals of Employee Benefit Plans providing health or welfare benefits and (y) entrances into standard offer of employment letters or employment Contracts with new hires or standard separation and release agreements with terminating Company Employees in the ordinary course of business consistent with past practice, to the extent such new hires and terminations are permitted under clause (E) hereof; (E) hire or terminate (other than for cause, or due to death or disability) any officer, other member of key management or Company Employee with annual base compensation that equals or exceeds $250,000 (other than to fill any vacancy as of the date of this Agreement or to replace any Company Service Provider who ceases to be employed or engaged by a Group Entity after the date of this Agreement but prior to the Closing Date); (F) enter into or materially amend any employment, severance, or retention Contract or arrangement with any officer, other member of key management or Company Service Provider with annual base compensation that equals or exceeds $250,000 (except for entrances into employment letters or Contracts or separation agreements as permitted by clause (D)); (G) implement or announce any material reduction in force, furlough, mass layoff, or plant closing; or (H) materially change the key management structure of the Company Group;

(vii) make a material change in any method of financial accounting or financial accounting practice used by any Group Entity, other than such changes as are required by or necessary to comply with GAAP;

(viii) (A) make, change or rescind any income or other material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material Tax accounting method, (D) file any Tax Return outside the ordinary course of business or file any amended Tax Return, (E) apply for, enter into or obtain any closing agreement, voluntary disclosure agreement, ruling or other Contract, agreement or arrangement with any Tax Authority relating to Taxes, (F) settle any audit, examination, claim or other action or Proceeding relating to Taxes, (G) surrender any right to claim any refund of Taxes, or (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, in each case except as required by applicable Law;

(ix) amend the Company Certificate of Formation or Company LLCA;

(x) modify or amend, cancel, terminate or waive any material rights under any Material Contract, or enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, in either case, except in the ordinary course of business or enter into any new Lease or materially amend, renew, extend, surrender or terminate any Lease (other than extensions of any Lease in the ordinary course of businesses on substantially the same terms and conditions as the applicable existing Lease);

(xi) make any uncommitted capital expenditures in excess of $1,500,000 in the aggregate;

(xii) abandon, cancel, disclaim, dedicate to the public, permit to lapse, fail to prosecute, maintain or renew, or materially narrow the scope of any Registered Intellectual Property;

(xiii) sell, assign, transfer, license, sublicense, covenant not to sue, encumber, disclose or otherwise dispose of any material Company Group Intellectual Property, Company Technology, Company Data, Technical Documentation, source code or trade secret, other than non-exclusive customer licenses granted in the ordinary course of business;

(xiv) amend, terminate, waive any material right under or consent to any materially adverse action under any Intellectual Property Agreement that is material to the Business or any Company Product, other than renewals, amendments, extensions, statements of work, purchase orders or other similar actions taken in the ordinary course of business;

(xv) incorporate, link, combine, distribute or otherwise use any new Open Source Materials under a reciprocal, copyleft, network-copyleft or source-available license in or with any material Proprietary Software or Company Product, or materially change the manner of use or distribution of any Open Source Materials, in each case, in a manner that could trigger source-code disclosure, source-offer, patent, reciprocity or other material obligations;

(xvi) authorize the use of any new Third-Party Generative AI Product to develop any material Company Group Intellectual Property, Company Technology or Company Products, submit any Company, customer, Governmental Authority or third-party confidential information to any AI Technologies, in each case, except in accordance with the Company Group’s written policies and controls;

(xvii) settle or compromise any material Intellectual Property or AI-related claim, admit Infringement, invalidity, unenforceability, ownership or inventorship, grant any license or covenant not to sue in connection with such settlement, or knowingly fail to enforce any material Company Group Intellectual Property against a material Infringement;

(xviii) liquidate or dissolve; or

(xix) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 7.1(b).

(c) During the Pre-Closing Period, the Company shall, and shall cause each other Group Entity to: (i) use commercially reasonable efforts to timely pay all fees and take actions reasonably required to prosecute, maintain and renew any material Registered Intellectual Property; (ii) preserve all material invention disclosures; (iii) preserve all repositories, Technical Documentation and other materials relating to Company Products and Company Technology, in accordance with its existing data retention policies and procedures, in each case except as would not be material to the Company Group as a whole; and (iv) use commercially reasonable efforts to maintain the confidentiality of the material trade secrets and material know-how included in the Company Group Intellectual Property.

7.2 Access to Information; Financing Cooperation.

(a) Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable prior written notice and during normal business hours and subject to restrictions in any Lease, the Company shall, and shall cause each Group Entity to, (i) afford the officers, employees and authorized agents and representatives of Buyer reasonable access to the offices, properties, officers, Contracts, books and records of the Company Group, and (ii) furnish to the officers, employees and authorized agents and representatives of Buyer such additional financial and operating data and other information regarding the assets, properties and business of the Company Group as Buyer may from time to time reasonably request; provided, however, that (A) none of the foregoing shall unreasonably interfere with any of the operations or business activities of any Group Entity, (B) all requests for access shall be directed to a single designated representative of the Company (to be identified by the Company in writing), (C) Buyer shall not contact any customers, suppliers, employees (other than officers designated by the Company), lenders, lessors or other material business relations of any Group Entity without the prior written consent of the Company, in each case other than contacts with such Persons unrelated to the Transactions, (D) Buyer shall be responsible for any damage to any real property leased by any Group Entity or any other assets or property of any Group Entity caused by Buyer or any of its representatives and (E) Buyer and its representatives shall not be permitted to perform any environmental sampling or testing at any real property leased or operated by any Group Entity, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed).

(b) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letters (including complying with any request exercising so-called “flex” provisions), on or prior to the Closing Date, including using reasonable best efforts to (A) maintain in effect the Debt Commitment Letters in accordance with their terms until the transactions contemplated hereby are consummated, (B) satisfy on a timely basis (or obtain the waiver of) all conditions applicable to Buyer in the Debt Commitment Letters and such definitive agreements to be entered into in accordance with the Debt Commitment Letters, (C) negotiate in good faith and enter into definitive agreements (such agreements, together with the Debt Commitment Letters and the Fee Letter, the “Debt Financing Documents”) on terms and conditions relating to the receipt or funding of the Debt Financing no less favorable to Buyer than those contained in the Debt Commitment Letters (giving effect to any “market flex” provisions in the Fee Letter) or on such other terms that would not adversely impact or delay in any material respect the ability of Buyer to consummate the transactions as contemplated by this Agreement, and (D) comply in all material respects with its obligations under the Debt Financing Documents and consummate the Debt Financing at or prior to Closing. Buyer shall, upon written request of Seller, promptly inform Seller in reasonable detail of the status of its efforts to arrange the Debt Financing. Subject to the terms and conditions of the Debt Commitment Letters, Buyer shall use its reasonable best efforts to cause the lenders and other Persons providing the Debt Financing to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated hereby.

(c) Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), permit, agree to or consent to (i) the early termination of any Debt Commitment Letter, or (ii) any amendment or modification to be made to any Debt Commitment Letter (provided that Buyer may modify or amend the Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letters as of the date hereof (such modification or amendment, a “Contemplated Arranger Addition”)), if such amendment or modification would (A) impose new or additional conditions precedent or expand upon the conditions precedent set forth therein, or (B) individually or in the aggregate, adversely affect, prevent, delay or impair, in each case in any material respect, the ability of Buyer to consummate the transactions contemplated hereby or the transactions contemplated by the Debt Commitment Letters or the availability of the Debt Financing. Upon any such modification or amendment of the Debt Commitment Letters in accordance with this Section 7.2(c), the term “Debt Commitment Letters” as used herein shall mean the Debt Commitment Letters as so modified or amended. Without limiting the generality of the foregoing, Buyer shall give Seller prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Debt Commitment Letter or definitive document related to the Debt Financing of which Buyer becomes aware that could materially delay or prevent the Closing; (B) of the receipt of any written notice or other written communication from any lender or Debt Financing Source with respect to any (x) actual breach, default, termination or repudiation by any party to any Debt Commitment Letter or any definitive document related to the Debt Financing or any material provisions thereof with respect to the obligation to fund the Debt Financing or the amount of financing to be funded at the Closing or (y) material dispute or disagreement between or among any parties to any Debt Commitment Letter or any definitive document related to the Debt Financing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the definitive documents in connection therewith); and (C) if for any reason Buyer believes in good faith that it will not be able to obtain the Debt Financing in an amount that, when taken together with available cash and other available sources of cash, is sufficient to fund the Required Amount. Upon written request of Seller, Buyer shall promptly provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. In the event that the Debt Financing or any portion thereof becomes unavailable prior to Closing in an amount that, when taken together with available cash and other sources of cash available to Buyer, is insufficient to fund the Required Amount, Buyer shall use its reasonable best efforts to arrange and obtain alternative debt financing in an amount sufficient, when taken together with any available Debt Financing and any available cash, to pay the Required Amount, and shall not, without the prior consent of Seller, include any conditions to the receipt or funding of such replacement financing that are materially more onerous than or in addition to the conditions set forth in the Debt Commitment Letters in effect on the date hereof or that reasonably could be expected to prevent or materially delay the consummation of the transactions contemplated hereby. The obligations under this Section 7.2(c) shall apply equally to any such alternative financing (including any new financing commitments).

(d) The Company shall, and shall cause each Group Entity to, and shall use its commercially reasonable best efforts to cause each of the Company’s representatives to, provide all cooperation that is reasonably requested by the Buyer in connection with the Debt Financing (including, (i) in connection with the prepayment of Covered Indebtedness, including the Credit Agreement, and (ii) provide all historical financial and related information relating to the Company that is required to permit the Buyer to prepare the information in connection with the Debt Financing). Without limiting the generality of the foregoing, (A) the Company shall, and shall cause the other Group Entities to, use commercially reasonable best efforts to cause appropriate members of senior management of the Company Group, at reasonable times and upon reasonable advance notice, to participate in a reasonable number of meetings, conference calls, due diligence sessions and lender, investor or rating agency presentations in connection with any such financing and to reasonably assist Buyer and its financing sources in the preparation of customary lender or investor presentations, confidential information memoranda, offering memoranda, representation letters and other customary marketing materials relating to the Company Group, (B) the Company shall also furnish, at least three (3) Business Days prior to the Closing Date, such documentation and information regarding the Company Group as has been reasonably requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date and is required by applicable “know your customer,” anti-money laundering and beneficial ownership rules and regulations and (C) the Company shall, and shall cause the other Group Entities to, use commercially reasonable best efforts to provide customary information reasonably requested by Buyer in connection with the preparation of lien searches and collateral schedules. The foregoing notwithstanding: (I) no obligation of any Group Entity nor any other Person undertaken pursuant to this Section 7.2(d) shall be effective until the Closing; (II) none of the Group Entities nor any of their Representatives shall be required to take any action that would cause (1) any representation or warranty set forth in Article IV to be inaccurate or breached, (2) any closing condition of the Group Entities set forth herein to fail to be satisfied or (3) any other breach of this Agreement; (III) such assistance shall not require the giving of representations or warranties to any third parties or the indemnification thereof that, in the good faith determination of the Company, is not true; (IV) such assistance shall not require the waiver or amendment of any terms of this Agreement or any other Transaction Document; (V) such assistance shall not cause any director, officer or employee of any Group Entity to incur any personal liability; (VI) such assistance shall not require the provision of cooperation to the extent that it could reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any Contract; and (VII) such assistance shall not require the Company to provide information that is not reasonably obtained from the books and records of the Group Entities without undue burden or expense. Notwithstanding anything to the contrary herein, any material failure of the Group Entities to comply with this Section 7.2(d) shall not give rise to a failure of the condition set forth in Section 8.3(a) unless (y) the Buyer has notified the Company of such failure in writing in a reasonably sufficient amount of time prior to the Closing Date to afford the Group Entities with reasonable opportunity to cure such failure and (z) the Debt Financing has not been obtained as a result of the Group Entities’ breach of their obligations under this Section 7.2(d).

(e) Notwithstanding the foregoing, no Group Entity nor any of their respective pre-Closing directors, officers, employees or other Representatives shall be required to provide access to, or to disclose, any information, document or other material to the extent that, in the Company’s reasonable judgment, such access or disclosure would (i) waive, jeopardize or otherwise result in the loss of any attorney-client privilege, attorney work product protection or other legal privilege, protection or immunity of any Group Entity, (ii) contravene or violate any applicable Law or any judgment, order or decree of any Governmental Authority, (iii) breach, violate or result in a default under, or give rise to any right of termination, cancellation or acceleration under, any Contract or other binding obligation to which any Group Entity is a party or by which it or its assets are bound (other than any prepayment notices required hereunder), (iv) result in the disclosure of competitively sensitive information, trade secrets or personal data, or (v) relate to the sale process for the Company Group or any other strategic alternatives considered by the Company or Seller, including any bids, indications of interest, letters of intent or communications with, or the identity of, any other actual or potential acquirer; provided, however, that, in the case of clauses (i) through (iv), the Company shall use reasonable best efforts to provide such access or disclosure in a manner that does not result in any of the foregoing consequences.

(f) Notwithstanding anything to the contrary in this Section 7.2, prior to the Closing, neither Seller nor any Group Entity shall be required to: (i) incur any liability or obligation in connection with any financing of Buyer, (ii) pay any commitment or other fee or incur any other cost or expense in connection with the Debt Financing (other than costs of the Group Entities to the extent subject to reimbursement by Buyer hereunder), (iii) pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any definitive agreements related to the Debt Financing, or (iv) provide any legal opinion or accountants’ cold comfort letter or reliance letter or provide any certificate or representation regarding the solvency of Buyer or the Company Group on a pro forma basis. Buyer shall promptly reimburse Seller and the Company Group for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the financing cooperation contemplated by this Section 7.2.

(g) Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective Representatives from and against, and shall pay and reimburse Seller and its Affiliates and their respective Representatives for, any and all losses, claims, damages, costs, expenses, liabilities or judgments, including reasonable attorneys’ fees and disbursements incurred or sustained by, or imposed upon, it or any of them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 7.2 and any information used in connection therewith, except to the extent such losses result from (i) the gross negligence or willful misconduct of such indemnified Person, (ii) historical financial records provided pursuant to this Section 7.2 by or at the direction of such indemnified Person on behalf of the Group Entities (but expressly excluding projections, estimates and other non-historical data) or (iii) the Company’s willful breach of its obligations under this Section 7.2 relating to the Debt Financing.

(h) During the Pre-Closing Period, the Company shall use reasonable best efforts to complete and supplement its responses to Buyer’s outstanding Intellectual Property and AI diligence requests. As a condition to providing any access or information to any representative, advisor, consultant, financing source or other Person acting on behalf of Buyer (other than Buyer’s officers, directors and employees), the Company may require that such Person execute and deliver to the Company (i) a confidentiality agreement or joinder to the Confidentiality Agreement, in form and substance reasonably satisfactory to the Company, and (ii) a customary “clean-team” or access letter agreement, in form and substance reasonably satisfactory to the Company.

7.3 Confidentiality. Buyer hereby agrees to be bound by the Confidentiality Agreement and comply with the terms of the Confidentiality Agreement, as if a party thereto, the terms of which are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Closing or until such agreement terminates pursuant to its terms, such that the information obtained by Buyer, or its Affiliates or their respective officers, employees, agents, or other representatives, during any investigation conducted pursuant to Section 7.2, or in connection with the negotiation and execution of this Agreement or the consummation of the Transactions, or otherwise, shall be governed by the terms of the Confidentiality Agreement.

7.4 Efforts; Consents; Regulatory and Other Authorizations.

(a) Upon the terms and subject to the conditions of this Agreement, each party to this Agreement shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the Transactions, (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the Transactions, including those authorizations, consents, orders, approvals, notices and filings set forth in the Company Disclosure Schedule or the Seller Disclosure Schedule, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the Transactions and (iv) fulfill all conditions to the other parties’ obligations under this Agreement. Upon the terms and subject to the conditions of this Agreement, each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Buyer shall bear all filing fees payable in connection with any filing under the HSR Act or other applicable Antitrust Law. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such authorizations, consents, orders and approvals from third parties, no party shall be required to make payments to any Person or grant any concession, except as explicitly set forth herein.

(b) In furtherance and not in limitation of the terms of Section 7.4(a), (i) to the extent required by applicable Law, Buyer and, where applicable, the Company shall file, or cause to be filed, (A) a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days of the date of this Agreement (including a request for early termination of the applicable waiting period under the HSR Act), and (B) any required notification to any other Governmental Authority with respect to the Transactions as set forth in the Company Disclosure Schedule or Seller Disclosure Schedule as promptly as reasonably practicable after the date hereof, and (ii) each of Buyer and the Company shall (A) supply (and cause their respective Affiliates to supply) the other party or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions, (B) comply with (and cause their respective Affiliates to comply with) any request for additional information and materials that may be issued by the Federal Trade Commission (the “FTC”), the Department of Justice (the “DOJ”) or other Governmental Authorities in which any such filings or submissions are made, (C) use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and to obtain any other required approval, clearance, or waiting period expiration or termination, in connection with any other applicable Law as soon as reasonably practicable, (D) keep the other party or its counsel apprised of any material communications with any Governmental Authority with respect to the Transactions, (E) consult with each other in advance of any meeting or conference with the FTC, the DOJ, or any other Governmental Authority with respect to the Transactions and to the extent permitted by applicable Law or Governmental Authority that each of the parties is given the opportunity to attend any meetings with or appearances before any Governmental Authority with respect to the Transactions, and (F) to the extent permitted by applicable Law or Governmental Authority, permit the other party or its counsel to review in advance any material submission, filing, or communication (and documents and data submitted therewith) intended to be given by it to the FTC, the DOJ, or any other Governmental Authority with respect to the Transactions and reasonably consider such party’s suggestions, comments, and input; provided, that materials may be redacted to remove reference concerning the valuation of the businesses of Seller or as necessary to address reasonable attorney-client or other privilege concerns and that the parties may, as each deems advisable, reasonably designate any material or information provided to or received by any party under this Section 7.4 as “outside counsel only material.” Buyer shall not withdraw any filing, application or notice; stay, toll or extend any applicable waiting period; or enter into any timing agreement with any Governmental Authority under the HSR Act or any other applicable Law without prior consultation with Seller.

(c) In furtherance of the foregoing and upon the terms and subject to the conditions of this Agreement, Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions, including (i) taking action to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Laws with respect to the Transactions, and to avoid or eliminate any impediments under any Law that may be asserted by any Governmental Authority with respect to the Transactions so as to enable the Transactions to be consummated as soon as expeditiously possible.

(d) In furtherance of the foregoing and upon the terms and subject to the conditions of this Agreement, Buyer shall not, and shall cause its Affiliates or Subsidiaries not to (i) take any action that would, or would reasonably be expected to, prevent, materially delay, impair or impede the receipt of any required authorizations, consents, orders or approvals or the consummation of the Transactions, (ii) enter into or consummate any acquisition, merger, consolidation, joint venture, equity investment or other business combination transaction that would reasonably be expected to (A) impose any delay in obtaining, or increase the risk of not obtaining, any authorizations, consents, orders or approvals required under any Antitrust Law in connection with the Transactions, (B) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions, (C) increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) otherwise prevent or materially delay the consummation of the Transactions, or (iii) take or agree to take any action that would reasonably be expected to materially delay or prevent the satisfaction of any condition to Closing set forth in Article VIII.

(e) As soon as practicable after the date hereof and in any event so as to allow closing by the Outside Date, Seller shall cause the CGP Registrant to file a pre-closing notification in compliance with subsection 9(2) of the Controlled Goods Regulations (SOR/2001-32) in connection with the transactions contemplated by this Agreement with PSPC with respect to its Controlled Goods Program Registration. In furtherance of the foregoing, Buyer shall use reasonable best efforts to cooperate with Seller and the CGP Registrant in providing such assistance and information as Seller, the CGP Registrant or PSPC may reasonably request in connection with such filing.

(f) Buyer shall use reasonable best efforts to cooperate with the Company Group in connection with the preparation and timely submission of any notification required under Section 1-302(g) and, if necessary, Section 2-302(b), of NISPOM and/or applicable sections of the NISPOM Rule, in each case, in connection with the Transactions. The Company Group shall use reasonable best efforts to cooperate with Buyer in connection with any such notification and any FOCI mitigation measures required by DCSA or any other Governmental Authority, and Buyer shall bear primary responsibility for any structural mitigation that may be required.

7.5 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Closing, Buyer shall and shall cause the Company to (i) indemnify and hold harmless each present and former director and officer of each Group Entity (collectively, the “Indemnified Parties”), against any and all damages, losses, costs or expenses incurred or suffered by any of the Indemnified Parties in connection with any Liabilities or any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the relevant Group Entity would have been permitted under applicable Law to indemnify such Indemnified Parties and (ii) advance expenses as incurred by any Indemnified Party in connection with any matters for which such Indemnified Party is entitled to indemnification from Buyer or the Company pursuant to this Section 7.5(a) to the fullest extent permitted under applicable Law or, if greater, the Organizational Documents of the relevant Group Entity; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately and finally determined by a court of competent jurisdiction and all rights of appeal have lapsed that such Indemnified Party is not entitled to indemnification under applicable Law, the Organizational Documents of the relevant Group Entity, and pursuant to this Section 7.5(a); provided, further, that this Section 7.5(a) shall not require Buyer or the Company to indemnify any current or former director or officer for any Liability or any Proceeding relating to or arising out of such director’s or officer’s Fraud.

(b) Buyer shall cause the Company and each Group Entity for a period of not less than six (6) years from the Closing (i) to maintain provisions in its Organizational Documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of each Group Entity’s former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the Organizational Documents of each Group Entity, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Notwithstanding the foregoing, nothing in this Section 7.5(b) shall require Buyer, the Company, or any Group Entity to indemnify any such current or former director or officer for any Liability or any Proceeding relating to or arising out of such director’s or officer’s Fraud.

(c) At or prior to the Closing, the Company shall purchase (or cause to be purchased) a prepaid directors’ and officers’ liability insurance policy or policies (i.e., “tail coverage”) (such insurance policy or policies, the “Tail Policy”), which shall (i) cover those Persons who are currently covered by the Company Group’s directors’ and officers’ liability insurance policy or policies (collectively, the “Existing D&O Policy”) as of immediately prior to the Closing, (ii) provide coverage for an aggregate period of not less than six (6) years from the Closing with respect to claims arising from facts, events, acts or omissions that occurred on or before the Closing Date, including with respect to the negotiation, execution and performance of this Agreement and the consummation of the Transactions, (iii) contain terms and conditions (including coverage amounts, retentions, exclusions and other material terms) that are no less favorable to the Indemnified Parties than those contained in the Existing D&O Policy as in effect immediately prior to the Closing, and (iv) be obtained from an insurance carrier with an A.M. Best rating of “A-” or better. The premium for the Tail Policy shall be borne solely by Buyer and shall not be treated as a Transaction Expense or otherwise reduce the consideration payable to Seller hereunder. Buyer shall not, and shall cause the Company and each Group Entity not to, take any action after the Closing that would reasonably be expected to limit, reduce or otherwise adversely affect the coverage provided under the Tail Policy.

(d) The terms and provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the Indemnified Parties by applicable Law or Organizational Document, and shall operate for the benefit of, and shall be enforceable by, the Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 7.5. Notwithstanding any other provisions of this Agreement, the obligations of Buyer and the Company contained in this Section 7.5 shall be binding upon the successors and assigns of Buyer and the Company. In the event that Buyer or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, honor the indemnification obligations set forth in this Section 7.5.

7.6 Employee Benefit Matters.

(a) For a period running from the Closing date through December 31, 2027, Buyer shall provide (or cause a Group Entity or another Affiliate of Buyer to provide) to each Company Employee as of immediately prior to the Closing who continues to be employed by Buyer or one of its Affiliates (including any Group Entity) immediately following the Closing (the “Continuing Employees”) (i) a base salary or wage rate (as applicable) in each case, that is no less than the base salary or wage rate (as applicable) provided to the Company Employees immediately prior to the Closing, and (ii) other employee benefits (including health, welfare, retirement, severance, vacation and leave benefits, but specifically excluding any annual cash bonus or other short-term cash incentive plans) that are no less favorable in the aggregate than the employee benefits provided to the Company Employees immediately prior to the Closing.

(b) Buyer shall, or shall cause one of its Affiliates (including, following the Closing, any Group Entity) to, credit all service of all Continuing Employees with the Company Group, or any predecessor entities thereto, for purposes of eligibility, participation, benefit accrual under any tax-qualified retirement plan (other than benefit accrual under a defined benefit pension plan) and vesting (other than vesting of equity or equity-based compensation) under any benefit plan or arrangement provided, sponsored, maintained or contributed to by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which the Continuing Employees may be eligible to participate after the Closing, except to the extent such credit would result in duplication of benefits for the same period of service or is not permitted under the applicable Buyer Benefit Plan. Buyer shall (or shall cause its Affiliates to) (i) waive all preexisting conditions exclusions, and waiting periods applicable to any Continuing Employee (and his or her eligible dependents) under any Buyer Benefit Plan that is a health or welfare benefit plan, to the extent such exclusions, waiting periods, or restrictions had been satisfied or did not apply to such Continuing Employee (or dependent) under the corresponding Employee Benefit Plan prior to the Closing subject to the terms of the applicable Buyer Benefit Plan and applicable insurance contracts, and (ii) provide each Continuing Employee and his or her dependents with full credit for any co-payments, deductibles and maximum out-of-pocket payments made under an Employee Benefit Plan prior to the Closing for purposes of satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year that includes the Closing Date under any Buyer Benefit Plans providing health or welfare benefits, subject to the terms of the applicable Buyer Benefit Plan and applicable insurance contracts. Buyer shall, or shall cause its Affiliates (including, following the Closing, the Company Group) to, recognize all Continuing Employees’ accrued but unused vacation and other paid time off accrued through the Closing, to the extent such amounts are included as a current liability in the Closing Net Working Capital Amount.

(c) Buyer shall (or cause a Group Entity or another Affiliate of Buyer to), with respect to each Continuing Employee eligible for an annual bonus with respect to the fiscal year in which the Closing occurs, provide such Continuing Employee with the opportunity to earn an annual bonus for such year based on actual performance in accordance with the applicable bonus programs as in effect immediately prior to the Closing, subject to Buyer’s discretion to administer, amend, suspend or terminate such programs.

(d) At the Closing, each award granted under the Xiphos Systems Inc. Incentive Bonus Plan (the “Xiphos Incentive Bonus Plan”) that is outstanding immediately prior to the Closing (each, a “Xiphos Incentive Award”) will be cancelled and terminated and converted into the right to receive an amount in cash, subject to applicable Tax withholdings and deductions, determined in accordance with the applicable Xiphos Incentive Award holder’s Xiphos Incentive Bonus Plan award agreement (the “Xiphos Incentive Bonus Plan Payment”). Buyer shall cause the applicable Group Entity (through its standard payroll processing system) to pay each Xiphos Incentive Bonus Plan Payment in the amount set forth on the Estimated Statement delivered by Seller to the former holder of the applicable Xiphos Incentive Award as soon as practicable (but in all events within sixty (60) days) after the Closing.

(e) As soon as practicable (but in all events within sixty (60) days after) the Closing, Buyer shall (or shall cause one of its Affiliates, including, after the Closing, the Group Entities) to pay to each participant in the EPIQ Design Solutions LLC Change of Control Proceeds Payment Plan (the “CoC Proceeds Plan”) as of immediately prior to the Closing such participant’s Change of Control Proceeds (as defined in the CoC Proceeds Plan and in the amount set forth on the Estimated Statement delivered by Seller) in cash, subject to applicable Tax withholdings and deductions, and further subject to the participant’s timely execution and non-revocation of a release of claims in accordance with such participant’s applicable Participation Notice (as defined in the CoC Proceeds Plan).

(f) As soon as practicable (but in all events within sixty (60) days after) the Closing, Buyer shall (or shall cause one of its Affiliates, including, after the Closing, the Group Entities) to pay to each current or former Company Employee that was granted a retention bonus by the Company Group prior to the Closing that becomes due and payable upon the Closing (each, a “CoC Retention Bonus”) the amount set forth on the Estimated Statement delivered by Seller in cash equal to such CoC Retention Bonus, subject to applicable Tax withholdings and deductions and further subject to such current or former Company Employee’s timely execution and non-revocation of a release of claims in accordance with the agreement documenting such CoC Retention Bonus.

(g) If any payments and other benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) received by any “disqualified individual” (as defined in Section 280G(c) of the Code) of the Company Group (a “Disqualified Individual”) would constitute a “parachute payment” under Section 280G(b) of the Code, then Seller shall, prior to the Closing Date: (a) seek written waivers from the Disqualified Individuals of any such payments or benefits so that all remaining payments or benefits applicable to such Disqualified Individual shall not be deemed to be “parachute payments” within the meaning of Section 280G(b)(2) (such waived payments, the “Waived 280G Payments”); and (b) thereafter, if such waivers are in fact obtained, submit such Waived 280G Payments to the equityholders of the applicable Group Entity or Seller (as applicable) for approval (in a manner intended to meet the requirements of Code Section 280G(b)(5)(B) (the “Section 280G Vote”)). To the extent that any contract, agreement, or plan is or will be entered into or adopted by Buyer or any of its Affiliates and any Disqualified Individual in connection with the transactions contemplated by this Agreement that would result in any payment or benefit that would be required to be disclosed to the equityholders in connection with the Section 280G Vote (“New Arrangements”), then Buyer shall deliver to Seller (or its representatives) a copy of such New Arrangement (or a description of all material terms thereof if unwritten) and cooperate with Seller in determining the value of any such payments or benefits for purposes of the Section 280G Vote as soon as reasonably practicable following the date on which such New Arrangement is executed or adopted but no later than ten (10) Business Days prior to the Closing Date; provided, that Seller’s obligations with respect to any New Arrangement shall apply only to the extent Buyer timely provides the information reasonably necessary for Seller to include such New Arrangement in the Section 280G Vote (and if Buyer does not timely provide such information, Seller’s compliance with this Section 7.6(g) will be determined without regard to such New Arrangements). The form of waiver agreement and other documents prepared by Seller in connection with the Section 280G Vote (including the calculations and analysis for each Disqualified Individual) shall be provided to Buyer for advance review, comment, and approval, which shall not be unreasonably withheld, conditioned or delayed, and Seller shall incorporate any reasonable comments received from Buyer in good faith.

(h) This Section 7.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.6, expressed or implied, is intended or shall be construed to (i) confer upon any other Person, including any Company Service Provider, any rights (including third party beneficiary rights) or remedies of any nature whatsoever or (ii) constitute an amendment of any Employee Benefit Plan or any Buyer Benefit Plan (or an undertaking to amend any such plan) or require Buyer, any Group Entity, or any of their respective Affiliates to continue, or prevent any such Person from amending, modifying or terminating in accordance with its terms, any Employee Benefit Plan, Buyer Benefit Plan or other employee benefit plan.

7.7 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes imposed with respect to the Transactions shall be borne 50% by Seller and 50% by Buyer. The Party required by Law shall file in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes, and the Parties shall reasonably cooperate in connection with the preparation of all such filings. Each Party shall provide the other with evidence satisfactory to such other Party that such Transfer Taxes have been paid.

(b) Tax Returns. Buyer shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return for any Pre-Closing Tax Period or Straddle Period that is due after the Closing Date (each, a “Buyer Prepared Tax Return”). All Buyer Prepared Tax Returns shall be prepared in a manner consistent with the past practice of the Group Tax Entities (including reporting positions, elections, and accounting and valuation methods) other than as provided in Section 7.7(h). To the extent any such Buyer Prepared Tax Return could reasonably be expected to reduce the amount payable to Seller pursuant to this Agreement, Buyer shall deliver to Seller at least thirty (30) days prior to the due date for the filing of such Buyer Prepared Tax Return a draft of such Buyer Prepared Tax Return for Seller’s review, and Buyer shall consider in good faith any comments of Seller provided to Buyer at least fifteen (15) days prior to such due date.

(c) Section 256(9) Election. In the Tax Return of the Company Group under the Canadian Tax Act for the Tax period ending immediately before the Closing Date, Buyer may, at its discretion, cause the Company Group to make an election under subsection 256(9) of the Canadian Tax Act. Neither the Company nor any Group Tax Entity organized under the Laws of Canada will claim a reserve under subsection 20(1)(m) of the Canadian Tax Act in respect of such Tax period.

(d) Cooperation. Buyer, the Company Group and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably requested for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any Proceeding by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax, in each case, of, or with respect to, the Company Group.

(e) Post-Closing Actions. Buyer and its Affiliates shall not, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) (i) take any action outside the ordinary course of business on the Closing Date after the Closing, (ii) amend or file any Tax Return of, or make or change any Tax election or Tax accounting method with respect to, any Group Entity for a Pre-Closing Tax Period or Straddle Period (including any election under Section 336 or Section 338 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law)), (iii) initiate any voluntary disclosure or similar process with respect to any Group Entity for a Pre-Closing Tax Period or Straddle Period or (iv) extend or waive any statute of limitations or other period for the assessment of Taxes for a Pre-Closing Tax Period or Straddle Period, in each case, to the extent such action could reasonably be expected to reduce the amount payable to Seller pursuant to this Agreement.

(f) Tax Contests. Buyer, the Company Group, and their Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any Proceeding or similar event with respect to Taxes or Tax Returns of the Company Group for Pre-Closing Tax Periods or Straddle Periods (a “Tax Contest”). Buyer shall control any such Tax Contest at Buyer’s expense; provided, however, that to the extent the resolution of any such Tax Contest could reasonably be expected to reduce the amount payable to Seller pursuant to this Agreement (i) Seller shall, at Seller’s expense, be entitled to participate fully in any such Tax Contest and (ii) Buyer shall not settle, resolve or otherwise concede any such Tax Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement or any Organizational Documents governing a Group Entity, all indemnification or reimbursement obligations, if any, requiring Seller or its direct or indirect owners to indemnify or reimburse any Group Entity with respect to any Taxes (imputed or otherwise) set forth in any Organizational Documents governing a Group Entity will be void and of no further force and effect as of the Closing.

(g) Straddle Period Taxes. In the case of any Tax (or refund or credit of any Tax) with respect to any Group Entity that is assessed with respect to a Straddle Period, the amount of such Tax (or refund or credit of such Tax) based on or measured by income, sales, use, receipts or similar items (other than property and ad valorem Taxes) of such Group Entity for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date, and the amount of any other Taxes (or refunds or credits of such Taxes) and any exemptions, allowances or deductions determined for the entire Straddle Period, that in each case relates to the portion of the Straddle Period ending on and including the Closing Date shall equal the amount of such Tax, exemption, allowance, or deduction for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(h) OBBBA. Notwithstanding anything to the contrary in this Agreement, the Group Entities shall be allowed to take any action or make any election permitted under Section 70302(f) of the One Big Beautiful Bill Act, Pub. L. No. 119-21 even if such action or election deviates from the past practice of the Group Entities.

(i) Treatment of Post-Closing Payments(j) . Any payments made to Seller after the Closing, including any payments made pursuant to Section 3.2, shall constitute an adjustment of the Closing Consideration for Tax purposes and shall be treated as such by Buyer and Seller to the greatest extent permitted by applicable Law.

(k) Advisor. If, at any time after the Closing, Buyer or Seller determines or becomes aware that an “advisor” (as defined in the Canadian Tax Act for purposes of sections 237.3 and 237.4) has determined that the Transactions are or would be subject to the reporting or notification requirements under sections 237.3 or 237.4 of the Canadian Tax Act, respectively, or any substantially similar provision of applicable Tax Laws, Buyer or Seller, as the case may be, will inform the other party of its intent, or its advisor’s intent, to comply with such requirements and the parties will cooperate with respect to preparing and filing the applicable information returns and/or notifications.

(l) Section 56.4 Election. To the extent applicable, the parties intend that the conditions set forth in section 56.4(7) of the Canadian Tax Act have been satisfied such that section 56.4(5) of the Canadian Tax Act applies to any “restrictive covenants” (as defined in section 56.4(1) of the Canadian Tax Act) granted by any party under this Agreement (collectively, the “Restrictive Covenants”). Accordingly, the parties acknowledge and agree that: (i) no proceeds shall be received or receivable by the Seller for granting the Restrictive Covenants for purposes of section 56.4(7)(d) of the Canadian Tax Act; and (ii) the Restrictive Covenants are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Purchased Interests.

7.8 RWI Policy. Buyer has obtained or will obtain, at Buyer’s sole expense, a conditional binder to the RWI Policy. The RWI Policy shall provide that (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller Releasees and (b) Seller Releasees shall, to the extent not a party to this Agreement, be express third party beneficiaries of such waiver. Following the Closing, Buyer shall not cancel, amend or permit the amendment of the provisions of the RWI Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Proceeding against any Seller Releasee based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, in each case, without the prior written consent of Seller. Buyer acknowledges and agrees that, except in the case of Fraud, from and after the Closing, the RWI Policy (whether or not it is ultimately bound, and whether or not the RWI Policy is sufficient to cover any losses of Buyer or any of its Affiliates) shall be the sole and exclusive remedy of Buyer and its Affiliates and their respective representatives, successors and assigns of whatever kind and nature, at law, in equity or otherwise, known or unknown, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy or breach of any representation or warranty contained in this Agreement, and none of such Persons nor any other Person (including any insurer(s) under the RWI Policy) shall have any recourse against any Seller Releasee with respect thereto.

7.9 Release.

(a) Effective as of the Closing, Buyer, on behalf of itself and each of its Related Parties (including the Company Group), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller and its Related Parties (such released Persons, the “Seller Releasees”), in each case, from all demands, Proceedings, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by Seller Releasees or the Company Group related to the Business, the Interests, the Company Group, or the Transactions (including the negotiation thereof and the execution of the Transaction Documents), in each case, occurring or failing to occur at or prior to the Closing, other than in each case, (i) any rights of Buyer under the Transaction Documents, or any enforcement thereof, (ii) claims in respect of Fraud, (iii) commercial agreements or arrangements in effect between any member of the Company Group or any “portfolio company” of Seller or any of Seller’s Affiliates, on the one hand, and Buyer or any of Buyer’s Affiliates, on the other hand, and (iv) actions or omissions of any Seller Releasee who is a Continuing Employee in such Person’s capacity as an officer or employee of any Group Entity. Buyer shall not make, and Buyer shall not permit any of its Related Parties to make, and Buyer covenants never to, and to cause its Related Parties not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim for contribution or indemnification, against any of Seller Releasees with respect to any Liabilities released pursuant to this Section 7.9(a).

(b) Effective as of the Closing, Seller, on behalf of itself and each of its Related Parties (excluding the Company Group), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Buyer, the Company Group and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Buyer Releasees”), in each case from all demands, Proceedings, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions, taken by the Buyer Releasees, in each case, relating to the Business, the Company Group, or the Transactions (including the negotiation thereof and the execution of the Transaction Documents) and occurring or failing to occur at or prior to the Closing, other than in each case, (i) any rights of Seller, its Related Parties and their respective representatives under the Transaction Documents, or any enforcement thereof, (ii) claims in respect of Fraud, (iii) claims for indemnification, advancement of expenses, exculpation, insurance coverage or any similar claim under the Organizational Documents or insurance policies of, or indemnification or similar agreements with, any Group Entity and (iv) claims relating to rights to accrued and unpaid compensation, benefits, or expense reimbursements from any Group Entity. Seller shall not make, and Seller shall not permit any of its Related Parties to make, and Seller covenants never to, and to cause its Related Parties not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim for contribution or indemnification, against any of the Buyer Releasees with respect to any Liabilities released pursuant to this Section 7.9(b). Without limiting the generality of the foregoing, Seller, on behalf of itself and each of its Related Parties (excluding the Company Group) or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Buyer Releasees with respect to any claim regarding the distribution of the Final Closing Consideration that is made in accordance with this Agreement.

(c) Each of Buyer and Seller, on behalf of itself and its respective Related Parties, hereby expressly, knowingly, and voluntarily waives any and all rights and benefits conferred by California Civil Code Section 1542 and any other statute or common law principle of similar effect in any jurisdiction with respect to the releases set forth in Section 7.9(a) and Section 7.9(b). Each of Buyer and Seller, as to itself, further certifies that it has read and understands the following provision of California Civil Code Section 1542:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each of Buyer and Seller, as to itself, understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542, and any other statute or common law principle of similar effect, is that even if such party or its respective counsel, representatives, or agents hereafter discovers facts or claims in addition to, or different from, those that such party now knows or believes to exist with respect to the subject matter of this Agreement or the releases set forth in this Section 7.9, and which, if known, could have or would have materially affected such party’s decision to execute this Agreement or to grant such releases, such party shall nevertheless remain bound by the releases set forth in Section 7.9(a) and Section 7.9(b) and shall have no right to assert any claim for any damages or other relief arising therefrom. Each of Buyer and Seller, as to itself, further acknowledges and agrees that such party intends these consequences to apply to all claims that may exist as of the date of this Agreement or that may arise thereafter, whether known or unknown, suspected or unsuspected, and regardless of whether such party’s lack of knowledge or awareness of such claims results from ignorance, oversight, error, negligence, or any other cause.

7.10 Termination of Related Party Contracts. Prior to the Closing, the Company shall terminate each Related Party Contract listed in Schedule 7.10 of the Company Disclosure Schedule.

7.11 Retention of Books and Records .. Buyer shall cause the Company Group to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company Group in existence at the Closing for a period of seven (7) years from the Closing Date, and to make the same available after the Closing for inspection and copying by Seller or its representatives at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

7.12 Consents. Seller shall, upon Buyer’s request and using forms reasonably acceptable to Buyer, use reasonable best efforts to obtain prior to the Closing, and deliver to Buyer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 7.12. For the avoidance of doubt, (a) the receipt of such consents, waivers or approvals shall not be deemed as a condition to Closing and (b) nothing in this Agreement shall require Seller or any of its Affiliates, directly or indirectly, to make any concessions or pay any amounts to third parties in order to obtain such consents, waivers or approvals.

7.13 Texas Franchise Tax Matter. Seller and the Company shall undertake reasonable best efforts to favorably resolve the matters underlying the Texas Notice of Intent to Forfeit Right to Transact Business (“Texas Notice”) addressed to EPIQ Design Solutions LLC and dated July 24, 2026, including by, as necessary, filing all required franchise Tax reports with, and paying any franchise Taxes and related penalties owed to, the appropriate Governmental Authority in the State of Texas within the 45-day window outlined in the Texas Notice and, in all events, prior to the

Closing. Seller and the Company shall keep Buyer reasonably informed with respect to the progress of such efforts, including by providing copies of all communications to and from such Governmental Authority. Notwithstanding anything to the contrary in this Agreement, any amount of Taxes, penalties, and interest related to the Texas Notice that remain under dispute at the time of Closing shall, without duplication, be taken into account and included as an item of Indebtedness.

7.14 Virginia Tax Matter. Seller and the Company shall undertake reasonable best efforts to favorably resolve the matters underlying the Notice of Return Adjustment (“Virginia Notice”) addressed to the Company and its Subsidiaries and dated June 5, 2026, including by, as necessary, filing any amended Tax Returns with, and paying any outstanding Taxes and related penalties owed to, the appropriate Governmental Authority in the Commonwealth of Virginia prior to the Closing. Seller and the Company shall keep Buyer reasonably informed with respect to the progress of such efforts, including by providing copies of all communications to and from such Governmental Authority. Notwithstanding anything to the contrary in this Agreement, any amount of Taxes, penalties, and interest related to the Virginia Notice that remain under dispute at the time of Closing shall, without duplication, be taken into account and included as an item of Indebtedness.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Each Party to Close. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) No Governmental Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions.

(b) Regulatory Filings. The applicable waiting period, if any, under the HSR Act, shall have expired or been terminated,.

8.2 Conditions to Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the Transactions shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants(b) . (i) The representations and warranties of Buyer set forth in Article VI shall be true and correct (when read without any exception or qualification as to materiality) as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of such representations and warranties to be true and correct, would not materially and adversely affect the ability of Buyer to pay the Aggregate Payments, to perform its obligations hereunder or to consummate the Transactions and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Buyer at or prior to the Closing shall have been performed or complied with in all material respects.

(b) Closing Deliverables(c) . Buyer shall have delivered, or caused to be delivered, to Seller the items set forth in Section 2.3(a).

8.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction, fulfillment or written waiver by Buyer, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) (A) The representations and warranties of the Company set forth in Article IV and of Seller set forth in Article V, in each case, other than the Fundamental Representations and the representation and warranty set forth in clause (ii) of the first sentence of Section 4.7, shall be true and correct (when read without any exception or qualification as to materiality or Material Adverse Effect) as of the Closing Date as though made on the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct as of such date), except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect, (B) each Fundamental Representation shall be true and correct in all respects to the extent such Fundamental Representation is qualified as to materiality or Material Adverse Effect and shall be true and correct in all material respects to the extent such Fundamental Representation is not so qualified as to materiality or Material Adverse Effect, in each case, as of the Closing Date as though made on the Closing Date (except that those representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such date) and (C) the representation and warranty set forth in clause (ii) of the first sentence of Section 4.7 shall be true and correct in all respects as of the Closing Date as though made on the Closing Date and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by the Company or Seller at or prior to the Closing shall have been performed or complied with in all material respects.

(b) Closing Deliverables. Seller shall have delivered, or caused to be delivered, to Buyer the items set forth in Section 2.3(b).

(c) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect has occurred.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and unappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or other obligation under this Agreement has been the primary cause of, or has primarily resulted in, the issuance of such Order or the failure of such Order to be vacated, lifted or made inapplicable to the Transactions;

(c) by either Seller, on the one hand, or Buyer, on the other hand, by written notice to the other party if the Transactions shall not have been consummated on or before the date that is three (3) months following the date of this Agreement (the “Outside Date”); provided, that if all the conditions to the Closing other than the conditions set forth in Section 8.1(a) (to the extent the applicable Order is related to any Antitrust Law) or Section 8.1(b) have been satisfied or waived or are capable of being satisfied at such time, then the Outside Date shall automatically be extended until the date that is six (6) months after the initial Outside Date, unless, in either case, the failure to consummate the Transactions on or prior to such date is the result of any breach in any material respect of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(c); provided, that in the event a party has initiated proceedings to specifically enforce this Agreement and such proceedings are still pending on the date that would otherwise be the Outside Date, the Outside Date shall be automatically extended by (i) the amount of time during which such proceedings are pending plus five (5) Business Days or (ii) such other time period established by the court presiding over such proceedings; provided, further, in no event shall the Outside Date be extended more than six (6) months after the initial Outside Date;

(d) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Buyer’s representations and warranties or breach by Buyer is curable by Buyer prior to the Outside Date through the exercise of reasonable best efforts, then Seller may not terminate this Agreement under this Section 9.1(d) prior to the earlier of (i) thirty (30) days following the receipt of written notice from Seller to Buyer of such breach and Seller’s intention to terminate as a result of such breach pursuant to this Section 9.1(d) and (ii) the Business Day immediately prior to the Outside Date (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by Buyer is cured prior to such time in which Seller may terminate this Agreement pursuant to this Section 9.1(d)); or

(e) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Seller set forth in this Agreement, or if any representation or warranty of the Company or Seller shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s or Seller’s representations and warranties or breach by the Company or Seller is curable by the Company or Seller prior to the Outside Date through the exercise of reasonable best efforts, then Buyer may not terminate this Agreement under this Section 9.1(e) prior to the earlier of (i) thirty (30) days following the receipt of written notice from Buyer to the Company and Seller of such breach, and Buyer’s intention to terminate as a result of such breach pursuant to this Section 9.1(e), and (ii) the Business Day immediately prior to the Outside Date (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by the Company or Seller is cured prior to such time in which Buyer may terminate this Agreement pursuant to this Section 9.1(e)).

9.2 Effect of Termination.

(a) In the event of any termination of this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement (other than obligations that by their terms are to be performed following any such termination); provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any willful and material breach of this Agreement; provided, further, without limiting the foregoing, that a failure of Buyer to consummate the Transactions in accordance with the terms of this Agreement, or comply with its obligations under Section 7.4, shall be deemed to be a willful and material breach in all circumstances; provided, further, that notwithstanding the foregoing, the terms of Section 7.3, this Article IX and Article X shall survive any termination of this Agreement and shall remain in full force and effect.

(b) For the avoidance of doubt, Seller and the Company shall be entitled to (i) seek specific performance to enforce the provisions of this Agreement prior to terminating this Agreement subject to the terms of Section 10.14, and (ii) seek either the Buyer Termination Fee or, if the Buyer Termination Fee is not applicable, other monetary damages against Buyer following a termination of this Agreement to the extent provided in this Agreement (subject to Section 9.2(a)), but shall not be entitled to both specific performance and the payment of any such monetary damages (other than reimbursement of Seller’s out of pocket costs and expenses (including reasonable attorney’s fees and expenses) incurred by them in enforcing their specific performance rights hereunder, solely in the event that Seller is the prevailing party in such Proceeding).

9.3 Termination Fee.

(a) If this Agreement is terminated by Seller or Buyer pursuant to (i) Section 9.1(c) and, at the time of such termination, any of the conditions to the Closing set forth in Section 8.1(a) (to the extent the applicable Order is related to any Antitrust Law) or Section 8.1(b) is not satisfied or (ii) Section 9.1(b) and the Order giving rise to such termination pursuant to Section 9.1(b) is related to any Antitrust Law (or by Seller or Buyer pursuant to Section 9.1(c) at a time when Seller or Buyer has the right to terminate pursuant to Section 9.1(b) where the Order giving rise to such termination pursuant to Section 9.1(b) is related to any Antitrust Law), then Buyer shall pay, or cause to be paid, to the Company an aggregate amount equal to $77,000,000 (such payment, the “Buyer Termination Fee”), such payment to be made by wire transfer of immediately available funds within two (2) Business Days after the date of such termination in the event of a termination by Seller or concurrently with such termination in the event of a termination by Buyer. Notwithstanding the foregoing, Buyer shall not be obligated to pay the Buyer Termination Fee if, at the time of such termination for any reason, Buyer would have been entitled to terminate this Agreement pursuant to Section 9.1(e).

(b) Each of the parties to this Agreement acknowledges and agrees that (i) the agreements and other provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements, the parties would not enter into this Agreement, and (ii) the Buyer Termination Fee if, as and when required to be paid in accordance with this Section 9.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(c) If Buyer fails to pay the Buyer Termination Fee when due, (i) such fee shall accrue interest for the period commencing on the date such fee or other amount became past due through the date such fee is actually paid, at a rate equal to (A) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (B) five percent (5.0%) and (ii) Buyer shall pay to the Company and Seller all of its reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and the fees and expenses of any expert or consultant engaged by Seller and the Company) incurred in connection with any steps taken (including any Proceeding instituted by the Company or Seller) to collect the Buyer Termination Fee and such other amounts.

(d) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.2(b), Section 10.14 and this Section 9.3(d), each of the parties to this Agreement expressly acknowledges and agrees that either (i) the right of the Company to receive payment of the Buyer Termination Fee pursuant to, and in accordance with, Section 9.3(a) and the payment of any amounts payable under Section 9.3(c) or (ii) solely in circumstances where the Buyer Termination Fee is not payable, seek monetary damages pursuant to Section 9.2 (in connection with a willful and material breach or Fraud), and reimbursement for any costs and expenses in accordance with Section 10.2 (but subject to the limitations set forth in Section 9.2(b)) shall constitute the sole and exclusive remedy of Seller, the Company and their respective Related Parties (the “Company Related Parties”) against Buyer and its respective Related Parties (the “Buyer Related Parties”) for all losses, Liabilities and damages in respect of, related to or arising out of this Agreement or the termination thereof, or the Transactions (including any failure to consummate such Transactions), and upon the termination of this Agreement pursuant to Section 9.1 and payment of such amounts, none of the Buyer Related Parties shall have any further Liability or obligation to the Company Related Parties in respect of, relating to or arising out of this Agreement or the termination thereof, or the Transactions (including any failure to consummate such Transactions), except that nothing shall relieve Buyer of its obligations under Section 7.3 or this Article IX. For the avoidance of doubt, (x) Seller and the Company will be entitled to seek specific performance to cause the Closing to occur solely to the extent permitted by Section 10.14 prior to terminating this Agreement and triggering payment of the Buyer Termination Fee or other monetary damages, if applicable, but no party to this Agreement shall be entitled to both specific performance or any other equitable remedy to cause the Closing to occur pursuant to Section 10.14 and payment of the Buyer Termination Fee or other monetary damages, and under no circumstances shall Buyer be obligated to both specifically perform its obligations to consummate the Closing, on the one hand, and pay the Buyer Termination Fee or any other monetary damages, on the other hand; (y) in no event shall Buyer be obligated to pay the Buyer Termination Fee on more than one occasion, whether or not the Buyer Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events; and (z) in no event shall Buyer be obligated to pay both the Buyer Termination Fee, on the one hand, and any other monetary damages, on the other hand.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. Notwithstanding anything to the contrary in this Agreement, none of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, and no claim for any breach or inaccuracy in such representations or warranties may be made after the Closing. Without limiting the generality of the foregoing, from and after the Closing, except in the case of Fraud, no Seller or Seller Releasee shall have any liability or obligation to Buyer or any of its Affiliates or their respective successors or assigns arising out of or relating to any breach or inaccuracy of any representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement, and Buyer, for itself and on behalf of its Related Parties and their respective successors and assigns, hereby irrevocably waives, releases and discharges, effective as of the Closing, any and all claims, rights and remedies against Seller Releasees with respect thereto. None of the covenants or agreements of any party to this Agreement required to be performed or complied with by such party prior to the Closing shall survive the Closing except to the extent such covenant or agreement is also required to be performed at or after the Closing, and no claim for any breach of or failure to perform any such covenant or agreement may be made after the Closing. Unless otherwise indicated, the covenants and agreements set forth in this Agreement which by their terms are required to be performed at or after the Closing shall survive the Closing until they have been performed or satisfied. The parties to this Agreement have specifically relied upon this Section 10.1 in agreeing to enter into this Agreement pursuant to the terms and conditions hereof, including with respect to the specific representations and warranties set forth herein. The foregoing shall not limit (a) any claim for Fraud by a Person in respect of the representations and warranties set forth in this Agreement (in each case, subject to the express limitations and qualifications therein) or in any certificate delivered hereunder or (b) the RWI Policy.

10.2 Expenses. Except as otherwise expressly provided in this Agreement (including in the definition of Transaction Expenses), all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the Transactions, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for (a) all Transfer Taxes that it is responsible for pursuant to Section 7.7(a), (b) all fees and expenses of the Escrow Agent, (d) all fees, costs and deductibles associated with the RWI Policy and (e) a “tail” insurance policy required to be purchased by Buyer pursuant to Section 7.5(c).

10.3 Costs and Attorneys’ Fees. Subject to the limitations set forth herein, in the event that any Proceeding is instituted concerning or arising out of this Agreement, the prevailing party (as determined by a court of competent jurisdiction) shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such Proceeding, including any and all appeals and petitions therefrom.

10.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the U.S. return receipt requested, upon receipt, (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing, (iii) if sent by email (and an automated error or out-of-office message is not generated), on the date of transmission if sent on any Business Day prior to 5:00 p.m. New York time and otherwise on the next Business Day and (iv) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) if to the Company (prior to the Closing), to:

EDS Intermediate Holding, LLC

3740 Industrial Ave

Rolling Meadows, Illinois 60008

Attention: John Orlando

Email: john@epiqsolutions.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

Attention: Luke Bergstrom and Chad Rolston

Email: luke.bergstrom@lw.com and chad.rolston@lw.com

(b) if to Seller, to:

EDS Topco, LP

c/o The Veritas Capital Vantage Fund, L.P.

9 West 57th Street, 32nd Floor

New York, NY 10019

Email: jwu@veritascapital.com; dashiru@veritascapital.com

Attention: Jeffrey Wu; Dipo Ashiru

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, California 94111

Attention: Luke Bergstrom and Chad Rolston

Email: luke.bergstrom@lw.com and chad.rolston@lw.com

(c) if to Buyer or, if after the Closing, to the Company, to:

TTM Technologies North America, LLC

c/o TTM Technologies, Inc.

1000 Executive Parkway, Suite 220

St. Louis, MO 63141

Attention: General Counsel

Email: legal@ttmtech.com

with a copy (which shall not constitute notice) to:

Polsinelli PC

7676 Forsyth Boulevard

Suite 800

Saint Louis, MO 63105

Attention: Ruben Chuquimia; Raymond Jacobi

Email: rchuquimia@polsinelli.com; rjacobi@polsinelli.com

10.5 Public Announcements

. Unless otherwise required by applicable Law or obligations pursuant to any listing agreement with or rules of any national securities exchange, no party to this Agreement shall make any public announcements in respect of this Agreement or the Transactions, or otherwise communicate with any news media regarding this Agreement or the Transactions, without the prior written consent of the other parties to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed). If a public statement is required to be made pursuant to applicable Law, the parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof. Promptly following the Closing, the parties shall issue a mutually agreed upon press release announcing the consummation of the Transactions (the “Closing Press Release”), the form and substance of which shall be agreed upon by the Company and Buyer prior to the Closing. Following the issuance of the Closing Press Release, any party may make public statements or disclosures regarding this Agreement or the Transactions without the consent of the other parties, provided that such statements or disclosures are required by applicable Law or obligations pursuant to any listing agreement with or rules of any national securities exchange or (i) are consistent with the information contained in the Closing Press Release or any other press release or public disclosure previously approved in writing by the parties and (ii) do not disclose any information regarding this Agreement or the Transactions that was not included in the Closing Press Release or any other press release or public disclosure previously approved in writing by the parties. Notwithstanding anything to the contrary in this Section 10.5, Buyer, Seller and their respective Affiliates may, without the consent of any other party, disclose the existence of this Agreement, the Transactions and any terms hereof (including, for the avoidance of doubt, the purchase price and other financial terms) to (a) their respective direct or indirect equityholders, members, investors (including prospective investors), co-investors (including prospective co-investors), financing sources (including prospective financing sources), lenders, investment bankers, attorneys, accountants, advisors and other representatives, (b) any bona fide prospective purchaser of, or investor in, any direct or indirect equity interest in any such Person or any of its Affiliates and (c) in connection with their ordinary course business operations, including fund-formation, fundraising, marketing, syndication, investor relations, informational or reporting activities.

10.6 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation. Any reference to a Governmental Authority shall be deemed also to refer to any successor thereto unless the context requires otherwise. Any reference to a Contract shall include all exhibits, schedules, annexes and amendments thereto. Any reference to “days” shall mean calendar days unless “Business Days” is expressly specified. If any action is required to be taken or notice is required to be given on a day that is not a Business Day, such action or notice shall be deemed to be required to be taken or given on the next succeeding Business Day. All references to “$” or “dollars” shall mean United States dollars. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation,” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa, (iii) words of one gender shall be deemed to include the other gender as the context requires, (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified, (v) the use of the word “or” shall not be exclusive, (vi) the words “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if,” and (vii) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Financial Statements.

10.7 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their reasonable best efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid, illegal or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

10.8 Entire Agreement

. This Agreement (including the Company Disclosure Schedule, the Seller Disclosure Schedule, the other Schedules and the Exhibits to this Agreement) and the other Transaction Documents constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the other Transaction Documents, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the other Transaction Documents, except as otherwise expressly provided in this Agreement or any other Transaction Document.

10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, delegated or otherwise transferred by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment, delegation or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and permitted assigns.

10.10 No Third-Party Beneficiaries

. This Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the Indemnified Parties under Section 7.5, (b) Seller Releasees under Section 7.9(a), (c) the Buyer Releasees under Section 7.9(b), and (d) the Debt Financing Sources with respect to this Section 10.10 and Sections 10.11, 10.12, 10.13 and 10.17, each of which shall expressly inure to the benefit of, and be enforceable by, the Debt Financing Sources.

10.11 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.11. Notwithstanding anything to the contrary in this Agreement, no amendment, modification, waiver or termination of any provision of Section 10.10, this Section 10.11, or Sections 10.12, 10.13 or 10.17 (and any provision of this Agreement and definitions of the defined terms used herein (including the definition of “Debt Financing Source”), in each case to the extent such provision is applicable to or for the benefit of the Debt Financing Sources, shall be effective in a manner materially adverse to any Debt Financing Source without the prior written consent of the applicable Debt Financing Sources.

10.12 Governing Law; Consent to Jurisdiction. Except as set forth further below in this Section 10.12, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within such State. Except as set forth further below in this Section 10.12, each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court, sitting within the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, the other Transaction Documents, or the Transactions, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in any state or federal court sitting within the State of Delaware, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for in the notices in Section 10.4. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, each party acknowledges and irrevocably agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source and arising out of or relating to the Debt Financing, the Debt Commitment Letters, any definitive financing documents relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereof shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and the United States District Court for the Southern District of New York, and any appellate court thereof and each party hereto irrevocably submits itself and its assets and properties with respect to any such Proceeding to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by, and construed in accordance with, the applicable Laws of the State of New York, without giving effect to any choice-of-law or conflict-of-law provision or rule that would cause the application of the applicable Laws of any jurisdiction other than the State of New York; (c) agrees that it will not bring or support, or permit any Seller Related Party to bring or support, any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Debt Financing Source in any way arising out of relating to this Agreement, the Debt Financing, the Debt Commitment Letters, any definitive financing documents relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereof in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Seller Related Party in any such Proceeding shall be effective if notice is given in accordance with Section 10.4; (e) irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such Proceeding in any such court and any defense that any such Proceeding has been brought in an inconvenient forum; (f) agrees that no

Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature and (g) agrees that the Debt Financing Source are express third-party beneficiaries of, and may enforce, any of the provisions of Section 10.11, this Section 10.12, Section 10.13 and Section 10.17, and that such provisions (and any other provision of this Agreement, including the definition of “Debt Financing Source”, to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of Section 10.11, this Section 10.12, Section 10.13 and Section 10.17) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

10.13 Waiver of Jury Trial.

(a) EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

(b) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY TO THIS AGREEMENT, ON BEHALF OF ITSELF AND ANY OF ITS AFFILIATES AND REPRESENTATIVES, HEREBY IRREVOCABLY, KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING INVOLVING ANY DEBT FINANCING SOURCE AND ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTERS AND ANY DEFINITIVE FINANCING DOCUMENTS TO THE EXTENT RELATING TO THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE THEREOF IN RELATION THERETO.

10.14 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that (i) the parties to this Agreement shall be entitled to obtain an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by each other party to this Agreement under this Agreement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Company, Seller, or Buyer would have entered into this Agreement. Each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 10.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue. Notwithstanding anything to the contrary in this Agreement, none of Seller, the Company, any Group Entity or any of their respective Affiliates or representatives shall be entitled to seek or obtain specific performance, injunctive relief or any other equitable remedy against any Debt Financing Source in connection with this Agreement, the Debt Financing or the Transactions.

10.15 Provision Respecting Legal Representation; Attorney-Client Privilege.

(a) Each of the parties to this Agreement hereby acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that (i) Latham & Watkins LLP (collectively with its Affiliates, “Latham”) and Cassels Brock & Blackwell LLP (collectively with its Affiliates, “Cassels”) have acted as counsel to the Company and Seller and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions (the “Existing Representation”), (ii) neither Latham nor Cassels has acted as counsel to Buyer or any of its Affiliates in connection with the Transactions and no attorney-client relationship or solicitor-client relationship exists or shall be deemed to exist between Latham or Cassels, on the one hand, and Buyer or any of its Affiliates, on the other hand, as a result of the Existing Representation, and (iii) following consummation of the Transactions, Latham or Cassels (or any successor of either) may serve as counsel to any member of Seller Group, or any director, member, partner, officer, employee or Affiliate of any of the foregoing, in connection with any matter, including any litigation, claim, dispute or obligation arising out of or relating to this Agreement, any other Transaction Document or the Transactions (any such representation, a “Post-Closing Representation”), notwithstanding the Existing Representation. Each of the parties to this Agreement hereby (A) consents to the Existing Representation and any Post-Closing Representation, (B) waives any conflict of interest arising from the Existing Representation or any Post-Closing Representation, (C) agrees that it shall not, and shall cause its Affiliates not to, seek to disqualify Latham or Cassels from any applicable Post-Closing Representation, and (D) agrees to cause any Affiliate thereof to consent to and waive any conflict of interest arising from the Existing Representation or any Post-Closing Representation.

(b) Buyer waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, solicitor-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between Latham or Cassels, on the one hand, and Seller Group, or any advice given to Seller Group by Latham or Cassels, occurring during the Existing Representation (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between Seller Group and one or more of Buyer and its Affiliates, it being the intention of the parties to this Agreement that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privileges, shall be retained by Seller, and shall not pass to or be claimed or used by Buyer, except as provided in the last sentence of this Section 10.15(b). Furthermore, Buyer (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with Seller Group shall not be subject to any joint privilege (whether or not the Company also received such advice or communication) and shall be owned solely by Seller Group. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than Seller Group, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of Seller Group to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of Seller.

(c) All Pre-Closing Privileges, and all books, records, files, documents, data, emails and other materials of the Company or any other Group Entity containing or reflecting any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Transactions and shall not be assets of the Company or any other Group Entity following the Closing. Prior to or promptly following the Closing, all Privileged Materials in the possession of the Company or any other Group Entity shall be delivered to Seller (on behalf of Seller and its Affiliates), with no copies retained by the Company or any other Group Entity. Following the Closing, Buyer shall, and shall cause the Company and each other Group Entity to, (i) take all reasonable steps to preserve and protect the confidentiality of the Privileged Materials, (ii) promptly notify Seller upon discovery of any Privileged Materials in its possession, and (iii) promptly deliver any such Privileged Materials to Seller without retaining any copies. Absent the prior written consent of Seller, neither Buyer nor the Company nor any other Group Entity shall have any right of access to, or to use, any Privileged Materials.

(d) Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 10.15, including the opportunity to consult with counsel other than Latham and Cassels. This Section 10.15 shall be irrevocable, and no term of this Section 10.15 may be amended, waived or modified, without the prior written consent of Seller, Latham and Cassels.

10.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf), or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

10.17 Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claim, action, suit, investigation or other Proceeding of any kind based upon, arising out of or related to this Agreement, the other Transaction Documents or the Transactions may only be brought against the Persons that are expressly named as parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to such party. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, Affiliate, agent, financing source, attorney, advisor or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, at law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities of any party to this Agreement arising under, in connection with or related to this Agreement, the other Transaction Documents or the Transactions, or for any claim based on, in respect of, or by reason of this Agreement, the other Transaction Documents or the Transactions, or the negotiation, execution or performance hereof or thereof; and each party to this Agreement waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Notwithstanding anything to the contrary in this Agreement, none of Seller, the Company, any Group Entity or any of their respective Affiliates or representatives shall have any rights or claims against any Debt Financing Source, whether at law or in equity, in contract, in tort or otherwise, arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letters, any definitive financing documents relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereof, and no Debt Financing Source shall have any liability to Seller, the Company, any Group Entity or any of their respective Affiliates or representatives in connection with this Agreement, the Debt Financing, the Debt Commitment Letters, any definitive financing documents relating to the Debt Financing or any of the transactions contemplated hereby or thereby or the performance thereof; provided that nothing in this Section 10.17 shall limit the rights and obligations of the parties to the Debt Commitment Letters or any definitive financing documents relating to the Debt Financing pursuant to the terms thereof.

10.18 No Additional Representations; No Reliance.

(a) Buyer hereby acknowledges, agrees, represents and warrants that none of the Company, Seller or any of their respective Non-Recourse Affiliates, or any other Person acting on behalf of any of the foregoing Persons or any of their respective Affiliates or Representatives, has made, and Buyer is not relying on, any representation or warranty, express or implied (including as to the accuracy or completeness of any information regarding the Group Entities or their respective businesses, operations or assets), except for the express representations and warranties contained in Article IV (as modified by the Company Disclosure Schedule) and Article V (as modified by the Seller Disclosure Schedule). Buyer further agrees that no Group Entity, Seller or any of their respective Non-Recourse Affiliates, or any of their respective direct or indirect Affiliates or any of their respective Representatives, will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its Affiliates or its representatives, or such Person’s use of, any such information, or any information, document or material made available to Buyer or its Affiliates or their respective, counsel, accountants, consultants, advisors, agents or other representatives in certain “data rooms” and online “data sites,” management presentations, management interviews, the confidential information memorandum, the information provided pursuant to Section 7.2 or any other form in expectation or anticipation of the Transactions. Notwithstanding anything to the contrary contained in this Agreement, the agreements, covenants, representations and warranties of Buyer contained in Section 10.1 and this Section 10.18 shall survive the Closing indefinitely.

(b) The parties acknowledge and agree that, except for the representations and warranties contained in Articles IV, V, and VI, no party nor any other Person on behalf of any party makes any other express or implied representation or warranty with respect to such party or the Company Group.

(c) In connection with Buyer’s investigation of the Group Entities, Buyer has received, directly or indirectly, through its Affiliates, counsel, advisors, consultants, agents or other representatives, from or on behalf of the Company, Seller or their respective Affiliates, counsel, advisors, consultants, agents or other representatives, certain projections, including projected statements of operating revenues, income from operations and cash flows of the Group Entities (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Group Entities and other similar data. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that Buyer is well aware of such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data), and that none of Buyer or any of its Non-Recourse Affiliates shall have any claim under any circumstances against the Group Entities, Seller or any other Person with respect thereto or arising therefrom. Accordingly, none of the Company, Seller or their respective Non-Recourse Affiliates makes any representations or warranties whatsoever to Buyer or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the Transactions.

10.19 Made Available. The phrase “provided”, “made available to Buyer” or similar phrases as used in this Agreement shall mean that the subject documents were either posted to the virtual data room maintained by Seller or its representatives or delivered to Buyer or its accountants, attorneys or other agents, in each case, prior to 11:00 Eastern Time on the date hereof.

10.20 Disclosure Schedules.

(a) The Disclosure Schedules and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by the Company and Seller in this Agreement and shall not be construed or otherwise deemed to constitute any representation, warranty, covenant or obligation of the Company, Seller or any other Person except to the extent explicitly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and shall be deemed exceptions to the applicable representation, warranty, covenant or obligation, as applicable. No reference in the Disclosure Schedules to any agreement or document, in and of itself, shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Disclosure Schedules relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Disclosure Schedules shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement. The Disclosure Schedules are arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one section or subsection of the Disclosure Schedules shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent. The inclusion of any cross-references to any section or subsection of the Disclosure Schedules, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Disclosure Schedules are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Disclosure Schedules or to expand, modify or influence the scope of the information required to be disclosed in the Company Disclosure Schedule or the interpretation of this Agreement.

(b) The information contained in the Disclosure Schedules is confidential, proprietary information of the Company and Seller, and Buyer shall be obligated to maintain and protect such confidential information pursuant to this Agreement and the Confidentiality Agreement. In disclosing the information in the Disclosure Schedules, each of the Company and Seller expressly does not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.

10.21 Buyer Parent Guarantee.

(a) Guaranty of Payment and Performance. Buyer Parent hereby absolutely, irrevocably and unconditionally guarantees to Seller (i) the due and punctual payment when due (whether upon acceleration or otherwise) of all of Buyer’s payment obligations under or in respect of this Agreement, including, without limitation, all amounts payable by Buyer under Section 2.2, Section 9.3 and any other payment obligations of Buyer hereunder, and any obligations or liabilities of Buyer arising from any breach of this Agreement (including damages), and (ii) the full and prompt performance of all of Buyer’s obligations, covenants and agreements contained in this Agreement (collectively, the “Guaranteed Obligations”); provided, however that “Guaranteed Obligations” shall not include, and Buyer Parent shall not be deemed to guarantee, any of Buyer’s obligations hereunder that Buyer is no longer obligated to perform pursuant to, and in accordance with, the terms of this Agreement. This guarantee is an unconditional guaranty of both payment and performance and not merely of collection with respect to any Guaranteed Obligation.

(b) Unconditional Obligations; Non-Release. Buyer Parent’s liability hereunder is absolute, unconditional, irrevocable and continuing and shall not be released or discharged, in whole or in part, or otherwise affected, by (i) any modification, amendment or waiver of, or any consent to departure from, the terms and conditions of this Agreement that may be agreed to by the other Parties in accordance with the terms of this Agreement, (ii) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Buyer or any other Person, (iii) any insolvency, bankruptcy, reorganization or other similar proceeding instituted by or against Buyer, (iv) any change in the time, place or manner of payment or performance of any Guaranteed Obligation, (v) any change in the corporate existence, structure or ownership of Buyer, or any addition or substitution of any Person now or hereafter liable with respect to the Guaranteed Obligations, (vi) the adequacy of any other means Seller may have of obtaining payment or performance of the Guaranteed Obligations, or (vii) any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Buyer Parent hereby covenants and agrees that it shall not institute any Proceeding asserting that this guarantee is illegal, invalid or unenforceable in accordance with its terms.

(c) Waivers. To the fullest extent permitted by applicable Law, Buyer Parent hereby expressly waives: (i) any Law that would otherwise require any election of remedies by Seller; (ii) promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligation and all other notices of any kind (except for notices expressly required to be provided to Buyer under this Agreement); (iii) all defenses which may be available by virtue of any stay, moratorium law or other similar applicable Law now or hereafter in effect; (iv) any right to require the marshalling of assets of Buyer or any other Person interested in the Transactions; (v) all suretyship defenses generally; (vi) the existence of any claim, set-off or other right Buyer Parent may have at any time against Buyer or Seller, their respective Affiliates or any other Person, or that Buyer may have against Seller or any other Person; (vii) any defense based on the value, genuineness, validity, illegality or enforceability of this Agreement or any agreement or instrument referred to herein; and (viii) any other act or omission that may or might in any manner or to any extent vary the risk of, or operate as a discharge of, Buyer Parent as a matter of applicable Law or equity (other than indefeasible payment or performance in full of the Guaranteed Obligations or defenses available to Buyer under this Agreement, excluding any defenses relating to insolvency, reorganization, bankruptcy or other similar proceeding instituted by or against Buyer).

(d) Preserved Defenses. Buyer Parent shall be entitled to assert only those defenses against the claims of Seller which are available to Buyer under this Agreement or applicable Laws, other than defenses arising by reason of (i) the bankruptcy, dissolution, liquidation or insolvency of Buyer, (ii) the express waivers set forth in this Section 10.21, (iii) the lack of due authorization, execution or delivery by Buyer of this Agreement, or (iv) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for any Guaranteed Obligation.

(e) No Obligation to Pursue Buyer. When pursuing its rights and remedies hereunder against Buyer Parent, Seller shall be under no obligation to pursue such rights and remedies it may have against Buyer or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Seller to pursue such other rights or remedies or to collect any payments from Buyer or any such other Person or to realize upon or to exercise any such right of offset, and any release by Seller of Buyer or any such other Person or any right of offset, shall not relieve Buyer Parent of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Seller; provided, that prior to pursuing any rights or remedies hereunder against Buyer Parent, Seller shall provide Buyer with notice of Buyer’s non-performance and Buyer shall have thirty (30) days from the date of such notice to cure or contest its alleged non-performance and Seller shall not pursue any of its rights or remedies hereunder Buyer Parent unless and until such cure period has expired without Buyer having cured such alleged non-performance.

(f) Subrogation. To the fullest extent permitted by Law, Buyer Parent hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Buyer or any other Person interested in the Transactions that arise from the existence, payment, performance or enforcement of Buyer Parent’s obligations under or in respect of this Section 10.21, including any right of subrogation, reimbursement, exoneration, contribution, indemnification or set-off or similar rights, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Buyer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right; provided that nothing in this Section 10.21(f) shall prevent Buyer Parent from exercising any such rights after all of the Guaranteed Obligations shall have been indefeasibly paid or performed in full. Any payments or property received by Buyer Parent in violation of this Section 10.21(f) shall be held by Buyer Parent in trust for the sole benefit of Seller and shall be paid over to Seller upon Seller’s demand therefor.

(g) Reinstatement. This guarantee shall continue to be effective or shall be reinstated (as the case may be) if at any time (before or after termination of this guarantee) any payment by Buyer in connection with any Guaranteed Obligation is rescinded or must otherwise be restored or returned by Seller to Buyer or a trustee of Buyer’s estate upon the insolvency, bankruptcy or reorganization of Buyer, all as though such payment had not been made.

(h) Payment. If Buyer fails to pay or perform fully any Guaranteed Obligation as expressly provided in the terms and conditions of this Agreement, Buyer Parent will pay, or cause to be paid, or perform or cause to be performed, that Guaranteed Obligation directly to Seller promptly upon written demand by Seller delivered in accordance with Section 10.4. The liability of Buyer Parent under this Section 10.21 shall be payable immediately upon such written demand. Buyer Parent shall make payment of each Guaranteed Obligation with respect to payments in U.S. Dollars, free and clear of, and without deduction or withholding for, any taxes, levies, imposts, duties, charges or fees of any nature whatsoever.

(i) Continuing Guaranty; No Assignment. Unless terminated pursuant to Section 10.21(k), this guarantee shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Buyer Parent acknowledges that the delivery of this guarantee is a material inducement for Seller’s entry into this Agreement and that Buyer Parent will directly or indirectly benefit therefrom, and Buyer Parent agrees not to claim in any Proceeding that this guarantee is not supported by sufficient consideration or that a failure of consideration has occurred. Buyer Parent may not assign or delegate its rights or obligations under this Section 10.21 without the prior written consent of Seller, and any attempted assignment without such consent shall be void.

(j) Statute of Limitations. Buyer Parent agrees that payment or performance of any of the Guaranteed Obligations or other acts which toll any statute of limitations applicable to the Guaranteed Obligations or this Agreement shall also toll the statute of limitations applicable to Buyer Parent’s liability under this Section 10.21.

(k) Termination. The guarantee contained in this Section 10.21 shall terminate upon the earlier to occur of (a) the Closing and the indefeasible payment in full of all of Buyer’s payment obligations under Section 2.2 and (b) sixty (60) days following the termination of this Agreement pursuant to Article IX and the payment of any amounts pursuant to Section 9.2 or Section 9.3, if applicable; provided that if a claim or demand is made by Seller hereunder prior to such termination, then this guarantee shall remain in full force and effect with respect to such claim or demand until the final resolution thereof.

(l) Representations and Warranties. Buyer Parent hereby represents and warrants to Seller that (i) Buyer Parent is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) Buyer Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all acts or proceedings required to be taken by Buyer Parent to authorize the execution and delivery of this Agreement and the performance of Buyer Parent’s obligations hereunder have been properly taken, (iii) this Agreement has been duly authorized, executed and delivered by Buyer Parent and, assuming the due and valid authorization, execution and delivery of this Agreement by the other Parties, constitutes the legal, valid and binding obligation of Buyer Parent, enforceable against Buyer Parent in accordance with its terms, (iv) the execution and delivery of this Agreement by Buyer Parent and the performance of Buyer Parent’s obligations hereunder will not, with or without notice, the passage of time or both, (A) violate any provision of the organizational documents of Buyer Parent, (B) violate any Law applicable to, binding upon or enforceable against Buyer Parent, (C) result in any breach of, or constitute a default under, any Contract to which Buyer Parent is a party or by which Buyer Parent is bound, or (D) require the consent or approval of any Governmental Authority or any other Person, (v) Buyer Parent directly or indirectly owns 100% of the equity interests in Buyer and expects to derive advantage from the Transactions, and (vi) Buyer Parent has, and will maintain, a sufficient amount of capital, or has and will have the financial capacity, in each case, necessary for Buyer Parent to pay and perform its obligations under this Section 10.21 when such amounts become due and payable for so long as this guarantee shall remain in effect.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its respective officers thereunto duly authorized, as of the date first above written.

BUYER

TTM TECHNOLOGIES NORTH AMERICA, LLC

By:	/s/ Dan Weber
Name: Dan Weber
Title: Executive Vice President, General Counsel and Secretary

BUYER PARENT

TTM TECHNOLOGIES, INC.

By:	/s/ Dan Weber
Name: Dan Weber
Title: Executive Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its respective officers thereunto duly authorized, as of the date first above written.

COMPANY

EDS INTERMEDIATE HOLDING, LLC

By:	/s/ Oladipo Ashiru
Name: Oladipo Ashiru
Title: Authorized Signatory

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its respective officers thereunto duly authorized, as of the date first above written.

SELLER:

EDS TOPCO, LP

By:	/s/ Jeffrey Wu
Name: Jeffrey Wu
Title: Chief Executive Officer

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